SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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Cincinnati Bell Inc.

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Cincinnati Bell Inc.
221 East Fourth Street
Cincinnati, Ohio 45202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 30, 2015
To Our Shareholders:
The 2015 Annual Meeting of Shareholders of Cincinnati Bell Inc. (the “Company”) will be held on Thursday, April 30, 2015, at 11:00 a.m., Eastern Time, at the Queen City Club, 331 East Fourth Street, Cincinnati, Ohio 45202, for the following purposes:

1	To elect eight directors to serve a one-year term ending in 2016;

2	To seek advisory approval of the Company's executive compensation;

3	To seek shareholder approval of an amendment to the Cincinnati Bell Inc. 2007 Long Term Incentive Plan;

4	To ratify the appointment of the Company's independent accountants to audit the financial statements of the Company for the year 2015; and

5	To consider any other matters that may properly come before the meeting or any adjournments or postponements of the meeting.

The Board of Directors has established the close of business on March 2, 2015 as the record date (the “Record Date”) for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting. Only shareholders of record at the close of business on the Record Date are entitled to vote on matters to be presented at the Annual Meeting.
Your vote is important. Your prompt response will also help reduce proxy costs and will help you avoid receiving follow-up telephone calls or mailings. Please vote as soon as possible.
Also, the Company has elected to take advantage of Securities and Exchange Commission rules that allow the Company to furnish proxy materials to you and other shareholders on the internet.

By Order of the Board of Directors

Christopher J. Wilson
Vice President, General Counsel and Secretary
March 20, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 30, 2015: The Proxy Statement and Annual Report are available at www.proxyvote.com

CINCINNATI BELL INC.
221 East Fourth Street
Cincinnati, Ohio 45202
PROXY STATEMENT
For the Annual Meeting of Shareholders
to be held on Thursday, April 30, 2015
This Proxy Statement is furnished to the shareholders of Cincinnati Bell Inc., an Ohio corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors for use at the 2015 Annual Meeting of Shareholders. The Annual Meeting will be held on Thursday, April 30, 2015, at 11:00 a.m., Eastern Time, at the Queen City Club, 331 East Fourth Street, Cincinnati, Ohio 45202. The Notice of Annual Meeting of Shareholders, the Proxy Statement, the Company's Annual Report on Form 10-K for the year ended December 31, 2014, and the Company's Summary 2014 Annual Report are being furnished to the shareholders beginning on or about March 20, 2015.
The Company's Board of Directors has established the close of business on March 2, 2015 as the record date (the “Record Date”) for determining shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting. Only shareholders of record at the close of business on the Record Date will be entitled to vote on matters to be presented at the Annual Meeting.
The agenda for the Annual Meeting is as follows:

1	To elect eight directors to serve a one-year term ending in 2016;

2	To seek advisory approval of the Company's executive compensation;

3	To seek shareholder approval of an amendment to the Cincinnati Bell Inc. 2007 Long Term Incentive Plan;

4	To ratify the appointment of the Company's independent accountants to audit the financial statements of the Company for the year 2015; and

5	To consider any other matters that may properly come before the meeting or any adjournments or postponements of the meeting.
PLEASE VOTE - YOUR VOTE IS IMPORTANT

Cincinnati Bell Inc. and its consolidated subsidiaries ("Cincinnati Bell," "we," "our," "us" or the "Company") provides integrated communications solutions - including high-speed internet, data, video, and local and long distance voice - that keep residential and business customers in Greater Cincinnati connected with each other and with the world. In addition, business customers across the United States rely on Cincinnati Bell Technology Solutions, a wholly-owned subsidiary, for the sale and service of efficient, end-to-end communications and IT systems and solutions. Cincinnati Bell also owns approximately 44% of CyrusOne Inc. (NASDAQ: CONE) ("CyrusOne"), which specializes in highly reliable enterprise-class, carrier-neutral data center properties.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
Q: Why am I receiving these proxy materials?
A: The Company's Board of Directors (the “Board”) is providing these proxy materials to you in connection with the Annual Meeting of Shareholders, which will take place on April 30, 2015. As a shareholder, you are invited to attend the meeting and are entitled to vote on the proposals described in this Proxy Statement.
Q: What information is contained in the package of materials that I received?
A: The Company's combined Proxy Statement, Summary 2014 Annual Report and Annual Report on Form 10-K for the year ended December 31, 2014, which includes our 2014 consolidated financial statements, contains information relating to the proposals to be voted on at the meeting, the voting process, the compensation of directors and certain officers and certain other information required by the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the rules and listing standards of the New York Stock Exchange (the “NYSE”). Although you are encouraged to vote either by the internet or by telephone, these materials, if received in printed form, also include a proxy card or voting instruction card for your use in voting by mail or at the Annual Meeting.

Q: What proposals will be voted on at the meeting?

A1:	The election of eight directors to serve a one-year term ending in 2016;

A2:	The advisory approval of the Company's executive compensation;

A3:	The approval of an amendment to the Cincinnati Bell Inc. 2007 Long Term Incentive Plan (the “2007 Long Term Incentive Plan”); and

A4:
The ratification of the appointment of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche LLP”) as the independent registered public accounting firm (“Independent Registered Public Accounting Firm”) to audit the financial statements of the Company for the year 2015.

Q: What is the Board of Directors' voting recommendation?
A: The Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board;

•	“FOR” the advisory approval of the Company's executive compensation;

•	“FOR” approval of an amendment to the 2007 Long Term Incentive Plan; and

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm to audit the financial statements of the Company for the year 2015.

Q: Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
A: Pursuant to the rules of the SEC, the Company has elected to provide access to our proxy materials over the internet. Accordingly, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record and beneficial owners, which instructs them as to how they may submit their proxy on the internet. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. In addition, you may request to receive proxy materials in printed form by mail or by email on an ongoing basis.

Q: How can I get electronic access to the proxy materials?
A: Instructions regarding how to view the proxy materials for the Annual Meeting on the internet and to instruct the Company to send future proxy materials to you via email or in printed form are included in the Notice and on the website. If you elect to receive future proxy materials by email, the Company will save the cost of printing and mailing the proxy materials. You will also receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. The election to receive proxy materials by email will remain in effect until you terminate it.
Q: What shares can I vote?
A: You may vote all Company common shares and 6 3/4% Cumulative Convertible Preferred Shares that you own (or for which you have been given the right to provide instructions as to how such shares should be voted) as of the close of business on the Record Date. This includes: (i) shares held directly in your name as the shareholder of record, including common shares purchased through the Cincinnati Bell Employee Stock Purchase Plan; (ii) shares that are held by a trust used in connection with a Company employee or director plan pursuant to which the value of such shares has been credited to your account under such plan; and (iii) shares held for you as the beneficial owner through a broker or other nominee.
Q: What is the difference between holding shares as a shareholder of record and as a beneficial owner?
A: Many Cincinnati Bell shareholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Shareholder of Record
If your shares are registered directly in your name with Cincinnati Bell’s transfer agent, Computershare Investor Services, LLC, you are considered the shareholder of record for those shares. As a shareholder of record, you may grant your voting proxy over the internet, by mail, by telephone or you may vote your shares in person at the meeting.
Beneficial Owner
If your shares are held in a stock brokerage account or by another nominee (including a trust used in connection with a Company employee or director plan), you are considered the beneficial owner of shares held in street name, and your broker or nominee is considered to be the shareholder of record. If you are a participant in the Cincinnati Bell Inc. Retirement Savings Plan or the Cincinnati Bell Inc. Savings and Security Plan, you are the beneficial owner of the shares credited to your account. As the beneficial owner, a Notice and/or proxy card was forwarded to you by the shareholder of record. As the beneficial owner, you may direct and provide voting instructions to your broker or nominee to vote the shares held in your account by proxy over the internet or by telephone by following the instructions provided in the Notice or the proxy card. You can also mail your proxy to the Company by following the instructions provided in the proxy card (if forwarded by your broker or nominee). You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record authorizing you to vote the shares.

Q: How can I attend and vote my shares at the meeting?
A: Shares held directly in your name as the shareholder of record may be voted in person at the Annual Meeting. If you choose to attend the meeting and vote in person, you will need to provide proof of identification and then you will be presented a proxy card. Beneficial shares, held either in street name or credited to your account under a Company employee or director plan, cannot be voted at the Annual Meeting unless you obtain a signed proxy from the shareholder of record authorizing you to vote these shares.
Q: How can I vote my shares without attending the meeting?
A: The methods for voting without attending the meeting are:
By Internet - If you have internet access, you may submit your vote from any location by following the instructions provided in the Notice or the proxy card.
By Telephone - If you live in the United States or Canada, you may submit your vote by following the “Vote by Phone” instructions provided in the Notice or the proxy card.
By Mail - You may vote by mail by completing and signing your proxy card and mailing it in the accompanying enclosed, pre-addressed postage-paid envelope.

Q: What happens if I don't give specific voting instructions?
A: The effect of not providing specific voting instructions depends on if you are the shareholder of record or the beneficial owner of the shares.
Shareholder of Record
If you are a shareholder of record and (i) you indicate when voting on the internet or by telephone that you wish to vote as recommended by the Board, or (ii) you sign and return a proxy without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board on each of the matters presented in this proxy statement for which you did not provide specific voting instructions, and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.
Beneficial Owner
If you are deemed to be the beneficial owner of shares and do not provide the broker or nominee that holds your shares with specific voting instructions, the broker or nominee that holds such shares may generally vote on routine matters but cannot vote on non-routine matters, as provided by the rules of the NYSE. If the broker or nominee that holds such shares does not receive instructions on how to vote on a non-routine matter, the broker or nominee will inform the Inspector of Elections that it does not have authority to vote on such matter with respect to such shares. This is generally referred to as a “broker non-vote.” The Company encourages you to provide voting instructions to the broker or nominee that holds such shares by carefully following the instructions provided in the proxy card or as described above.
Q: Which ballot measures are considered "routine" or "non-routine"?
A: Proposal 1 (election of directors), Proposal 2 (advisory approval of the Company’s executive compensation), and Proposal 3 (approval of an amendment to the 2007 Long Term Incentive Plan) are considered non-routine matters, and your broker or nominee cannot vote your shares without your specific voting instructions. Proposal 4 (ratification of the Independent Registered Public Accounting Firm) is considered a routine matter, which generally allows your broker or nominee to vote your shares on this matter even if you do not provide specific voting instructions.
Q: How are abstentions treated?
A: Abstentions are counted for the purpose of determining whether a quorum is present. For the purpose of determining whether shareholders have approved Proposal 1 (election of directors), abstentions are not treated as votes cast affirmatively or negatively, and therefore have no effect on the outcome of such proposal. For the purpose of determining whether shareholders have approved Proposal 2 (advisory approval of the Company's executive compensation), Proposal 3 (approval of an amendment to the 2007 Long Term Incentive Plan) or Proposal 4 (ratification of the Independent Registered Public Accounting Firm), abstentions will have a negative effect on the outcome of such proposals.
Q: Can I change my vote?
A: Yes. You may change your voting instructions at any time prior to the vote at the Annual Meeting. You may change your vote by either: (i) granting a new proxy or voting instructions bearing a later date (which automatically revokes the earlier proxy or voting instructions) whether made on the internet, by telephone or by mail; (ii) if you are a shareholder of record, notifying the Company’s Secretary in writing that you want to revoke your earlier proxy; or (iii) if you are a shareholder of record attending the Annual Meeting, giving notice of your proxy revocation in open meeting and voting in person. Please note that in order to revoke your previously granted proxy at the Annual Meeting, you must specifically request the revocation of your previous proxy.
Q: What does it mean if I receive more than one Notice or more than one proxy card?
A: It means that your shares are registered differently or are in more than one account. Please provide voting instructions for all Notices and proxy cards that you receive.
Q: Where can I find the voting results of the meeting?
A: We will announce preliminary voting results at the meeting and publish final results in the Company's Current Report on Form 8-K, which will be filed on or before May 6, 2015.

Q: What happens if additional proposals are presented at the meeting?
A: Other than the proposals described in this Proxy Statement, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Phillip R. Cox, Lynn A. Wentworth and John M. Zrno, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of the nominees are not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.
Q: What classes of shares are entitled to be voted?
A: Each common share and each 6 3/4% Cumulative Convertible Preferred Share outstanding as of the close of business on the Record Date is entitled to vote on all items being voted upon at the Annual Meeting. You are entitled to one vote for each common share and one vote for each 6 3/4% Cumulative Convertible Preferred Share you own of record on the Record Date or to provide instructions on how to vote such shares in which you have a beneficial interest. The 6 3/4% Cumulative Convertible Preferred Shares will vote with the common shares as one class on each of the proposals described in this Proxy Statement. There are no cumulative voting rights for either class of shares. On the Record Date, we had 209,560,434 outstanding common shares and 155,250 6 3/4% Cumulative Convertible Preferred Shares outstanding.
Q: What is the quorum requirement for the meeting?
A: The quorum requirement for holding the meeting and transacting business is the presence, in person or by proxy, of a majority of the common and preferred shares issued and outstanding on the Record Date and entitled to vote at such meeting. However, if any particular action requires more than a simple majority because of the law, the NYSE rules, the Company’s Amended Articles of Incorporation or the Company’s Amended Regulations, that particular action will not be approved unless the required percentage of affirmative votes has been obtained or the required number of votes has been cast.
Abstentions are counted as present for the purpose of determining the presence of a quorum. If a routine matter is to be voted upon, broker non-votes are also counted as present for the purpose of determining the presence of a quorum. Since there is a routine matter to be voted upon this year, broker non-votes will be counted for determining the existence of a quorum.

Q: Who will count the votes?
A: A representative of Broadridge Financial Solutions, Inc. (“Broadridge”) will tabulate the votes and act as the Inspector of Elections.
Q: Is my vote confidential?
A: Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects voting privacy. Your vote will not be disclosed either within the Company or to third parties except (i) as necessary to meet applicable legal requirements, (ii) to allow for the tabulation of votes and certification of the vote, or (iii) to facilitate a successful proxy solicitation by the Board. Occasionally, shareholders provide written comments on their proxy card, which are forwarded to the Company’s management.
Q: Who will bear the cost of soliciting votes for the meeting?
A: The Company is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing the proxy materials. If you choose to access the proxy materials and/or vote via the internet, you are responsible for any internet access charges you may incur. In addition to the costs of mailing the proxy materials, the Company may also incur costs to provide additional copies of these proxy materials (if requested) and for its directors, officers and employees to solicit proxies or votes in person, by telephone or by electronic communication. Our directors, officers and employees will not receive any additional compensation for such activities. We have hired Georgeson Inc. to solicit proxies for $11,000 plus expenses. We have also hired Broadridge for a fee of approximately $10,000 plus expenses to assist us in facilitating the voting of proxies over the internet and serving as the Inspector of Elections. We will also reimburse brokerage houses and other nominees for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.
Q: What percentage of the Company's issued and outstanding voting shares do our directors and executive officers beneficially own?
A: Our directors and executive officers owned approximately 1% of our voting shares as of the Record Date.

Q: Do any of our shareholders hold more than 5% of the issued and outstanding shares of any class of the Company's voting stock?
A: As of the Record Date or an earlier date, if indicated, each of the following entities (together with their affiliates) indicated that it held more than 5% of the issued and outstanding common shares of the Company: GAMCO Investors, Inc. and affiliates, Blackrock, Inc., The Vanguard Group, and Wells Fargo & Company. GAMCO Investors, Inc. and affiliates also indicated it holds more than 5% of the 6 ¾% Cumulative Convertible Preferred shares of the Company. See page 33 for more details on the number of shares owned and percentage ownership as of the Record Date or an earlier date, if indicated.
Q: What is householding?
A: Householding is a process that allows the Company to reduce costs and increase efficiencies by mailing only one copy of Company communications to multiple shareholders who reside at the same household mailing address. If you and other shareholders at the same household mailing address are currently receiving only one copy of Company communications but would like to receive separate copies or are currently receiving multiple copies of Company communications but would like to participate in our householding program, please see the instructions on page 64.

BOARD STRUCTURE AND CORPORATE GOVERNANCE
Our business, property and affairs are managed under the direction of our Board. Members of our Board are kept informed of our business through discussions with our President and Chief Executive Officer and other officers, by reviewing materials provided to them, by visiting our offices and by participating in meetings of the Board and its committees.
General Information and Corporate Governance
The Company’s Amended Regulations provide that the Board shall consist of not less than nine nor more than 17 persons, with the exact number to be fixed and determined by resolution of the Board or by resolution of the shareholders at any annual or special meeting of shareholders. At this time, the Board has determined that the Board shall consist of nine members.
On July 8, 2014, Mr. Theodore H. Schell resigned from the Board as a director. Mr. Schell stated in his resignation letter that there were no disagreements between the Company and himself or the Board and himself relative to his resignation. Effective October 20, 2014, Mr. John W. Eck was appointed to the Board to fill the vacancy resulting from the resignation of Mr. Schell.
In addition, on January 23, 2015, Mr. Alan R. Schriber informed the Company that he would not seek re-election to the Board. At the time of this Proxy Statement, the Board had not yet identified a candidate to nominate to fill the vacancy created by Mr. Schriber’s decision not to stand for re-election. Mr. Schriber’s position on the Board will become a vacancy at the end of his term on April 30, 2015 while the Board conducts its search to identify a suitable candidate. The vacancy will be filled after the 2015 Annual Meeting in accordance with law and the Company’s Amended Regulations, and such candidate will be subject to election at the Annual Meeting immediately following his or her appointment to fill the vacant Board position.
The Company has a long-standing policy that the positions of Chairman of the Board (currently held by Mr. Cox) and Chief Executive Officer (currently held by Mr. Torbeck) should be held by separate persons, as discussed in its Corporate Governance Guidelines. The Company continues to believe that this structure is in the best interest of shareholders because it facilitates the Board’s oversight of management, allows the independent directors to be more actively involved in setting agendas and establishing priorities for the work of the Board, and is consistent with the principles of good corporate governance.
Our Board currently has the following four committees: (i) the Audit and Finance Committee, (ii) the Compensation Committee, (iii) the Governance and Nominating Committee, and (iv) the Executive Committee. The members and function of each committee are described below. During fiscal year 2014, the Board held nine meetings, and all directors attended at least 75% of all Board and applicable committee meetings during the period in which he or she served as a director.
Under the Company’s Corporate Governance Guidelines, directors are expected to attend the Annual Meeting of Shareholders. All of the directors, who were on the Board at the time, attended the 2014 Annual Meeting of Shareholders.
For information on how to obtain a copy of the Company's Corporate Governance Guidelines, please see page 64.
Evaluation of Director Independence
In accordance with the rules and listing standards of the NYSE and the Company’s Corporate Governance Guidelines, the Board affirmatively evaluates and determines the independence of each director and each nominee for election. Based on an analysis of information supplied by the directors, the Board evaluates whether any director has any material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company that might cause a conflict of interest in the performance of a director’s duties.

Based on these standards, the Board determined that each of the following persons who served as a non-employee director in 2014 is (or was) independent and has (or had) no relationship with the Company, except as a director and shareholder:

• Phillip R. Cox	• Theodore H. Schell**
• John W. Eck*	• Alan R. Schriber***
• Jakki L. Haussler	• Lynn A. Wentworth
• Craig F. Maier	• John M. Zrno
• Russel P. Mayer

* Mr. Eck was appointed to the Board effective October 20, 2014.
** Mr. Schell resigned from the Board effective July 8, 2014.
*** On January 23, 2015, Mr. Schriber informed the Board that he would not seek re-election at the 2015 Annual Meeting.

In addition, based on these standards, the Board determined that Mr. Torbeck was not independent because he served as the President and Chief Executive Officer of the Company in 2014.
Executive Sessions of Non-Employee Directors
The non-employee directors of the Company meet in executive session without management present at each regularly scheduled meeting of the Board. Mr. Cox presides at the meetings of the non-employee directors.

Committees of the Board
The following table sets forth the membership of the committees of the Board at the end of 2014:

Name of Director	Audit and Finance	Compensation	Governance and Nominating	Executive
Non-Employee Directors (a)
Phillip R. Cox	*	*	*	* (Chair)
John W. Eck (b)			*
Jakki L. Haussler	*	*
Craig F. Maier	*	* (Chair)		*
Russel P. Mayer			* (Chair)
Alan R. Schriber		*	*
Lynn A. Wentworth	* (Chair)	*		*
John M. Zrno	*		*

Employee Directors
Theodore H. Torbeck				*

(a)	All non-employee directors were determined by the Board to be independent directors.

(b)	Effective October 20, 2014, Mr. Eck was appointed to fill a vacancy on the Board.

In addition, Mr. Theodore H. Schell served as Chair of the Governance and Nominating Committee and a member of the Audit and Finance Committee and the Executive Committee until his resignation from the Board on July 8, 2014.

Audit and Finance Committee:  The Audit and Finance Committee currently consists of five persons, none of whom is an executive officer of the Company. The Audit and Finance Committee held five meetings during 2014. The purpose of the Audit and Finance Committee is, among other things, to assist the Board in its oversight of (i) the integrity of the financial statements of the Company, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independence and qualifications of the Independent Registered Public Accounting Firm, (iv) the Company’s risk assessment and risk management policies, and (v) the performance of the Company’s internal audit function and Independent Registered Public Accounting Firm. To this end, the Audit and Finance Committee meets in executive session with its own members and may also meet separately with the Independent Registered Public Accounting Firm, the Company’s internal auditors, General Counsel or members of management. The Audit and Finance Committee Charter provides a more detailed description of the responsibilities and duties of the Audit and Finance Committee. For information on how to obtain a copy of the Audit and Finance Committee Charter, please see page 64.
While the Board has ultimate responsibility for risk oversight, it delegates many of these functions to the Audit and Finance Committee. The Audit and Finance Committee receives regular updates on the Company’s existing and emerging risks from the Company’s Internal Audit department. The updates are based upon interviews with senior management of the Company as well as other key employees. The updates include risk rankings and a general description of risk mitigation activities pertaining to each item. In addition, the Audit and Finance Committee receives regular updates from the Company’s Chief Security Officer on cyber security risks and the actions being taken by his department to monitor and mitigate those risks. The Audit and Finance Committee also oversees the Company’s Security Breach Response and Notification Plan, which sets forth the Company’s plan for notifying affected persons and other stakeholders in the event a security breach involving personally identifiable information or protected health information triggers notification requirements under applicable law. The Audit and Finance Committee provides periodic updates to the full Board on risk oversight and cyber security matters.
In performing its duties, the Audit and Finance Committee meets as often as necessary and at least once each calendar quarter with members of management, the Company’s internal audit staff and the Independent Registered Public Accounting Firm. An agenda for each such meeting is provided in advance to the members of the Audit and Finance Committee.
The Board determined that each member of the Audit and Finance Committee satisfies the independence requirements of the rules and regulations of the SEC and the independence and other requirements of the rules and listing standards of the NYSE. No member of the Audit and Finance Committee serves on the audit committees of more than three public companies. In addition, the Board determined that Ms. Wentworth and Ms. Haussler are audit committee financial experts as defined in the regulations of the SEC and that each member of the Audit and Finance Committee is financially literate as defined by the rules and listing standards of the NYSE. For Ms. Wentworth’s and Ms. Haussler’s relevant experience, please see pages 17 - 19.
Compensation Committee:  The Compensation Committee currently consists of five persons, none of whom is an executive officer. The Compensation Committee held five meetings during 2014. The Compensation Committee is responsible for, among other things, ensuring that directors and certain key executives are effectively and competitively compensated in terms of base compensation and short- and long-term incentive compensation and benefits. In addition, the Compensation Committee evaluates the performance of the Chief Executive Officer and reviews with management the succession planning process for key executive positions. The Compensation Committee Charter provides a more detailed description of the responsibilities and duties of the Compensation Committee. For information on how to obtain a copy of the Compensation Committee Charter, please see page 64.
The Compensation Committee meets as often as necessary to perform its duties. The Compensation Committee also meets separately with the Company’s Chief Executive Officer and other corporate officers, as it deems appropriate, to establish and review the performance criteria and compensation of the Company’s executive officers. An agenda for each meeting is provided in advance to the members of the Compensation Committee.
The Board determined that each member of the Compensation Committee satisfies the independence requirements of the rules and listing standards of the NYSE.
Governance and Nominating Committee:  In 2014, the Governance and Nominating Committee consisted of five persons, none of whom is an executive officer. The Governance and Nominating Committee held four meetings during 2014. The Governance and Nominating Committee, among other things, identifies individuals to become members of the Board, periodically reviews the size and composition of the Board, evaluates the performance of Board members, makes recommendations regarding the determination of a director’s independence, recommends committee appointments and chairpersons to the Board, periodically reviews and recommends to the Board updates to the Company’s Corporate Governance Guidelines and related Company policies and oversees an annual evaluation of the Board and its committees. The Governance and Nominating Committee Charter provides a more detailed description of the responsibilities and duties of the Governance and Nominating Committee. For information on how to obtain a copy of the Governance and Nominating Committee Charter, please see page 64.

The Chief Executive Officer and the Secretary of the Company typically attend the meetings of the Governance and Nominating Committee. An agenda for each such meeting is provided in advance to the members of the Governance and Nominating Committee.
The Board determined that each member of the Governance and Nominating Committee satisfies the independence requirements of the rules and listing standards of the NYSE.
Executive Committee:  The Executive Committee currently consists of four persons, one of whom is the President and Chief Executive Officer of the Company. The Committee held three meetings during 2014. The Executive Committee acts on behalf of the Board in certain matters, when necessary, between Board meetings.
Director Nominations
The Governance and Nominating Committee will consider director candidates recommended by shareholders. The Governance and Nominating Committee did not receive, and therefore did not consider, any recommendations for director candidates by any shareholder for the 2015 Annual Meeting.
The Governance and Nominating Committee uses the following process to identify and evaluate director nominee candidates. Any qualified individual or group, including shareholders, incumbent directors and members of senior management, may at any time propose a candidate to serve on the Board. Background information on proposed candidates is forwarded to the Governance and Nominating Committee. For information on how to propose a candidate to serve on the Board, please see page 63. The Governance and Nominating Committee reviews forwarded materials relating to prospective candidates in the event of a director vacancy. A candidate selected from the review is interviewed by each member of the Governance and Nominating Committee, unless the member waives the interview requirement. If approved by the Governance and Nominating Committee, the candidate will be recommended to the full Board for consideration. The Governance and Nominating Committee evaluates shareholder-recommended candidates in the same manner that it evaluates all other candidates.
All nominees to the Board should possess the following attributes:

•	Established leadership reputation in his/her field;

•	Known for good business judgment;

•	Active in business;

•	Knowledge of business on a national/global basis;

•	Meets high ethical standards; and

•	Commitment to regular board/committee meeting attendance.
In addition, the Board will consider the following factors:

•	The nominee's familiarity with the field of telecommunications; and

•	Whether the nominee would contribute to the gender, racial and/or geographical diversity of the Board.
While the Company has not adopted a formal process or policy for making sure that diversity exists on the Board, the selection criteria used by the Governance and Nominating Committee when considering director nominees, as noted above, includes as a factor whether a nominee would contribute to the gender, racial and/or geographical diversity of the Board.
Mr. John W. Eck was appointed to the Board effective October 20, 2014. He is the only director nominee at the 2015 Annual Meeting who is standing for election by the shareholders for the first time. The Governance and Nominating Committee recommended Mr. Eck as a nominee to fill the vacancy created by the resignation of Mr. Theodore H. Schell on July 8, 2014. In addition, on January 23, 2015, Mr. Alan Schriber informed the Board that he would not be seeking re-election at the 2015 Annual Meeting. At the time of this Proxy Statement, the Governance and Nominating Committee is still identifying and evaluating potential candidates to fill the vacancy created by Mr. Schriber’s decision to not stand for re-election. Upon completion of the evaluation and nomination process described above, the Governance and Nominating Committee will recommend a candidate to the full Board for consideration to fill the vacant Board position created by Mr. Schriber's decision not to stand for re-election.

DIRECTOR COMPENSATION
Director Compensation Arrangements
The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that Directors spend in fulfilling their duties to the Company as well as the skill level required.
Compensation for Employee Directors
Directors who are also employees of the Company (or any subsidiary of the Company) receive no additional compensation for serving on the Board or its committees during the period of their employment. If such directors continue on the Board after their employment ends, such directors may receive additional compensation in connection with such continual service.
General Compensation Policy for Non-Employee Directors
Directors who are not employees of the Company or any subsidiary of the Company (“non-employee directors”) while serving as directors of the Company receive compensation from the Company for their service on the Board. The table below sets forth the annual compensation for non-employee directors in 2014.

Compensation Element	2014
Chairman of the Board Annual Retainer (a)	$320,000
Annual Board Retainer	$70,000
Annual Board Equity Award (b)	$70,000
Annual Audit and Finance Committee Chairman Retainer	$27,000
Annual Audit and Finance Committee Member Retainer	$15,000
Annual Compensation Committee Chairman Retainer	$18,000
Annual Compensation Committee Member Retainer	$10,000
Annual Governance and Nominating Committee Chairman Retainer	$16,000
Annual Governance and Nominating Committee Member Retainer	$10,000

(a)	The Chairman is not entitled to receive any of the other annual Board or Committee retainers described above; however, the Chairman is eligible for the Annual Board Equity Award.

(b)
The Annual Board Equity Award is paid in the form of an award grant under the Cincinnati Bell Inc. 2007 Stock Option Plan for Non-Employee Directors. In 2014, the Annual Board Equity Award was paid in the form of restricted stock units with an aggregate value of $70,000 and a one-year vesting period. On July 29, 2014, the Board increased the value of the Annual Board Equity Award to $80,000 beginning with the 2015 award grant.

Non-Employee Directors Deferred Compensation Plan
The Cincinnati Bell Inc. Deferred Compensation Plan for Outside Directors (the “Directors Deferred Compensation Plan”) currently allows each non-employee director of the Company to defer receipt of all or a part of his or her director fees and annual retainers and to have such deferred amounts credited to an account of the director under the plan. A non-employee director may also choose to have such deferrals assumed to be invested among a number of investment options that are designated for this purpose by the Compensation Committee of the Board, and his or her account under the plan is adjusted by the investment returns that would result if such amounts were invested in the investment options that he or she chooses.
Subject to future changes in the Directors Deferred Compensation Plan, the Board may, in its discretion, also credit to the plan account of any non-employee director of the Company an amount equal to the value of a number of Company common shares determined by the Board. The Board will exercise its discretion in crediting amounts to the plan accounts of the non-employee directors with the intent that such credits, together with other compensation that either is paid in the form of Company common shares or has its value determined in relation to the value of common shares (such grants and such other compensation referred to as “Company equity-based compensation”), is approximately equal to the median level of the value of equity-based compensation provided by comparable companies to their non-employee directors. In exercise of such discretion in 2014, no credits were made to the non-employee directors plan accounts. Any credit made by the Board in its discretion to a non-employee director’s account under the plan is also adjusted by the investment returns that would result if such amounts were invested exclusively in common shares of the Company. A non-employee director will generally be vested in the amounts credited to his or her account under the plan only if he or she completes at least five years of active service as a non-employee director of the Company (with a fraction of a year of service as a non-employee director being rounded up or down to the nearest whole year) or if he or she dies while a member of the Board.

A non-employee director of the Company may also have had additional amounts credited to his or her account under the Directors Deferred Compensation Plan based on his or her deferral of director fees and annual retainers for earlier years or on other extra amounts that were credited by the Company to his or her account under the plan in prior years. The portion of a non-employee director’s account under the plan that is attributable to such earlier credited amounts is also adjusted by the investment returns that would result if such amounts were invested in investment options that he or she chooses, in common shares or in other investments, depending on the particular credits that are involved.
Other than for certain circumstances described below and subject to future changes in the Directors Deferred Compensation Plan, a non-employee director of the Company can, if he or she complies with specific election rules and procedures set forth in or adopted under the plan and with the requirements of applicable law (including the American Jobs Creation Act of 2004, which generally applies to any compensation of a non-employee director that was or is credited to his or her account under the plan in 2005 or any later year), elect that the vested amounts credited to his or her account under the Directors Deferred Compensation Plan will not be received by him or her (and thereby generally will not be subject to federal income tax) until after he or she has ceased to be a member of the Board or until a specific year he or she chooses, that is not earlier than the year in which the sixth anniversary of his or her deferral election occurs. When the vested amounts are to be paid, he or she generally may elect to have the amounts distributed in a lump sum or in up to ten annual installments.
Each payment made to a non-employee director of the vested amounts credited to his or her account under the Directors Deferred Compensation Plan is made in the form of cash to the extent such amounts are deemed to be invested under the plan other than in common shares and will be distributed in the form of common shares to the extent such amounts are deemed to be invested under the plan in such shares; except that (i) the vested portion of his or her account under the plan that is attributable to any credit that is or has been made by the Board in its discretion to his or her plan account (or that is attributable to certain Board designated annual credits made to his or her plan account in earlier years) and (ii) the value of any vested amount that is deemed to be invested in a fractional common share will, in each such case, only be paid in cash.
The Company will reimburse a non-employee director for all reasonable commissions or similar costs he or she incurs in selling any common shares he or she receives under the Directors Deferred Compensation Plan, or make arrangements to permit the director to have such shares sold without commissions or similar fees charged to him or her, if the director wants to sell such shares shortly (generally within two weeks) after he or she receives them.
The Directors Deferred Compensation Plan provides three exceptions to the rules regarding the timing of distributions of a non-employee director’s account under the plan: (i) in the event of a change in control of the Company; (ii) at the election of the non-employee director in the event of severe financial hardship; and (iii) at the election of the non-employee director if he or she agrees to certain forfeitures and restrictions (although under the American Jobs Creation Act of 2004, this final exception cannot apply to amounts attributable to compensation credited on or after January 1, 2005, to a non-employee director’s account under the plan).
Until paid, all amounts credited to a non-employee director's account under the Directors Deferred Compensation Plan are not funded or otherwise secured, and all payments under the plan are made from the general assets of the Company.
The Directors Deferred Compensation Plan must comply with the requirements of the American Jobs Creation Act of 2004 in order to retain its ability to defer federal income tax on certain amounts credited to a non-employee director’s account under the plan. The Company has amended the plan to meet the requirements of the American Jobs Creation Act of 2004.

Non-Employee Directors Plan
The Company grants its non-employee directors time-based restricted shares and/or options to purchase common shares under the Cincinnati Bell Inc. 2007 Stock Option Plan for Non-Employee Directors, as amended (the “2007 Directors Plan”). Pursuant to the current terms of such plan, each non-employee director of the Company, at the discretion of the Board, may be granted a number of restricted common shares and/or a stock option for a number of common shares (as determined by the Board) on the date of each annual meeting, if such director first became a non-employee director of the Company before the date of such annual meeting and continues in office as a non-employee director after such meeting.
Under the 2007 Directors Plan, up to 1,000,000 common shares may in the aggregate be the subject of awards granted during the life of the plan, all of which could be subject to stock option awards or restricted stock awards. The Company has flexibility regarding the type of awards to issue. The Board will exercise its discretion in granting such options and/or time-based restricted shares with the intent that such grants, together with other Company equity-based compensation, provide Company equity-based compensation that is competitive with the value of equity-based compensation provided by comparable companies to their non-employee directors.

Under the 2007 Directors Plan, for 2014 and earlier, the Company annually granted awards with an aggregate value of $70,000 on the date of grant to each incumbent non-employee director. Awards granted in 2013 and earlier were in the form of time-based restricted shares and awards granted in 2014 were in the form of restricted stock units. The restricted shares issued in 2012 and prior vest on the third anniversary of the grant date, and the restricted shares issued in 2013 vest on the second anniversary of the grant date. The restricted stock units issued in 2014 vest on the first anniversary of the grant date. The Board determined that beginning in 2015 the Company would annually grant restricted stock unit awards that vest after one year and with an aggregate value of $80,000 on the date of grant to each incumbent non-employee director.
Each stock option granted to a non-employee director under the 2007 Directors Plan, or a predecessor plan, requires that upon the exercise of the option, the price to be paid for the common shares that are being purchased under the option will be equal to 100% of the fair market value of such shares as determined at the time the option is granted. With certain exceptions provided in the 2007 Directors Plan, a non-employee director of the Company who is granted an option under the plan generally will have ten years from the date of the grant to exercise the option.
In general, each award will require that the restrictions not lapse in full unless the non-employee director continues to serve as a director of the Company for the vesting period after the applicable award grant date or ends service as a Company director under special circumstances (e.g., death, disability, or attaining retirement age).
Director Compensation in 2014 Fiscal Year
The following table shows the compensation paid to our non-employee directors for the 2014 fiscal year:
Director Compensation for Fiscal 2014

Name	Fees Earned or Paid in Cash ($) (a)	Stock Awards ($) (b) (c)	Option Awards ($) (c)	Total ($)
Phillip R. Cox	320,000	70,000	—	390,000
John W. Eck (d)	—	—	—	—
Jakki L. Haussler	95,000	70,000	—	165,000
Craig F. Maier	98,231	70,000	—	168,231
Russel P. Mayer	81,044	70,000	—	151,044
Theodore H. Schell (e)	75,750	—	—	75,750
Alan R. Schriber	84,038	70,000	—	154,038
Lynn A. Wentworth	107,000	70,000	—	177,000
John M. Zrno	96,789	70,000	—	166,789

(a)	No Board member elected to defer fees or annual retainers in fiscal 2014.

(b)
The values reflect the aggregate grant-date fair value of the restricted stock units granted on May 6, 2014 computed in accordance with Accounting Standards Codification Topic 718, “Compensation - Stock Compensation” (“ASC 718”) for all awards. For a discussion of the valuation assumptions and methodology, see Note 14 to the Company’s Consolidated Financial Statements included in the Annual Report on Form 10-K for the year ended December 31, 2014.

(c)
As of December 31, 2014, the non-employee directors and former directors held an aggregate of 385,093 unvested stock awards and an aggregate of 102,400 option awards (granted in years prior to 2008), as set forth in the table below.

(d)	Mr. Eck was appointed to the Board on October 20, 2014 but did not receive any payments in 2014.

(e)	Mr. Schell resigned from the Board effective July 8, 2014 and forfeited the May 6, 2014 restricted stock grant.

Name	Number of Unvested Stock Awards Outstanding as of December 31, 2014	Number of Option Awards Outstanding as of December 31, 2014
Phillip R. Cox	60,525	27,000
John W. Eck	—	—
Jakki L. Haussler	60,525	—
Craig F. Maier	60,525	—
Russel P. Mayer	21,943	—
Theodore H. Schell	—	—
Alan R. Schriber	60,525	—
Lynn A. Wentworth	60,525	—
John M. Zrno	60,525	75,400

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
As of December 31, 2014, the members of the Compensation Committee included Ms. Wentworth, Ms. Haussler and Messrs. Cox, Maier, and Schriber. None of the Compensation Committee members have at any time been an officer or employee of the Company. None of the Company’s executive officers serve, or in the past fiscal year served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Company’s Board or Compensation Committee.
CODE OF BUSINESS CONDUCT AND CODES OF ETHICS
The Company has a Code of Business Conduct applicable to all officers and employees that describes requirements related to ethical conduct, conflicts of interest and compliance with laws. In addition to the Code of Business Conduct, the Chief Executive Officer and senior financial officers are subject to the Code of Ethics for Senior Financial Officers and the directors are subject to the Code of Ethics for Directors.
For information on how to obtain a copy of the Company’s Code of Business Conduct, Code of Ethics for Senior Financial Officers or Code of Ethics for Directors, please see page 64.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is the Company’s preference to avoid related party transactions. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship (i) in which the Company is a participant, (ii) in which the transaction has an aggregate value greater than $120,000, and (iii) in which any of the following persons has or will have a direct or indirect interest:
• an executive officer, director or director nominee of the Company;
• any person who is known to be the beneficial owner of more than 5% of the Company's common shares;
• any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of the Company's common shares; or
• any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.
The Company’s Code of Ethics for Senior Financial Officers, the Company’s Code of Ethics for Directors and the Company’s Code of Business Conduct require directors, officers and all other members of the workforce to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. The Company’s Code of Business Conduct, Code of Ethics for Senior Financial Officers and Code of Ethics for Directors generally require (i) a director to promptly disclose to the Governance and Nominating Committee any potential or actual conflict of interest involving him or her and (ii) an employee, including the executive officers, to promptly disclose a conflict of interest to the General Counsel. The Governance and Nominating Committee (and, if applicable, the General Counsel) determines an appropriate resolution to actual or potential conflicts of interest on a case-by-case basis. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.
All related party transactions shall be disclosed in the Company's applicable filings with the Securities and Exchange Commission as required under SEC rules. In 2014, there were no related party transactions requiring disclosure, except as follows: Prior to his appointment to the Board in 2013, Mr. Mayer served as an executive officer of General Electric Co. (“GE”), a significant client of the Company. In evaluating the transactions, the Governance and Nominating Committee considered the fact that (a) Mr. Mayer had retired from GE prior to his appointment to the Board and (b) no longer served in any capacity with GE and thus received no direct or indirect material benefit because of the Company’s business relationship with GE. Further, the Board affirmatively determined that the transaction is an immaterial relationship that does not affect the independence of Mr. Mayer under the standards set forth in the NYSE Rules and SEC rules. The Company believed that the transactions entered into between the Company and GE were on terms that are reasonable and in the best interests of the Company. The Board has determined that Mr. Mayer received no material benefit as a result of such transactions.

ELECTION OF DIRECTORS
(Item 1 on Proxy Card)
The Company’s Amended Regulations provide that the Board shall consist of not less than nine nor more than 17 persons, with the exact number to be fixed and determined by resolution of the Board or by resolution of the shareholders at any annual or special meeting of shareholders. The Board has determined that the Board shall consist of nine members. As a result of Mr. Alan R. Schriber’s decision to not seek re-election to the Board at the expiration of his term, a vacancy will be created on the Board on April 30, 2015, at the end of Mr. Schriber’s term. The position held by Mr. Schriber will remain vacant until the Board identifies, evaluates and recommends a person to fill such vacancy. Information regarding the Board’s process of identifying and nominating candidates to serve as directors is provided on page 10.
The directors will serve until their respective successors are elected and qualified.
Based upon the recommendations of the Governance and Nominating Committee, the Board has nominated Phillip R. Cox, John W. Eck, Jakki L. Haussler, Craig F. Maier, Russel P. Mayer, Lynn A. Wentworth, John M. Zrno and Theodore H. Torbeck to serve until the 2016 Annual Meeting of Shareholders. Each of the nominees is standing for re-election, except for Mr. Eck, who is standing for election for the first time. Mr. Eck was appointed to the Board on October 20, 2014 to fill a vacancy resulting from the resignation of Mr. Theodore H. Schell. The Board has determined all director nominees, other than Mr. Torbeck, are independent and have no relationship with the Company other than as a shareholder and director. As noted above, a vacancy will exist on the Board after the 2015 Annual Meeting, which may be filled by the Board at any time.
If, at the time of the Annual Meeting, one or more of the nominees should be unavailable or unable to serve as a candidate, the shares represented by the proxies will be voted to elect the remaining nominees, if any, and any substitute nominee or nominees designated by the Board. The Board knows of no reason why any of the nominees will be unavailable or unable to serve.
Information regarding the business experience of each nominee is provided on pages 17 - 19.
Majority Vote Requirements; Holdover Directors
A director nominee who receives a majority of the votes cast will be elected to the Board. If a director nominee is an incumbent director and does not receive a majority of the votes cast, the Company’s Amended Regulations require that such “holdover director” promptly tender his or her resignation to the Board, subject to acceptance by the Board. The Governance and Nominating Committee will make a recommendation to the Board as to whether to accept or reject the holdover director’s resignation or whether other action should be taken. The Board will act on the tendered resignation by the holdover director, taking into account the Governance and Nominating Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation of the holdover director and the rationale behind the decision within 90 days from the date of the certification of the election results by the Inspector of Elections. The Governance and Nominating Committee in making its recommendation and the Board in making its decision may consider any factors or other information that they consider appropriate and relevant. The holdover director who tenders his or her resignation shall not participate in the recommendation of the Governance and Nominating Committee or the decision of the Board with respect to his or her tendered resignation.
If a holdover director’s resignation is accepted by the Board pursuant to the Company’s Amended Regulations, the Board may either fill the resulting vacancy or, if permitted, may decrease the size of the Board in accordance with law and the Company’s Amended Regulations.
Vote Required
A director nominee must receive a majority of the votes cast to be elected to the Board. Since neither abstentions nor broker non-votes will be considered as votes cast in the election of directors, they will not have an effect on the outcome of the election.

Our Recommendation
The Board recommends election of each of the nominees.
The following are brief biographies of each person nominated for election as a director of the Company.
NOMINEES FOR DIRECTORS
(Terms Expire in 2016)

Mr. Cox has been President and Chief Executive Officer of Cox Financial Corporation (a financial planning services company) since 1972. He is a current director of The Timken Company, Diebold Inc., and Touchstone Mutual Funds. He is a former director of the Federal Reserve Bank of Cleveland and Duke Energy Corporation. Director since 1993. Age 67.

With his years of entrepreneurial and managerial experience in the development and growth of Cox Financial Corporation, coupled with the experience he has gained from serving on the audit and compensation committees of several public company boards, Mr. Cox brings a valuable perspective to the Company’s Board. In addition, having served as Chairman of the Company’s Board since 2003, Mr. Cox has demonstrated an effective management style and the ability to facilitate the Board’s primary oversight functions.

Phillip R. Cox

Mr. Eck is currently the Chief Operations Officer and Executive Vice President, Operations and Technology, at Univision Communications, Inc., a leading Hispanic media company in the United States. Prior to joining Univision Communications, Inc. in 2011, Mr. Eck worked at NBC Universal (“NBCU”) for 18 years, most recently serving as President, Media Works. At NBCU, Mr. Eck oversaw NBCU’s information, broadcasting and production technology, and NBCU’s television network, television station, and television and film studio operations. Prior to joining NBCU, Mr. Eck held various other executive and financial positions at General Electric. Director since 2014. Age 55.
With over 30 years of media and information technology experience at Univision, NBC Universal and General Electric, Mr. Eck brings relevant industry experience from the perspective of a producer and distributor of media content. This experience makes him a very valuable asset to the Board as well as the Governance and Nominating Committee.

John W. Eck

Ms. Haussler has served as Chairman and Chief Executive Officer of Opus Capital Group (a registered investment advisory firm) since 1996. She is a director of Morgan Stanley Funds. She is a former director of Capvest Venture Fund, LP and a former director of Adena Ventures, LP (a venture capital fund). She is a former director of The Victory Funds. Director since 2008. Age 57.

With more than 30 years of experience in the financial services industry, including her years of entrepreneurial and managerial experience in the development and growth of Opus Capital Group, Ms. Haussler brings a valuable perspective to the Company’s Board. Through her role at Opus Capital and her service as a director of several venture capital funds and other boards, Ms. Haussler has gained valuable experience dealing with accounting principles and evaluating financial results of large corporations. She is a certified public accountant (inactive), an attorney in the State of Ohio (inactive), and an audit committee financial expert under SEC regulations. This experience, coupled with her educational background, makes her a valuable asset to the Board, the Audit and Finance Committee and the Compensation Committee.

Jakki L. Haussler

Mr. Maier has been President and Chief Executive Officer of Frisch’s Restaurants, Inc. (operator of family style restaurants) since 1989. He is also a director of Frisch’s Restaurants, Inc. Director since 2008. Age 65.

With over 20 years of experience as the chief executive officer of a large, publicly-traded corporation, Mr. Maier brings to the Board demonstrated management and leadership ability. In addition, Mr. Maier has valuable experience dealing with accounting principles, financial reporting regulations and evaluating financial results of large corporations. This experience makes him a valuable asset to the Board as Chairman of the Compensation Committee and a member of the Audit and Finance Committee and Executive Committee.

Craig F. Maier

Mr. Mayer is retired. Prior to joining the Board, Mr. Mayer held several, executive-level information technology and business process improvement positions at General Electric. Most recently, he was Executive Vice President, CIO, and Quality Leader at GE Healthcare from 2009 to 2012. Prior to that, he was Executive Vice President and CIO at GE Healthcare from 2005 to 2008; Vice President and CIO at GE Aircraft Engines and GE Transportation from 2000 to 2005; and CIO and Chief Quality Officer at NBC from 1998 to 2000. He held various other information technology and business process improvement positions at GE from 1986 to 1998. Prior to that he held multiple positions at Chiquita Brands, Republic Steel and Enduro Stainless. Director since 2013. Age 61.

With over 35 years of information technology and business process improvement experience at large, global organizations, Mr. Mayer brings relevant industry experience from the customer’s perspective. This experience makes him a very valuable asset to the Board as well as the Chairman of the Governance and Nominating Committee. He also serves as a valuable resource to the Company’s management team.

Russel P. Mayer

Ms. Wentworth is the former Senior Vice President, Chief Financial Officer and Treasurer of BlueLinx Holdings Inc. (a building products distributor) from 2007 to 2008. Prior to joining BlueLinx, she was, most recently, Vice President and Chief Financial Officer for BellSouth Corporation’s Communications Group and held various other positions at BellSouth from 1985 to 2007. She is a certified public accountant licensed in the state of Georgia. She is a director and chair of the Audit Committee of Graphic Packaging Holding Company. Director since 2008. Age 56.

Ms. Wentworth’s experience as Chief Financial Officer and Treasurer of BlueLinx Holdings Inc. as well as her 22 years of telecommunications industry experience at BellSouth makes her a valuable asset to the Board, Chairwoman of the Audit and Finance Committee, and member of the Compensation Committee and Executive Committee. Ms. Wentworth qualifies as an audit committee financial expert under applicable SEC regulations. Ms. Wentworth’s prior experience has provided her with a wealth of knowledge in dealing with complex financial and accounting matters affecting large corporations in the telecommunications industry.

Lynn A. Wentworth

Mr. Zrno is retired. He was President and Chief Executive Officer of IXC Communications, Inc. (a telecommunications company) from June 1999 through November 1999. He served as President and Chief Executive Officer of ALC Communications Corporation from 1988 through 1995. Director since 1999. Age 76.

With over 30 years of experience in the telecommunications industry and his past experience as the chief executive officer of two large telecommunications corporations, Mr. Zrno brings to the Board demonstrated management and leadership ability. In addition, Mr. Zrno has gained valuable experience dealing with accounting principles, financial reporting regulations and evaluating financial results of large corporations. This experience makes him a valuable asset to the Board as a member of the Audit and Finance Committee and Governance and Nominating Committee.

John M. Zrno

Mr. Torbeck was named President and Chief Executive Officer of Cincinnati Bell Inc. effective January 31, 2013. He joined Cincinnati Bell in 2010 as President and General Manager of Cincinnati Bell Communications Group. Prior to joining Cincinnati Bell, Mr. Torbeck was Chief Executive Officer of the Freedom Group and also worked more than 25 years for the General Electric Co. (“GE”), where he served as the Vice President of Operations for GE Industrial Business, President and CEO of GE’s Rail Services business as well as Vice President of Global Supply Chain for GE Aviation. Director since January 2013. Age 58.
Mr. Torbeck brings to the Board critical knowledge and understanding of the products and services offered by the Company and a strong understanding of the telecommunications industry. Mr. Torbeck’s prior business and management experience also provides the Board with a valuable perspective on managing a successful business.

Theodore H. Torbeck

ADVISORY APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION
(Item 2 on Proxy Card)

As required by the Dodd-Frank Act and pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, the Company is submitting to its shareholders a vote for the advisory approval of the Company’s executive compensation (“say-on-pay vote”). The Board of Directors determined that it would submit a say-on-pay vote to our shareholders annually. This year’s say-on-pay vote addresses our executive compensation as disclosed in the Compensation Discussion and Analysis section (“CD&A”) beginning on page 36 and the Executive Compensation section beginning on page 52.
The guiding principles of the Company’s compensation policies and decisions include aligning each executive’s compensation with the Company’s business strategy and providing incentives needed to attract, motivate and retain key executives who are important to our long-term success. Consistent with this philosophy, a significant portion of the total compensation for each of our executives is directly related to the Company’s revenues, earnings and other performance factors that measure our progress against the goals of our strategic plan as well as performance against our peer companies. The Compensation Committee and the Board believe that our compensation design and practices are effective in implementing our strategic goals. For the above reasons, we ask our shareholders to vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
The say-on-pay vote is advisory and, therefore, not binding on the Company, the Compensation Committee or the Board. However, our Board and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officers’ compensation as disclosed in this Proxy Statement, we will seek to determine the causes of any significant negative voting results in an effort to better understand shareholder issues and concerns with our executive compensation.
Vote Required
Approval of this proposal requires the affirmative vote of the holders of a majority of the common shares and 6 3/4% Cumulative Convertible Preferred Shares, voting as one class, present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Under the rules of the NYSE, brokers are prohibited from giving proxies to vote on executive compensation matters unless the beneficial owner of such shares has given voting instructions on the matter. This means that, if your broker is the recordholder of your shares, you must give voting instructions to your broker with respect to this Item 2 if you want your broker to vote your shares on this matter. Proxies submitted without direction pursuant to this solicitation will be voted for the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement. Abstentions will have the same effect as a vote against this proposal. Broker non-votes are not considered shares entitled to vote on this proposal and will have no impact on the outcome of this proposal.
Our Recommendation
The Board recommends that shareholders vote “FOR” the advisory approval of the Company’s executive compensation of its named executive officers as disclosed in the CD&A and Executive Compensation sections of this Proxy Statement.

PROPOSAL TO APPROVE AN AMENDMENT TO THE
CINCINNATI BELL INC. 2007 LONG TERM INCENTIVE PLAN
(Item 3 on Proxy Card)

Proposal:
To amend the Cincinnati Bell Inc. 2007 Long Term Incentive Plan (i) to increase the maximum number of common shares available for issuance under the plan by 6,000,000 shares from 18,000,000 shares to 24,000,000 shares, (ii) to increase the aggregate award limit for stock options and stock appreciation rights permitted under the 2007 Long Term Incentive Plan by 6,000,000 shares, and (iii) to increase the aggregate award limit for restricted stock, performance shares, share-based performance units, nonshare-based performance units, and non-restricted stock permitted under the 2007 Long Term Incentive Plan by 6,000,000 shares.

The Cincinnati Bell Inc. 2007 Long Term Incentive Plan was adopted by the Board of Directors on January 26, 2007, became effective on May 3, 2007 after approval of the shareholders at the 2007 Annual Meeting, and was amended effective as of May 1, 2009, and again effective as of January 29, 2014 (as amended, the "2007 Long Term Incentive Plan").
At this Annual Meeting, the shareholders of the Company will be asked to approve an amendment to the 2007 Long Term Incentive Plan. On January 27, 2015, the Board approved an amendment to the 2007 Long Term Incentive Plan, subject to shareholder approval, to:
•increase the maximum number of common shares available for issuance under the plan by 6,000,000 shares from 18,000,000 shares to 24,000,000 shares;
•to increase the aggregate award limit for stock options and stock appreciation rights permitted under the 2007 Long Term Incentive Plan by 6,000,000 shares from 18,000,000 shares to 24,000,000 shares; and
•to increase the aggregate award limit for restricted stock, performance shares, share-based performance units, nonshare-based performance units, and non-restricted stock permitted under the 2007 Long Term Incentive Plan by 6,000,000 shares from 7,400,000 shares to 13,400,000 shares.
The number of shares available for issuance under the 2007 Long Term Incentive Plan has been substantially depleted. The 6,000,000 additional shares will provide sufficient capacity to complete the remaining three-year life of the 2007 Long Term Incentive Plan, as the maximum annual grant limit is capped at 2,000,000 shares per year. The Board adopted this amendment because it believes that:
•additional shares are necessary to attract new employees and executives;
•additional shares are needed to further the goal of retaining and motivating existing personnel;

•	the issuance of stock-based compensation to our employees is an integral component of the Company’s compensation policy, and

•	will facilitate the increased stock ownership guidelines for the NEOs as discussed on page 50.
If the amendment is not approved, the proposed increases will not take effect, and, as described below, no additional shares will be available for future grants under the 2007 Long Term Incentive Plan.
Aggregate Past Grants Under the 2007 Long Term Incentive Plan
As of December 31, 2014, awards (net of canceled or expired awards) covering an aggregate of 16,448,442 common shares have been granted under the 2007 Long Term Incentive Plan. As of December 31, 2014, only 1,551,558 common shares remained available for future grants under the 2007 Long Term Incentive Plan (in addition to any shares that might in the future be returned to the 2007 Long Term Incentive Plan as a result of cancellation or expiration of awards). In January 2015, awards were granted that were payable in common shares, to the extent any remain available under the 2007 Long Term Incentive Plan, and payable in cash, to the extent that there are insufficient shares available to pay the awards totally with shares. The January 2015 awards covered an aggregate of 1,794,494 common shares, at target, and, consequently, as of March 2, 2015, no additional common shares remain available for future grants under the 2007 Long Term Incentive Plan (and a portion of the January 2015 awards are currently anticipated to be paid in cash if the amendment to the 2007 Long Term Incentive Plan (Item 3) is not approved).

The following table shows information regarding the distribution of the awards outstanding discussed above, among the persons and groups identified below as of December 31, 2014.

	Stock Options				Restricted Stock (a) (b)
	Number of Shares Subject to Past Option Grants	Weighted Average Exercise Price Per Share ($)	Number of Shares Underlying Options as of December 31, 2014		Number of Shares Subject to Past Award Grants	Number of Shares Vested as of December 31, 2014	Number of Shares Outstanding and Unvested as of December 31, 2014
			Exercisable	Unexercisable
NEOs
Theodore H. Torbeck	119,389	$4.75	57,725	61,664	1,250,943	461,474	789,469
David L. Heimbach (c)	6,150	$3.61	6,150	—	211,880	34,537	177,343
Leigh R. Fox	1,500	$2.91	1,500	—	166,904	33,163	133,741
Christopher J. Wilson	95,511	$4.75	46,180	49,331	100,929	64,476	36,453
Joshua T. Duckworth	1,800	$2.48	1,800	—	35,730	7,089	28,641
Thomas E. Simpson	—	—	—	—	23,474	11,350	12,124
Total for All Executive Officers as a group (6 persons)	224,350	$4.69	113,355	110,995	1,789,860	612,089	1,177,771
John F. Cassidy (d)	2,607,499	$4.06	2,442,725	164,774	—	—	—
All Other Plan Participants as a group (e)	1,776,999	$3.41	758,079	1,018,920	601,217	376,519	224,698
Total	4,608,848	$3.84	3,314,159	1,294,689	2,391,077	988,608	1,402,469

(a)	Restricted Stock includes both performance-based units and time-based restricted awards.

(b)
Assuming the January 2015 awards are paid pro rata in common shares among the awardees (and pro rata in cash to the extent that there are insufficient common shares remaining available under the 2007 Long Term Incentive Plan) and there are no cancellations or expirations of awards that return common shares to the 2007 Long Term Incentive Plan, the restricted stock awards as of March 2, 2015 would be as follows:

	Restricted Stock
	Estimated Number of Shares Subject to Past Award Grants	Estimated Number of Shares Vested as of March 2, 2015	Estimated Number of Shares Outstanding and Unvested as of March 2, 2015
NEOs
Theodore H. Torbeck	1,817,286	720,442	1,096,844
David L. Heimbach	211,880	53,573	158,307
Leigh R. Fox	280,172	51,442	228,730
Christopher J. Wilson	229,959	115,874	114,085
Joshua T. Duckworth	68,092	10,997	57,095
Thomas E. Simpson	88,198	17,606	70,592
Total for All Executive Officers as a group (6 persons)	2,695,587	969,934	1,725,653
All Other Plan Participants as a group (approximately 40 persons)	1,698,863	703,849	995,014
Total	4,394,450	1,673,783	2,720,667

(c)	Mr. Heimbach resigned from the Company on December 9, 2014

(d)	Mr. Cassidy is a former CEO of the Company and holds in excess of 5% of all outstanding options.

(e)
Includes all current officers who are not executive officers and all current and former employees (except John F. Cassidy and David L. Heimbach), which represents approximately 430 persons for stock option awards and approximately15 persons for restricted stock awards.

Summary of the Plan

THE FULL TEXT OF THE 2007 LONG TERM INCENTIVE PLAN, AS PROPOSED TO BE AMENDED, IS SET FORTH IN APPENDIX I OF THIS PROXY STATEMENT AND THE FOLLOWING DISCUSSION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH TEXT. THE REVISIONS ARE INDICATED BY UNDERLINES AND ~~STRIKE-THROUGHS~~.

The purposes of the 2007 Long Term Incentive Plan and the proposed amendment are (i) to further the long-term growth of the Company and its subsidiaries (with the Company and its subsidiaries collectively referred to as the “Employer”) by offering competitive incentive compensation related to long-term performance goals to those employees of the Employer who will be responsible for planning and directing such growth, (ii) to reinforce a commonality of interest between the Company’s shareholders and the Employer’s employees who participate in the plan and (iii) to aid the Employer in attracting and retaining employees of outstanding abilities and specialized skills.
The principal provisions of the 2007 Long Term Incentive Plan are as follows:
1. Administration.  The 2007 Long Term Incentive Plan is administered by a committee (for purposes of this discussion as to the plan, the “Committee”). Unless changed by the Board, the Committee shall be the Compensation Committee. Subject to the limits and terms of the plan, the Committee (i) selects the employees who will be granted awards, (ii) makes awards, in such forms and amounts and on such conditions as it determines, (iii) interprets the terms of the plan and (iv) performs all other administration functions.
The Committee may delegate to the Company’s Chief Executive Officer its right to make awards under the 2007 Long Term Incentive Plan to employees who (i) are not otherwise subject to the stock reporting requirements of Section 16 of the Securities Exchange Act of 1934 and (ii) are not expected to become employees whose compensation is deductible by the Employer only up to certain limits under Section 162(m) of the Internal Revenue Code.
Thus, the Chief Executive Officer generally can grant awards under the 2007 Long Term Incentive Plan to employees of the Employer who are not officers of the Company if delegated this right by the Board. If the Chief Executive Officer is delegated such right, then any reference to the Committee in the following parts of this discussion of the plan should be deemed to be a reference to the Chief Executive Officer to the extent the discussion may apply to any awards that he or she grants under the plan.
2.Employees Eligible to Receive Awards.  Any person who (i) is employed and classified as an employee by the Employer and (ii) is not represented by a recognized collective bargaining unit (unless such person’s eligibility is approved under a collective bargaining agreement between the Employer and the authorized representatives of such collective bargaining unit) is eligible to be granted an award under the plan.
3.Types of Awards.  The Committee may grant awards under the 2007 Long Term Incentive Plan at any time. The grants may consist of one or a combination of the following forms of awards: (i) stock options, including incentive stock options (“ISOs”) and options that are not ISOs, (ii) stock appreciation rights (“SARs”), (iii) restricted stock, (iv) performance shares, (v) share-based performance units, (vi) nonshare-based performance units, and (vii) non-restricted stock. No award may be granted under the plan after May 2, 2017.
(a)Stock Options.  A stock option represents an option to purchase, over a certain time period not to exceed ten years, a number of common shares at a fixed purchase price. The fixed purchase price of any stock option granted under the plan shall not be less than 100% of the fair market value of a common share on the grant date of the option.
Stock options can either be ISOs or options that are not ISOs. ISOs are special types of stock options that can provide special tax advantages for employees that are not available to options that are not ISOs (but they provide less ability for the Employer to deduct their value when exercised by the applicable employees). Also, by reason of applicable law, the aggregate fair market value of common shares, determined at grant date, for which ISOs can be exercisable for the first time during any calendar year as to any employee is limited by law (the current limitation is $100,000). In addition, the Committee cannot grant an ISO to any employee who owns (directly or constructively) more than 10% of the voting power of the Company’s shares.
(b)Stock Appreciation Rights.  A SAR represents the right, upon exercise of the SAR, to receive payment of a sum not to exceed the amount, if any, by which the fair market value (as determined on the date of the exercise of the SAR) of a number of common shares on which the SAR is based exceeds a fixed grant price of the SAR. The plan provides that the grant price of the common shares that are subject to a SAR may not be less than the fair market value of such common shares as determined on the SARs grant date. A SAR may be granted by itself, in conjunction with new stock options granted at the same time under the plan, or in relation to non-ISO stock options that were previously granted.

(c)Restricted Stock.  Restricted stock constitutes common shares that may not be disposed of by the employee to whom they are awarded until certain restrictions lapse (and that will ultimately be forfeited to the extent such restrictions are not satisfied). In general and subject to certain exceptions in the plan, such restrictions will not lapse in full unless the employee is employed by the Employer for at least three years after the award’s grant (or for at least one year if the award is also subject to performance goal conditions) or unless the employee’s employment with the Employer ends in special circumstances (such as his or her death, disability, or retirement). The right to dispose of the restricted stock may also be made subject to the satisfaction of certain performance goals. The restrictions that apply to any restricted stock award may lapse as to a portion of the common shares subject to the award if the employee meets some but not all of the imposed restrictions. Unless the Committee shall otherwise determine, the recipient of restricted stock shall have all rights of a shareholder of the Company with respect to the restricted common shares, including the right to vote and to receive cash dividends.
(d)Performance Share Award.  A performance share award refers to an award which provides that the employee to whom the award is granted will receive a number of common shares, up to a fixed maximum, if certain conditions are met. In general and subject to the exceptions in the plan, for the maximum number of common shares that are subject to a performance share award to be paid, such conditions must at least require (i) that certain performance goals are met and (ii) that either the employee remains employed by the Employer for at least one year after the award’s grant or the employee’s employment with the Employer ends in special circumstances (such as his or her death, disability, or retirement). A portion of the maximum number of common shares subject to the award can be paid if some but not all of the conditions imposed under the award are met.
(e)Share-based Performance Unit. A share-based performance unit refers to an award which provides that the employee to whom the award is granted will receive an amount that is equal to a percent, not more than 200%, of the fair market value of one common share on the date the amount becomes payable under the award (or is equal to a percent, not more than 200%, of the increase in the fair market value of a common share from the grant date of the award to the date the amount becomes payable) if certain conditions are met. In general and subject to the exceptions in the plan, for the maximum amount payable under a share-based performance unit to be paid, such conditions must at least require (i) that certain performance goals are met and (ii) that either the employee remains employed by the Employer for at least one year after the award’s grant or the employee’s employment with the Employer ends in special circumstances (such as his or her death, disability, or retirement). A portion of the maximum amount payable under the award can be paid if some but not all of the conditions imposed under the award are met. Any amount that becomes payable under a share-based performance unit can be paid in cash, in common shares or other property, or by a combination thereof, as the Committee may determine.
(f)Nonshare-based Performance Unit. A nonshare-based performance unit refers to an award that provides that the employee to whom the award is granted will receive an amount that is equal to a dollar value, not more than a maximum dollar value, if certain conditions are met. In general and subject to the exceptions in the plan, for the maximum amount payable under a nonshare-based performance unit to be paid, such conditions must at least require (i) that certain performance goals are met and (ii) that either the employee remains employed by the Employer for at least one year after the award’s grant or the employee’s employment with the Employer ends in special circumstances (such as his or her death, disability, or retirement). A portion of the maximum amount payable under the award can be paid if some but not all of the conditions imposed under the award are met. Any amount that becomes payable under a nonshare-based performance unit can be paid in cash, in common shares or other property, or by a combination thereof, as the Committee may determine.
(g)Non-restricted stock granted constitutes an award to an employee of a fixed number of common shares that can be sold or disposed of immediately and without any restrictions. A non-restricted stock award can be granted under the plan only to the extent permitted under the exceptions in the plan.
(h)As an exception to the rules noted in paragraphs (c) through (g) of this section 3, up to but not in excess of 400,000 common shares (in the aggregate) may be issued or paid under any of the following types of awards granted under the 2007 Long Term Incentive Plan during its entire existence: (i) non-restricted stock awards; and (ii) restricted stock, performance share, share-based performance unit, and nonshare-based performance unit awards that fail to require the employees to whom such awards are granted to have to be employed by the Employer for any specified period of time otherwise required for such awards and described in the paragraphs above or to have their employment with the Employer end in any special circumstances (in order for such employees to receive, or retain without forfeiting, the maximum or any amount of compensation reflected by the awards).
4.Common Shares Reserved for Awards and Other Award Limits.  Subject to adjustment in the case of certain changes in the capital structure of the Company, the following limits apply to the number of common shares that may be issued or paid under or with respect to awards granted under the 2007 Long Term Incentive Plan:
(a)The maximum number of common shares which may be issued or paid under or with respect to all of the awards (considered in the aggregate) granted under the plan during the plan’s entire existence shall be equal to 24,000,000 common shares.

(b)The maximum number of common shares which may be issued or paid under or with respect to all stock options and SARs (considered in the aggregate but separately from all other forms of awards) granted under the plan during the plan’s entire existence shall be equal to 24,000,000 common shares.
(c)The maximum number of common shares which may be issued or paid under or with respect to all ISOs (considered in the aggregate but separately from all other types of stock options and other forms of awards) granted under the plan during the plan’s entire existence shall be equal to 2,000,000 common shares.
(d)The maximum number of common shares which may be issued or paid under or with respect to all restricted stock, performance share, share-based performance unit, nonshare-based performance unit, and non-restricted stock awards (considered in the aggregate but separately from all other forms of awards) granted under the plan during the plan’s entire existence shall be equal to 13,400,000 common shares.
If any portion of a SAR is settled (paid) upon the exercise of such SAR portion by the issuance or payment of common shares, the total number of common shares on which such SAR portion was based shall be counted as common shares issued or paid under the 2007 Long Term Incentive Plan for purposes of the foregoing limits, regardless of the number of common shares actually issued or paid to settle such SAR portion upon its exercise.
Also, if any award or portion of any award is forfeited, expires, or otherwise terminates without the payment of common shares or any other amount, the maximum number of common shares on which such award or portion of an award was based or which could have been paid under the award or portion of the award shall again be available to be issued or paid under the 2007 Long Term Incentive Plan and to be the basis on which other awards may be granted under the plan. As a result, they shall not be counted as common shares that were issued or paid under the plan in determining whether any of the foregoing limits are violated.
Further, any common shares that would be issued or paid under an award but are withheld in payment of any purchase price or tax withholding requirements shall not again be deemed to be available to be issued or paid under the 2007 Long Term Incentive Plan or to be the basis on which other awards may be granted under the plan and thus shall be counted as common shares that were issued or paid under the plan in determining whether any of the foregoing limits are violated.
In addition to the foregoing limits and subject to adjustment in the case of certain changes in the capital structure of the Company, the limits set forth below apply in determining the maximum number of common shares or maximum amount of compensation that may ultimately be payable under any awards granted under the 2007 Long Term Incentive Plan to any employee during any one calendar year:
The maximum number of common shares on which all stock option, SAR, restricted stock, performance share, share-based performance unit, and non-restricted stock awards (considered in the aggregate) granted under the plan to any employee during each and any calendar year may be based (that is, the maximum number of common shares that can be issued or paid under such awards or have their fair market value or increase in fair market value over a period used to determine the amount of payments under such awards) shall be 2,000,000 common shares.
Such maximum number of common shares could be the basis of awards of any one of such forms (either stock option, SAR, restricted stock, performance share, share-based performance unit, or non-restricted stock awards) granted to an employee during any calendar year or divided among more than one of such forms of awards that are granted to the employee during the year.
For example, if a SAR granted to an employee under the 2007 Long Term Incentive Plan during a certain calendar year provides that the employee, if he or she properly exercises on any date the entire SAR, will receive payment of a sum equal to the amount, if any, by which (i) the fair market value of 30,000 common shares as determined as of the date on which the SAR is exercised exceeds (ii) the fair market value of such number of common shares as determined as of the date on which the SAR was granted, then, for purposes of applying the above-described 2,000,000 common share limit to such employee for such calendar year, the maximum number of common shares on which such SAR shall be deemed to be based is 30,000 common shares, regardless of whether or not the employee actually exercises all or any part of the SAR and regardless of whether or not any payment made upon the exercise of the SAR is made in cash, common shares or other property, or a combination thereof.

Similarly and for another example, if a share-based performance unit granted to an employee under the 2007 Long Term Incentive Plan during a certain calendar year provides that the employee will receive a maximum payment (of cash, common shares or other property, or a combination thereof) that is equal to 200% of the fair market value of 50,000 common shares as determined as of the date of payment if all of the performance goals and other criteria or conditions required to be satisfied under the award are met (or will receive no payment if none, or a lesser amount of payment if some but not all, of the performance goals and other criteria or conditions required to be satisfied under the award are met), then, for purposes of applying the above-described 2,000,000 common share limit to such employee for such calendar year, the maximum number of common shares on which such share-based performance unit shall be deemed to be based is 50,000 common shares, regardless of whether or not the share-based performance unit’s maximum payment actually becomes payable under the terms of the award.
The maximum value that is payable under all nonshare-based performance unit awards granted under the plan to any person during each and any calendar year shall be $5,000,000
5.Performance Goals.  To the extent the meeting of performance goals set by the Committee may be a condition to the exercise of or payment under any award granted under the 2007 Long Term Incentive Plan, the Committee may base such performance goals on, and only on, one or more of the following criteria: (i) free cash flow (cash generated by operating activities, minus capital expenditures and other investing activities, dividend payments and proceeds from the issuance of equity securities, and proceeds from the sale of assets); (ii) EBITDA (earnings before interest, taxes, depreciation, and amortization); (iii) earnings per share; (iv) operating income; (v) total shareholder returns; (vi) profit targets; (vii) revenue targets; (viii) profitability targets as measured by return ratios; (ix) net income; (x) return on sales; (xi) return on assets; (xii) return on equity; and (xiii) corporate performance indicators (indices based on the level of certain services provided to customers).
Any performance criteria shall be measured or determined on the basis of a period of not less than one year or in excess of ten years and shall be able to be objectively determined by the Committee. In addition, any such performance criteria (i) may be measured or determined for the Company, for any organization other than the Company that is part of the Employer, for the entire Employer in the aggregate, or for any group of corporations or organizations that are included in the Employer and (ii) may also be measured and determined in an absolute sense and/or in comparison to the analogous performance criteria of other publicly-traded companies (that are selected for such comparison purposes by the Committee).
Further, the Committee may provide in the terms of an award granted under the 2007 Long Term Incentive Plan that, in determining whether any of the above listed performance criteria has been attained, certain special or technical factors shall be ignored or, conversely, taken into account, in whole or in part. Such special factors may include, but are not limited to, the gain, loss, or other impact of any one or more of the following: (i) changes in generally accepted accounting principles; (ii) an extraordinary event; (iii) nonrecurring events; (iv) the disposition of a business, in whole or in part, the sale of investments or non-core assets, or discontinued operations, categories, or segments of businesses; (v) claims and/or litigation and insurance recoveries relating to claims or litigation; (vi) the impairment of tangible or intangible assets; (vii) restructuring activities, including reductions in force; (viii) investments or acquisitions; (ix) political and legal changes that impact operations, as a consequence of war, insurrection, riot, terrorism, confiscation, expropriation, business interruption, or similar events; (x) natural catastrophes; (xi) currency fluctuations; (xii) the issuance of stock options and/or other stock-based compensation; (xiii) the early retirement of debt; and/or (xiv) the conversion of convertible debt securities.
6.Change in Control.  In the event a change in control of the Company (as is defined in the terms of the 2007 Long Term Incentive Plan) occurs and awards granted under the 2007 Long Term Incentive Plan are not continued, assumed or substituted, then, in general terms and among other things (unless otherwise prescribed by the terms of the applicable award): (i) all then outstanding stock options and SARs that were granted under the plan will become exercisable in full; (ii) the restrictions still then in force and applicable to any common shares that have been awarded under the plan as restricted stock shall lapse; and (iii) any outstanding performance share, share-based performance unit and nonshare-based performance unit awards granted under the plan shall become payable at the maximum payment amount that was attainable under such awards if all performance goals and other criteria or conditions applicable to the awards were satisfied.
In addition, unless otherwise prescribed by the Committee in an award, in the event of a change in control of the Company, the Committee will have discretion (i) to pay in cash (in lieu of the right to exercise) the then value of any then outstanding stock option or SAR provided that the then fair market value of the common shares that are subject to such option or SAR exceeds such option’s or SAR’s purchase price or grant price as to such shares and (ii) to pay in cash (instead of in common shares) the then value of any then outstanding performance share, share-based performance unit and nonshare-based performance unit awards.

Further, in the event a change in control of the Company occurs and awards granted under the 2007 Long Term Incentive Plan are continued, assumed, or substituted, and the employee to whom the awards are granted experiences an involuntary termination of employment within twenty-four months following the change in control, then, in general terms upon the date of the employee’s termination of employment: (i) all outstanding stock options and SARs that were granted under the plan to the employee shall become exercisable in full; (ii) the restrictions still then in force and applicable to any common shares that have been awarded to the employee under the plan as restricted stock shall lapse; and (iii) any performance share, share-based performance unit and non-share based performance unit awards granted to the employee under the plan shall become payable at the maximum payment amount that was attainable under such awards if all performance goals and other criteria or conditions applicable to the awards were satisfied.
7.Adjustments for Stock Dividends, Stock Splits, and Other Corporate Transactions.  In the event of any change affecting the common shares by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares, or other corporate change in the Company, or any distributions to common shareholders of the Company other than cash dividends, the Committee will make such adjustments in the aggregate number or class of common shares which may be distributed under the 2007 Long Term Incentive Plan and in the number, class, and purchase, grant, or other price of shares on which the outstanding awards granted under the plan are based as it determines to be necessary or appropriate to prevent any rights provided under the plan and its awards from being enlarged or diluted by such event.
8.Fair Market Value of Common Shares.  For purposes of the 2007 Long Term Incentive Plan, the fair market value of a common share on any date shall generally be deemed to be the closing price of a common share on the NYSE on such date (or, if no trading in any stocks occurred at all on such exchange on such date, on the next subsequent date on which trading of stocks occurred on such exchange). If, however, common shares are not listed or traded at all on the NYSE on any date as of which a common share’s fair market value is needed to be determined for purposes of the plan, then the fair market value of a common share on such date will be determined by the Committee in good faith.
9.No Repricing of Stock Options or SARs. Without shareholder approval, the terms of awards granted under the plan may not be amended to reduce the exercise price that applies to stock options or SARs, and no stock option or SAR may be cancelled in exchange for a cash payment, other awards or stock options or SARs with an exercise price that is less than the exercise price applicable to the original stock option or SAR.
10.Amendment and Termination.  The 2007 Long Term Incentive Plan may generally be amended or terminated by the Board, provided that no such action shall impair the rights of an employee with respect to a previously granted award without the employee’s consent.
However, the 2007 Long Term Incentive Plan provides that no amendment to the plan shall be made without approval of the Company’s shareholders: (i) if such amendment would increase the total number of common shares reserved for issuance under all awards that may be granted under the plan; (ii) if such amendment would change the class of employees eligible for awards under the plan; (iii) if such amendment would increase the total number of shares reserved for issuance under all ISOs that may be granted under the plan; or (iv) if such amendment would make any other change in the plan that is required by applicable law to be approved by the Company’s shareholders in order to be effective.
Further, the purchase, grant, or other similar price applicable to any award granted under the 2007 Long Term Incentive Plan, including a stock option or a SAR granted under the plan, cannot be reduced by any amendment to the award, by the cancellation of the award and the granting of a new award, or by any other means unless such reduction is approved by the Company’s shareholders.
11.Federal Income Tax Consequences.  The following describes, in very general terms, the federal income tax consequences arising with respect to awards granted under the 2007 Long Term Incentive Plan.
A stock option or SAR that is granted to an employee will generally create no tax consequences for the employee or the Employer at the time of the grant of the award. Further, the employee will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and the Employer will receive no deduction when an ISO is exercised. Upon exercising any other stock option (an option that is not an ISO) or a SAR, however, the employee generally must recognize ordinary compensation income equal to the amount by which the fair market value of the common shares that are subject to the portion of the option or SAR being exercised, as determined on the date of exercise, exceeds the purchase or grant price of such common shares, and the Employer will be entitled to a deduction for the same amount.
The treatment to an employee of a disposition of common shares acquired through the exercise of a stock option or a SAR depends on how long the common shares have been held and on whether such common shares were acquired by exercising an ISO or by exercising an option that is not an ISO or a SAR. Generally, there will be no tax consequence to the Employer in connection with a disposition of common shares acquired under a stock option except that the Employer may be entitled to a deduction in the case of a disposition of common shares acquired under an ISO before certain holding periods have been satisfied.

With respect to a restricted stock, performance share, share-based performance unit or nonshare-based performance unit award granted under the 2007 Long Term Incentive Plan to an employee, the employee generally must recognize ordinary compensation income equal to the fair market value of the common shares or other property or benefits provided under the award at the first time such common shares or other property or benefits are not subject to a substantial risk that they will be forfeited or not become payable; and the Employer will be entitled then to a deduction for the same amount.
 In certain cases, such as an award to an employee of restricted stock, the employee may have the right under Section 83(b) of the Internal Revenue Code to elect to recognize as ordinary compensation income the value of the award when issued instead of when no further substantial risk of forfeiture exists with respect to the award. In the event of such an election, the Company will be entitled to a deduction for such value at the same time.
With respect to a non-restricted stock award granted under the 2007 Long Term Incentive Plan to an employee, the employee generally must recognize ordinary compensation income equal to the fair market value of the common shares received under the award at the time it is received; and the Employer will be entitled to a deduction for the same amount.
The foregoing tax rules may be slightly adjusted for an award granted to an employee who is subject to Section 16 of the Securities Exchange Act of 1934.
12.Miscellaneous.  The 2007 Long Term Incentive Plan generally requires that any purchase price or tax withholding obligations that apply to an employee with respect to an award granted under the plan to him or her must be satisfied by the employee when the award is exercised or when the award’s benefits become payable or are no longer subject to a substantial risk of forfeiture. The plan gives several different methods that the Committee can use or permit to ensure that such purchase price and tax withholding requirements are satisfied.
Any award granted under the 2007 Long Term Incentive Plan to an employee who is, at the time of the award, an employee of a corporation that is not the Company but is part of the Employer may be based on common shares of such other corporation. In such case, all of the provisions of the plan and this discussion, including the common share limits noted above, apply to such award in the same manner as if such other corporation’s shares were common shares of the Company.
Further, in no event shall the Company ever be obligated to issue or deliver any common shares in connection with an award granted under the 2007 Long Term Incentive Plan unless and until the Company determines that such issuance or delivery will not constitute a violation of the provisions of any applicable law (or regulation issued under such law) or the rules of any securities exchange on which common shares are listed.
Vote Required

Approval of an amendment to the Cincinnati Bell Inc. 2007 Long Term Incentive Plan requires the affirmative vote of the holders of a majority of the common shares and 6 3/4 % Cumulative Convertible Preferred Shares, voting as one class, present or represented at the Annual Meeting, in person or by proxy, and entitled to vote on this proposal. Abstentions will have the same effect as votes against the proposal. Since the Company believes this proposal to be “non-routine,” brokers will not have discretion to vote on this proposal without your instruction.
Our Recommendation
The Board unanimously recommends a vote FOR the approval of the amendment to the Cincinnati Bell Inc. 2007 Long Term Incentive Plan.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2014 regarding securities of the Company to be issued and remaining available for issuance under the equity compensation plans of the Company:

Plan Category	Number of securities to be issued upon exercise of stock options, awards, warrants and rights (a)		Weighted-average exercise price of outstanding stock options, awards, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	7,653,877	(1)	$3.84	1,551,558	(3)
Equity compensation plans not approved by security holders	166,721	(2)	—	294,701
Total	7,820,598		$3.84	1,846,259	(3)

(1)
Includes 5,224,346 outstanding stock options and stock appreciation rights not yet exercised, 683,903 shares of time-based restricted stock, and 1,745,628 shares of performance-based awards, restrictions on which have not expired as of December 31, 2014. Awards were granted under various incentive plans approved by Cincinnati Bell shareholders. The number of performance-based shares assumes the maximum awards that can be earned if the performance conditions are achieved.

(2)
The shares to be issued relate to deferred compensation in the form of previously received special awards and annual awards to non-employee directors pursuant to the “Deferred Compensation Plan for Outside Directors.” From 1997 through 2004, the directors received an annual award of phantom stock equivalent to a number of common shares. For years beginning after 2004, the annual award is the equivalent of 6,000 common shares. As a result of a plan amendment effective as of January 1, 2005, upon termination of Board service, non-employee directors are required to take distribution of all annual phantom stock awards in cash. The number of actual shares of common stock to be issued pursuant to the plan as of December 31, 2014 is approximately 11,500. This plan also provides that no awards are payable until such non-employee director completes at least five years of active service as a non-employee director, except if he or she dies while serving as a member of the Board of Directors.

(3)
If the amendment to the 2007 Long Term Incentive Plan being voted upon at the 2015 Annual Meeting is approved by the shareholders, an additional 6,000,000 securities will be available for issuance under equity compensation plans approved by shareholders.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item 4 on the Proxy Card)
The Company’s Audit and Finance Committee Charter provides that the Committee shall have the sole authority and responsibility to select, evaluate and, if necessary, replace the Company’s Independent Registered Public Accounting Firm.
On January 26, 2015, the Audit and Finance Committee retained Deloitte & Touche LLP as its Independent Registered Public Accounting Firm to audit the financial statements of the Company for the fiscal year ending December 31, 2015.
The Company is asking the shareholders to ratify the Committee’s appointment of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm of the Company for the fiscal year ending December 31, 2015. If the shareholders do not ratify this appointment, the Audit and Finance Committee will consider the results of the vote and determine whether to appoint a different independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2015.
One or more members of the firm of Deloitte & Touche LLP will attend the Annual Meeting, will have an opportunity to make a statement and will be available to answer questions.
Vote Required

Ratification of the appointment of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm of the Company requires the affirmative vote of the holders of a majority of the common shares and 6 ¾% Cumulative Convertible Preferred Shares, voting as one class, present or represented at the Annual Meeting, in person or by proxy, and entitled to vote on this proposal. Abstentions will have the effect of a vote against the proposal. Since the Company believes this proposal to be “routine,” broker non-votes will likely be voted by the organizations holding such shares in their discretion.
Our Recommendation
The Board recommends a vote “FOR” such ratification of the appointment of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm for the year 2015.

Any general statement that incorporates this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 shall not be deemed to incorporate by reference this Audit and Finance Committee Report and related disclosure. Except to the extent the Company specifically incorporates such Report and related disclosure by reference, this information shall not otherwise be deemed to have been filed under such Acts.
AUDIT AND FINANCE COMMITTEE REPORT
The Audit and Finance Committee of the Board has reviewed and discussed the Company’s audited financial statements with the management of the Company and has reviewed a report from management assessing the Company’s internal controls. The Audit and Finance Committee has discussed with Deloitte & Touche LLP, the Company’s Independent Registered Public Accounting Firm for the fiscal year ended December 31, 2014, the matters required to be discussed by the Statement on Auditing Standard No. 16, Communications with Audit Committees, and Related and Transitional Amendments to PCAOB Standards and as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit and Finance Committee has also received the written disclosures and letter from the Independent Registered Public Accounting Firm required by applicable standards of the PCAOB, has discussed with Deloitte & Touche LLP their independence with respect to the Company, and has considered the question of whether the auditors’ provision of non-audit services was compatible with the Independent Registered Public Accounting Firm maintaining their independence.
Based on its review and discussions referred to in the preceding paragraph, the Audit and Finance Committee recommended to the Board that the audited financial statements for the Company’s fiscal year ended December 31, 2014 be included in the Company's Annual Report on Form 10-K for the Company's fiscal year ended December 31, 2014.
The Board has determined that each member of the Audit and Finance Committee satisfies the independence requirements of the rules and regulations of the SEC and the independence and other requirements of the rules and listing standards of the NYSE. The Board has determined that Lynn A. Wentworth and Jakki L. Haussler are audit committee financial experts as defined in the rules and regulations of the SEC and that each member of the Committee is financially literate as defined by the rules and listing standards of the NYSE.
AUDIT AND FINANCE COMMITTEE
Lynn A. Wentworth, Chair
Phillip R. Cox
Jakki L. Haussler
Craig F. Maier
John M. Zrno

INDEPENDENT ACCOUNTANTS
Audit Fees
Deloitte & Touche LLP was the Company's Independent Registered Public Accounting Firm for the 2014 and 2013 fiscal years. Aggregate fees for professional services rendered by Deloitte & Touche LLP for the years ended December 31, 2014 and 2013 were as follows:

	2014	2013
Audit fees	$1,420,000	$1,456,500
Audit related fees	32,000	51,000
Tax fees	7,500	43,500
All other fees	—	—
Total	$1,459,500	$1,551,000
Audit fees
The audit fees for the years ended December 31, 2014 and 2013 were for services rendered in connection with the audit of the Company's annual financial statements, review of quarterly financial statements included in the Company's reports filed with the SEC and services related to requirements established by the Sarbanes-Oxley Act of 2002.
Audit related fees
The audit related fees for the years ended December 31, 2014 and 2013 were for various accounting consultations.
Tax fees
Tax fees for the years ended December 31, 2014 and 2013 were for the preparation of various tax filings and tax consultations.
All other fees
None.
Engagement of the Independent Registered Public Accounting Firm and Pre-Approval Policy
In accordance with its charter, the Audit and Finance Committee has the sole authority and responsibility to select, evaluate and, if necessary, replace the Independent Registered Public Accounting Firm. The Audit and Finance Committee has the sole authority to approve all audit engagement fees and terms. In addition, the Audit and Finance Committee, or the Chairperson of the Audit and Finance Committee between regularly scheduled meetings, must pre-approve all services provided to the Company by the Company's Independent Registered Public Accounting Firm.
Pursuant to Section 202 of the Sarbanes-Oxley Act of 2002, the Audit and Finance Committee pre-approved every engagement of Deloitte & Touche LLP to perform audit or non-audit services on behalf of the Company or any of its subsidiaries during the years ended December 31, 2014 and 2013.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of common shares as of December 31, 2014 (except as otherwise noted) by each beneficial owner of more than five percent (5%) of the common shares and 6 3/4% Cumulative Convertible Preferred shares outstanding known by the Company.

Name and Address of Beneficial Owner	Common Shares Beneficially Owned		Percent of Common Shares	6 3/4% Convertible Preferred Shares Beneficially Owned		Percent of 6 3/4% Convertible Preferred Shares
GAMCO Investors, Inc. and affiliates	25,926,170	(a)	12.37%	11,002	(b)	7.09%
One Corporate Center
Rye, NY 10580
BlackRock, Inc.	23,288,841	(c)	11.10%	*		*
55 East 52nd Street
New York, NY 10022
The Vanguard Group	18,889,128	(d)	9.02%	*		*
100 Vanguard Blvd.
Malvern, PA 19355
Wells Fargo & Company	11,705,566	(e)	5.59%	*		*
420 Montgomery Street
San Francisco, CA 94104

*	Indicates ownership of less than 1% of the issued and outstanding class of shares

(a)
As reported on Schedule 13D/A filed on December 4, 2014 by GAMCO Investors, Inc., Gabelli Funds, LLC has sole voting and dispositive power for 10,846,849 common shares, GAMCO Asset Management Inc. has sole voting power for 13,227,914 common shares and sole dispositive power for 13,982,365 common shares, MJG Associates, Inc. has sole voting and dispositive power for 30,000 common shares, Mario J. Gabelli has sole voting and dispositive power for 7,000 common shares, Teton Advisors Inc. has sole voting and dispositive power for 750,005 common shares, Gabelli Securities, Inc. has sole voting and dispositive power for 301,551 common shares and GAMCO Investors Inc. has sole voting and dispositive power for 8,400 common shares. The amounts reported on Schedule 13D/A include a number of shares with respect to which Gabelli Funds, LLC and GAMCO Asset Management Inc. have the right to beneficial ownership upon the conversion of the Company’s 6 3/4% Cumulative Convertible Preferred Shares.

(b)
As indicated in Schedule 13D/A filed on December 4, 2014 by GAMCO Investors, Inc., GAMCO Asset Management Inc. and Gabelli Funds, LLC owned in the aggregate a number of 6 3/4% Cumulative Convertible Preferred Shares that would convert into 220,049 common shares if converted. Based upon the conversion rate of 20 to 1, the Schedule 13D/A filing indicated ownership of approximately 11,002 6 3/4% Cumulative Convertible Preferred Shares. The Company has 155,250 6 3/4% Cumulative Convertible Preferred Shares outstanding. As noted on page 5, each 6 3/4% Cumulative Convertible Preferred Share is entitled to one vote.

(c)
As reported on Schedule 13G/A filed on January 9, 2015 by BlackRock, Inc., as of December 31, 2014, BlackRock, Inc. has sole voting power for 22,739,847 common shares and sole dispositive power for 23,288,841 common shares.

(d)
As reported on Schedule 13G/A filed on February 11, 2015 by The Vanguard Group, as of December 31, 2014, The Vanguard Group has sole voting power for 316,075 common shares and sole dispositive power for 18,596,282 common shares. The Vanguard Group has shared dispositive power for 292,846 common shares with Vanguard Fiduciary Trust Company.

(e)
As reported on Schedule 13G/A filed on February 17, 2015 by Wells Fargo & Company, as of December 31, 2014, Wells Fargo & Company beneficially owns 11,705,566 common shares and has shared voting power for 11,695,511 common shares, shared dispositive power for 11,652,061 common shares, and sole voting and dispositive power for 10,055 common shares.

The following table sets forth the beneficial ownership of common shares and 6 3/4% Cumulative Convertible Preferred Shares as of March 2, 2015 (except as otherwise noted) by (i) each director identified on pages 13 - 14 and each executive officer named in the Summary Compensation Table on page 52, and (ii) all directors and executive officers of the Company as a group.

Unless otherwise indicated, the address of each named director and executive officer is c/o Cincinnati Bell Inc. at the Company's address.

Name and Address of Beneficial Owner	Common Shares Beneficially Owned as of March 2, 2015 (a)	Percent of Common Shares (b)	6 3/4% Convertible Preferred Shares Beneficially Owned as of March 2, 2015 (c)	Percent of 6 3/4% Cumulative Convertible Preferred Shares (c)
Phillip R. Cox	100,386	*	—	*
Joshua T. Duckworth	8,331	*	—	*
John W. Eck (d)	—	*	—	*
Leigh R. Fox	55,445	*	—	*
Jakki L. Haussler	99,044	*	—	*
David L. Heimbach (e)	96,114	*	—	*
Craig F. Maier	97,469	*	—	*
Russel P. Mayer	21,943	*	—	*
Theodore H. Schell (f)	—	*	—	*
Alan R. Schriber	70,365	*	—	*
Thomas E. Simpson	3,717	*	—	*
Theodore H. Torbeck	1,124,505	*	—	*
Lynn A. Wentworth	95,885	*	—	*
Christopher J. Wilson	325,626	*	—	*
John M. Zrno (g)	206,610	*	—	*
All directors and executive officers as a group (consisting of the 15 persons named above)	2,305,440	1.1%	—	*

*	indicates ownership of less than 1% of issued and outstanding shares.

(a)
Includes common shares subject to outstanding options under the Cincinnati Bell Inc. 1997 Long Term Incentive Plan, the Cincinnati Bell Inc. 2007 Long Term Incentive Plan and the Directors Plan that are exercisable as of March 2, 2015. The following options are included in the totals: 27,000 common shares for Mr. Cox; 1,800 common shares for Mr. Duckworth; 1,500 common shares for Mr. Fox; 6,150 common shares for Mr. Heimbach; 89,541 common shares for Mr. Torbeck; 71,633 common shares for Mr. Wilson; and 75,400 common shares for Mr. Zrno. Effective January 31, 2013, the Company updated its Insider Trading Policy to expressly bar ownership of financial instruments or participation in investment strategies that hedge the economic risk of owning the Company's common shares and to prohibit officers and directors from pledging Company securities as collateral for loans.

(b)	These percentages are based upon 209,560,434 common shares issued and outstanding as of March 2, 2015, the Record Date.

(c)
These numbers represent 6 3/4% Cumulative Convertible Preferred Shares. In the aggregate, the 155,250 issued and outstanding 6 3/4% Cumulative Convertible Preferred Shares are represented by 3,105,000 depositary shares, and each 6 3/4% Cumulative Convertible Preferred Share is represented by 20 depositary shares.

(d)	Mr. Eck joined the Board effective October 20, 2014 and does not own any common shares of Cincinnati Bell stock.

(e)	Mr. Heimbach resigned from his position as Chief Operating Officer of Cincinnati Bell Inc. effective as of December 9, 2014. The number shown in the table for Mr. Heimbach is as of December 9, 2014.

(f)	Mr. Schell resigned from the Board effective July 8, 2014, and forfeited 21,943 restricted stock units. The number shown in the table for Mr. Schell is as of his resignation date.

(g)	Amount includes 25,000 common shares held by the Zrno Family Limited Partnership.

Any general statement that incorporates this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 shall not be deemed to incorporate by reference this Compensation Committee Report on Executive Compensation and related disclosure. Except to the extent the Company specifically incorporates such Report and related disclosure by reference, this information shall not otherwise be deemed to have been filed under such Acts.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on our review and discussions with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in Cincinnati Bell Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
COMPENSATION COMMITTEE
Craig F. Maier, Chairman
Phillip R. Cox
Jakki L. Haussler
Alan R. Schriber
Lynn A. Wentworth

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The material on the following pages sets forth an overview and discussion of the Company's executive compensation philosophy and how it functions to create alignment between its shareholders and its executives.

In early 2013, the Company announced a strategy aimed at transforming Cincinnati Bell from a legacy copper-based telecommunications company into a fiber based entertainment, communications, and IT solutions company with growing revenue, growing profits and significant sustainable cash flows and a healthy balance sheet. To accomplish its objectives, management identified three key initiatives: continue the expansion of the fiber network, evaluate opportunities to monetize the Company's CyrusOne investment and manage Wireless operations for cash flow and profitability while seeking strategic alternatives for that business. Over the past two years, the Company has made considerable progress in its transformational efforts and has accomplished each of its financial and operational objectives established for 2014:

•	Generated Wireline segment revenue growth for the first time since 2007 - Fioptics annual revenue exceeded $140 million, up more than 40% year-over-year;

•	Achieved financial guidance (excluding the Wireless business) - revenue totaled $1.1 billion and Adjusted EBITDA was $335 million;

•	Sold 16 million CyrusOne partnership units for $356 million of cash - proceeds were used to repay debt, increasing net cash flow $15 million annually;

•
Completed the sale of wireless spectrum licenses for cash proceeds of $194 million. The transfer of approximately $25 million in certain assets and capital lease obligations will occur in first half of 2015;

•	Produced positive free cash flow for the year totaling $12 million; and

•	Announced a plan to accelerate the pace of our fiber investments in order capitalize on increasing demand for these products and capture market share considering the unique market opportunity.

Cincinnati Bell's goal is to become the preferred communications and technology partner in the region. The investments made in fiber and other strategic products have significantly improved the Company's financial trajectory and perception in the marketplace. The Company recently launched Gigabit Internet service, providing the fastest speeds anywhere, and, in September 2014, announced a plan to further accelerate the Fioptics investment. The revised plan expands our fiber network to provide the Fioptics suite of services to up to 80% of the Company's market in order to capitalize on increasing consumer demand for the products and to capture market share.

Our long-term performance based awards have been modified to further align executive compensation with shareholder interest. First, a new performance metric that focuses on driving revenue growth attributable to new products and services (“strategic revenue”) over sustained periods has been added to the existing metrics of adjusted EBITDA and unlevered cash return on average assets. These three metrics are now equally weighted to insure a balanced focus on what the Company considers to be the key drivers of long-term sustainable shareholder value. Second, the Compensation Committee eliminated all interim payouts such that the entire payout of the award is now based on the aggregate three-year performance period, thereby increasing the focus on long-term results and talent retention. Finally, the three-year calculated payout will be further adjusted by a total shareholder return (“TSR”) factor based on the Company’s TSR performance when compared to the Russell 2000.

The Compensation Committee made several other changes to the Company’s compensation policies and practices in 2014 that demonstrate the Company’s continued commitment to best practices and a pay-for-performance culture. These changes are detailed below and include: (i) using general industry market data as the primary information source for setting executive compensation; (ii) adoption of a prohibition on cash buyouts of underwater options in the absence of shareholder approval; (iii) implementation of double-trigger equity vesting in the event of the change in control of the Company; and (iv) substantial changes to the peer groups used to benchmark executive compensation to eliminate companies that are substantially larger than the Company.

We believe 2014’s success confirms that the Company’s executive compensation program is effective in focusing our key executive talent on driving the attainment of strategic revenue and adjusted EBITDA goals, delivering sustained cash flow performance over multiple years, and aligning executive long-term incentive rewards with the interests of shareholders. The mix of base pay (the “fixed cost” of the program) and both annual and long-term incentive plans promote achievement of current-year goals and longer-term business strategies while driving appropriate business behavior without inducing executives to take undue business risks.

Named Executive Officers
The Company's 2014 named executive officers (“NEOs”) were:

Theodore H. Torbeck	President and Chief Executive Officer
David L. Heimbach (a)	Former Chief Operating Officer
Leigh R. Fox	Chief Financial Officer
Thomas E. Simpson (b)	Chief Technology Officer
Christopher J. Wilson	Vice President, General Counsel and Secretary
Joshua T. Duckworth	Vice President, Investor Relations and Controller

(a)	Effective December 9, 2014, David L. Heimbach resigned as Chief Operating Officer.

(b)
Effective July 31, 2014, Thomas E. Simpson was appointed Chief Technology Officer of Cincinnati Bell Telephone Company, LLC. Mr. Simpson was named Chief Technology Officer of the Company on January 27, 2015.

This Compensation Discussion and Analysis (the “CD&A”) discusses in more detail below the elements of the executive compensation program and the reasons why the Compensation Committee selected those particular elements, the performance metrics and goals under certain of those elements, the compensation that the executives might earn, and how each element encourages the Company's achievement of its business objectives and strategy.

Executive Summary

Financial Results
Consolidated revenue totaled $1,278.2 million for 2014, up 2%, as the growth from our strategic products, combined with increased telecom and IT equipment sales, more than offset declines from wireless and legacy products. Revenue from our strategic products totaled $435.6 million in 2014, up 21% compared to 2013.
Operating income in 2014 was $115.8 million, down from the prior year primarily due to increased costs associated with winding down wireless operations. Wireless restructuring charges totaled $16.3 million, in addition to an asset impairment of $7.5 million and $62.2 million additional depreciation and amortization expense due to reducing the useful lives of certain wireless assets. These cost increases were partially offset by accelerated deferred gain amortization and one-time IPO transaction related compensation in the prior year.
Net income for the year equaled $75.6 million resulting in basic and diluted earnings per share of $0.31 due largely to the gain on the initial monetization of our CyrusOne equity method investment. On June 25, 2014, we consummated the sale of 16.0 million partnership units of CyrusOne LP to CyrusOne, Inc. at a price of $22.26 per unit. The sale generated proceeds of $355.9 million and resulted in a gain of $192.8 million. As of December 31, 2014, we effectively own 44% of CyrusOne, which is held in the form of 1.9 million shares of CyrusOne common stock and 26.6 million CyrusOne LP partnership units.
In the second quarter of 2014, we entered into agreements to sell our wireless spectrum licenses and certain other assets related to our wireless business. The sale of our Wireless spectrum licenses closed on September 30, 2014, and we received cash proceeds of $194.4 million. Also, on September 30, 2014, the Company entered into a separate agreement to use certain spectrum licenses until we no longer provide wireless service, which will be no later than April 6, 2015. As the Company continues to use the licenses, it deferred the gain of $112.6 million related to the sale of the spectrum. We will transfer certain leases and other assets valued at approximately $25 million to the acquiring company no later than April 6, 2015.
See “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company's Annual Report on Form 10-K for further details on the Company's 2014 financial results.

Executive Compensation Program
The Company's executive compensation program ties a significant portion of an executive's realized annual compensation to the Company's achievement of financial and strategic goals. The key financial measures utilized to assess annual performance are revenue and adjusted EBITDA. The key financial measures utilized to assess long-term performance are strategic revenue, adjusted EBITDA, and unlevered cash return on assets. The table below highlights the year-over-year comparison of performance under these measures:

Performance Measure (a)	Fiscal Year 2014	Fiscal Year 2013	% Change	2014 Adjusted Target
Revenue (b)	$1.15 B	$1.24 B	(7)%	$1.07 B
Adjusted EBITDA (b)	$341 M	$407 M	(16)%	$335 M
Free Cash Flow (b)	$12 M	$(52) M	n/m	n/a

(a)	Effective with the 2014 grants of the long-term incentive performance based-awards, the Compensation Committee modified the award metrics. See previous discussion on page 36.

(b)
See Annex A for a reconciliation of revenue, adjusted EBITDA and free cash flow to the nearest GAAP based financial measures. Adjustments were made to reflect the impact of the CyrusOne IPO in 2013, the closing of the agreements to sell our wireless spectrum licenses in 2014, and other adjustments.

Performance Cycle	Unlevered Cash Return Actual Results (*)
	Fiscal Year 2014	Fiscal Year 2013	Fiscal Year 2012
2012-2014	17.3%	16.2%	15.9%
2013-2015	18.4%	16.7%	n/a

*	Unlevered cash return on assets is measured on a cumulative basis.

The following chart summarizes the key elements of our compensation program, which are discussed in more detail later in the CD&A.

Component	Purpose	Key Characteristics	2014 Key Actions
Base Salary	• Allows Company to attract and retain executives • Recognizes individual performance through merit increases • Recognizes individual work experience and level of responsibility	• Fixed annual cash compensation • Increases primarily driven by individual performance and by market positioning • Used to calculate other components of compensation
• Mr. Heimbach received an increase in October to reflect his increased responsibilities

• Mr. Simpson received an increase in July to reflect his increased responsibilities

• No other NEOs received increases in 2014

Annual Incentives	• Motivate achievement of Company annual financial goals and strategic objectives • Motivate achievement of individual annual performance goals	• Performance-based annual cash incentive compensation • Bonus target set as a percentage of base salary
• The revenue and adjusted EBITDA performance metrics, which affect 80% of incentive payout, were attained at approximately 105% of target. Together with the individual performance portion, NEO total annual incentive payouts ranged from 110% to 124% of target

Non-qualified Stock Options and Stock Appreciation Rights (“SARs”)
• Align executive interests with shareholder interests

• Motivate achievement of Company long-term financial goals and strategic objectives

• Facilitate executive equity ownership thereby further aligning executive and shareholder interests

• Performance-based long-term equity incentive compensation

• Vest over three-year period based on continued service and the achievement of performance goals

• Does not have value unless stock price increases following date of grant

• No stock options or stock appreciation rights were granted to any NEO in 2014
Performance Share and Unit Awards	• Motivate achievement of Company long-term financial goals and strategic objectives • Facilitate executive equity ownership thereby further aligning executive and shareholder interests	• Performance-based long-term equity incentive compensation • Granted annually with cumulative one-year, two-year, and three-year performance cycles	• Grants were made in the form of performance-based shares or units • Beginning with the 2014 grant, a single payout will be made at the successful completion of the 3-year performance period
The Company also provides certain retirement benefits and post-termination compensation to the NEOs, as described in more detail later in this CD&A.

Compensation Practices

The Company reviews and modifies its executive compensation program and practices regularly to address changes in the Company's short- and long-term business objectives and strategies, new regulatory standards and to implement evolving best practices. Listed below are compensation practices that the Company has adopted in support of its pay-for-performance philosophy:

•
Performance-based Compensation. The Company believes that a significant percentage of each NEO's total compensation should be performance-based or “at-risk.” Base salary was only 24% of the Chief Executive Officer's 2014 target compensation and 38% of the other NEOs' 2014 target compensation. The percentages for the other NEOs reflect the fact Mr. Simpson was not an executive officer at the beginning of the year.

•
Stock Ownership Guidelines. The Company believes that equity ownership creates alignment between executive and shareholder interests. In support of this objective, we maintain stock ownership guidelines under which our NEOs are expected to accumulate specified ownership stakes over time. In May, 2014, the Compensation Committee approved substantial increases to the stock ownership guidelines applicable to the NEOs. See page 50 for a more detailed discussion.

•
Compensation Risk Assessment. The Company conducts annual compensation risk assessments to ensure that our policies and programs do not unintentionally encourage inappropriate behaviors or lead to excessive risk taking. We have concluded that our compensation plans, policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on the Company.

•
Repricing Prohibition. We maintain prohibitions against the repricing of underwater stock options in the absence of shareholder approval. Effective January 28, 2014, the Company amended its existing policy to expand the definition of a repricing to include cash buyouts of underwater stock options and stock appreciation rights. This change applies to all grants, including existing grants.

•
Double-Trigger Equity Vesting. Existing employment agreements with executives incorporate a “double-trigger” requirement for vesting equity grants in the event of a change in control (“CIC”). Effective January 28, 2014, the Company amended the 2007 Long Term Incentive Plan and revised award agreements for all future grants, beginning with the 2014 equity grants, to provide that in the event of a CIC, an employee must be involuntarily terminated without cause by the Company during the 24-month period following a CIC for previously granted equity awards that are continued, assumed or substituted to vest.

•
Executive Compensation Benchmarking. Effective January 28, 2014, the Compensation Committee approved the Company’s recommendations to (i) use the general industry peer group as the primary source of market data for competitive assessments of executive pay, (ii) use the telecommunication peer group as a secondary reference for assessing market pay and industry compensation practices, and (iii) modify the telecommunication peer group to eliminate the four largest companies and add two new companies with annual revenue below that of Cincinnati Bell. We target each pay component and total pay at the 50th percentile.

•
Hedging and Pledging Policy. Effective January 31, 2013, the Company updated its Insider Trading Policy to expressly prohibit ownership of derivative financial instruments or participation in investment strategies that hedge the economic risk of owning the Company's common stock and to prohibit officers and directors from pledging Company securities as collateral for loans.

•
Clawback Policy. The Company has a clawback policy that allows it to recover incentive payments to or realized by executive officers in the event that the incentive compensation was based on the achievement of financial results that are subsequently restated to correct any accounting error due to material noncompliance with any financial reporting requirement under the federal securities laws, and such restatement results in a lower payment or award.

•
Independent Compensation Committee. Each member of the Compensation Committee is independent as defined in the corporate governance listing standards of the NYSE and the Company's director independence standards mirror those of the NYSE.

•
Independent Compensation Consultant. The Compensation Committee utilizes the services of an outside independent compensation consultant to assist in its duties. The Compensation Committee's consultant performs no other services for the Company or its management.

•
Elimination of Gross-Ups. The Compensation Committee has a policy in place since April 27, 2010 that any new or materially amended employment agreement with any NEO will not contain any excise tax gross-up provisions with respect to payments contingent on a CIC. In addition, current employment agreements were amended to remove excise tax gross-up provisions.

2014 Say-on-Pay Vote and Shareholder Outreach

In 2014, approximately 51.6% of the shares voted with respect to the Company's say-on-pay proposal voted "for" approval of the Company's executive compensation. This low rate of shareholder approval was driven primarily by the Compensation Committee’s decision to pay the Company’s former chief executive officer a substantial discretionary bonus for his leadership in developing and executing the Company’s data center growth strategy, which culminated in the successful initial public offering of CyrusOne on January 24, 2013. The Company’s remaining ownership stake in CyrusOne was valued at $785.0 million as of December 31, 2014. The reasons for this discretionary bonus payment, which had already been approved and paid by the date of last year’s proxy statement, were explained in detail in the proxy statement. However, the discretionary bonus payment resulted in negative say-on-pay recommendations from two prominent proxy advisory firms.

Beginning in the fall of 2013 and continuing throughout last year’s proxy solicitation period, the Chairman of the Board, the Chairman of the Compensation Committee, the Compensation Committee’s independent compensation consultant, and certain members of senior management met directly with many of the Company’s major shareholders to obtain feedback on the Company’s strategic direction as well as its executive compensation program. The Company’s representatives also sought and received shareholder feedback on the discretionary bonus discussed above. In addition, the Compensation Committee considered the concerns expressed by the proxy advisory firms in their 2014 reports on the Company’s say-on-pay proposal.

In response to this feedback from shareholders and the proxy advisory firms, the Compensation Committee implemented a number of changes to the 2007 Long Term Incentive Plan and to the terms of the awards granted under the Plan in 2014. The Compensation Committee also approved increases to the stock ownership guidelines applicable to the NEOs. These changes as well as several other new compensation practices are discussed above. Based on discussions with shareholders, the Company believes that these changes have been well received and are generally seen as a more balanced approach to aligning management compensation with shareholder return.

The Compensation Committee is well aware of the concerns that last year's discretionary bonus payment raised and will be mindful of these concerns in the future. The Compensation Committee will continue to consider results from annual shareholder advisory votes when reviewing the Company's executive compensation practices. In addition, the Company's management and the Board believe that it is important to continue its shareholder outreach efforts and intend to continue to engage and communicate with its major shareholders.

Compensation Program Objectives
The executive compensation program's primary objectives are:

•	To attract and retain high-quality executives by offering competitive compensation packages;

•
To motivate and reward executives for the attainment of financial and strategic goals, both short-term and long-term, thereby increasing the Company's value while at the same time discouraging unnecessary or excessive risk-taking; and

•
To align the interests of the executives and the shareholders by attributing a significant portion of total executive compensation to the achievement of specific short-term and long-term performance goals set by the Compensation Committee.

Elements of Compensation

Base Salary

Base salaries are provided to the Company's NEOs for performing their day-to-day responsibilities. The base salaries of our NEOs are based on a review of the competitive market median for comparable executive positions, assessment by the Chief Executive Officer (or in the case of the Chief Executive Officer's base salary, by the Compensation Committee and entire Board) of the executive's performance as compared to his or her individual job responsibilities, the salary level required to attract and retain the executive and such other factors as the Chief Executive Officer or the Compensation Committee deems relevant for such executive. Generally, no one factor is given more weight than another, nor does the Company and the Compensation Committee use a formulaic approach in setting executive pay. Additionally, while the Company looks at 50th percentile total compensation, it also considers the executive’s individual performance as well in determining salary adjustments.

With the exception of Messrs. Heimbach and Simpson, no NEOs received base salary increases in 2014. Mr. Heimbach was named Chief Operating Officer on November 20, 2013, but did not receive an increase in base salary. The Compensation Committee approved an increase in his base salary effective October 23, 2014 commensurate with his increased responsibilities. Mr. Heimbach resigned from the Company on December 9, 2014. Mr. Simpson received an increase in his base salary and annual incentive target effective July 31, 2014 commensurate with his promotion to Chief Technology Officer of Cincinnati Bell Telephone Company, LLC.

Annual Incentives
Annual incentives are intended to motivate and reward senior executives for achieving the short-term business objectives of the Company. Annual incentives are payable for the achievement of annual financial performance goals established by the Compensation Committee and for individual performance. For the NEOs, financial performance goals represent 80% of the annual incentive determination and individual performance evaluation represents 20%. Payouts, if any, can range from 0% to 150% of the total target incentive, depending on the level of achievement of financial goals between threshold and superior levels of performance and evaluations of individual performance and contributions for the year. The Board and Compensation Committee approve financial goals annually which reflect their belief that achievement of these goals drives the Company's strategic success.
The Company used the following goals having the indicated weights in 2014:

•	60% on adjusted EBITDA;

•	20% on revenue; and

•	20% on individual performance.
The Company has selected adjusted EBITDA and revenue as its performance measures. Investors have identified these metrics as key indicators of current financial performance and the Company's ability to execute on its strategy of creating a fiber-based entertainment, communications and IT solutions company with growing revenue, growing profits and significant cash flows. Adjusted EBITDA is given a significantly higher weighting than revenue and individual performance because it is a key measure of profitability of the Company that eliminates the effects of accounting and financing decisions. In addition, investors view it as an effective barometer of how well a company can service its debt.
The Board and Compensation Committee review and approve the annual bonus attainment percentages for both adjusted EBITDA and revenue. In conjunction with such review, they may adjust the actual result or goal amount to reflect a change in business direction, reallocation of Company resources or an unanticipated event.
The adjusted EBITDA and revenue goals are assessed independently of each other and are scaled above and below their respective targets. In 2013, significant changes were made to the scale used for exceeding annual targets. The same scale was approved for 2014 targets:

Percentage of Criterion Achieved	Adjusted EBITDA Goal		Revenue Goal
	Percentage of Target Incentive Goal	Percentage of Total Annual Incentive Paid	Percentage of Target Incentive Goal	Percentage of Total Annual Incentive Paid
Below 95%	0%	0%	0%	0%
95%	50%	30%	50%	10%
100%	100%	60%	100%	20%
110%	125%	75%	125%	25%
120% or greater	150%	90%	150%	30%

The 2014 target annual incentives for each of the NEOs at year-end are set forth below:

Named Executive Officer	Target Annual Incentive as a % of Base Salary
Theodore H. Torbeck	100%
David L. Heimbach	100%
Leigh R. Fox	100%
Thomas E. Simpson	60%
Christopher J. Wilson	65%
Joshua T. Duckworth	50%

In 2014, for annual incentive purposes, the chart below sets out the adjusted EBITDA and revenue target goals and actual results (adjusted as described in Annex A), which produced a weighted-average payout for the financial portion of approximately105% of target:

Financial Objective
	2014 Threshold Performance Level	2014 Adjusted Target	2014 Superior Performance Level	2014 Actual Results
Adjusted EBITDA	95%	$335 M	120%	$341 M
Revenue	95%	$1.07 B	120%	$1.15 B

The Chief Executive Officer provides the Compensation Committee with his assessment of each executive officer's individual performance. The Chief Executive Officer reviews, for each executive officer, the performance of the executive's department, the quality of the executive's advice and counsel on matters within the executive's purview, qualitative peer feedback and the effectiveness of the executive's communication with the organization and with the Chief Executive Officer on matters of topical concern. These factors are evaluated subjectively and are not assigned specific individual weight. The Chief Executive Officer then recommends an award for the individual performance-based portion for each of the other NEO's annual incentive, which can range from 0% to 200% of the target award for such portion.

The Compensation Committee meets in executive session to consider the Chief Executive Officer's individual performance. The Compensation Committee evaluates the information obtained from the other directors concerning the Chief Executive Officer's individual performance, based on a discussion led by the Chairman of the Board. Factors considered include: operational and financial performance, succession planning, development of the Company leadership team, development of business opportunities and community involvement/relationships. The Compensation Committee has discretion in evaluating the Chief Executive Officer's performance and may recommend to the full Board a discretionary increase or decrease to the Chief Executive Officer's final incentive award as the Compensation Committee believes is warranted.

The table below shows the percentage of target annual incentive earned by each NEO for 2014 for each performance measure and in total:

Named Executive Officer	Total Company Revenue	Total Company Adjusted EBITDA	Individual Performance	Total Annual Incentive Award
Theodore H. Torbeck	105%	105%	200%	$928,800
David L. Heimbach (a)	—	—	—	—
Leigh R. Fox	105%	105%	180%	$419,440
Thomas E. Simpson (b)	110%	110%	—	$145,051
Christopher J. Wilson	105%	105%	130%	$252,456
Joshua T. Duckworth	105%	105%	130%	$109,840

(a)	Mr. Heimbach resigned effective December 9, 2014 and will not receive a payout.

(b)	Mr. Simpson participated in the Management Team Incentive Award program in 2014.

Long-term Incentives

The long-term incentives granted to NEOs in 2014 consist of performance shares or units. Long-term incentives are intended to encourage the Company's executives to focus on and achieve the long-term (three-year) business goals of the Company and to aid their development and retention through share ownership and recognition of future performance. An executive's realization of his or her long-term incentive means that the Company has also performed in accordance with its plan over a long-term period. The total annual long-term incentive opportunity for each NEO is established by the Compensation Committee in terms of dollars. In administering the long-term incentive program, the Compensation Committee considers competitive market data (as discussed below) and the recommendations of the Chief Executive Officer regarding each executive's performance and specific individual accomplishments. For each type of award, the number of performance shares/units to grant is determined by dividing the approved award amount by the closing price of a share of common stock on the day the Board approves the financial results. The Compensation Committee's policy is not to grant more than 2,000,000 shares per year in connection with long-term incentive awards under the 2007 Long Term Incentive Plan. To the extent that the settlement of the long-term incentive awards in any year exceeds 2,000,000 shares, the excess portion of the incentives are settled in cash.

Stock Options/SARs
No stock options or SARs were granted to any NEO in 2014.

Performance Plan
Performance share or unit awards, which may be paid in common shares, cash, or a combination thereof, are based on the achievement of specific Company quantitative goals over a three-year performance period. Such awards are granted during the first quarter of each calendar year following finalization and approval by the full Board (for awards granted prior to 2014) of the one-year, two-year cumulative and three-year cumulative financial goal(s) for the next three-year performance period. Beginning with the 2014 awards, performance goal attainment will be based on the achievement of the specific Company quantitative goals for the aggregate three-year performance period ending on December 31, 2016, as approved by the full Board.

The threshold, target and superior performance levels are the same for each of the NEOs. For the 2012 and 2013 performance cycles, actual adjusted free cash flow and actual unlevered cash return on assets achieved must be at least 90% of the target goal in order to generate a threshold level payout equal to 75% of the target award for each executive. Adjusted free cash flow and unlevered cash return one-year, two-year cumulative, and three-year cumulative financial target goals and actual results for the performance periods beginning in 2012 and 2013 are shown in the table below.

Performance Cycle
	Threshold Performance Level	Cumulative Target	Superior Performance Level	Actual Results (*)	Percentage of Target (a)
2012-2014
2012	14.5%	16.0%	17.5%	16.0%	100%
2013	14.5%	16.0%	17.5%	16.2%	107%
2014	14.5%	16.0%	17.5%	17.3%	143%

2013-2015
2013	15.5%	17.0%	18.5%	16.7%	95%
2014	15.5%	17.0%	18.5%	18.4%	147%

(a)	The maximum payout on any interim performance cycle is 100%; the maximum payout for the full 3-year performance cycle is 150%

*
Actual free cash flow was adjusted for special items not contemplated when the cumulative three-year target was approved by the Compensation Committee. Similarly, unlevered cash flows were adjusted for special items not contemplated when the cumulative three-year target was approved by the Compensation Committee

For the 2014 three-year performance cycle ending December 31, 2016, strategic revenue, adjusted EBITDA and unlevered cash return on assets are equally weighted. For strategic revenue and adjusted EBITDA, achievement must be at least 95% of the target goal in order to generate a threshold level payout equal to 50% of the target award for each executive. For unlevered cash return on assets, achievement must be at least 17.2% in order to generate a threshold level payout equal to 50% of the target award for each executive. The final payout calculation is subject to a +/- 15% adjustment based on the Company’s Total Shareholder Return over the three-year performance period compared to the Russell 2000 Index. Achievement less than the 35th percentile of the Russell 2000 Index will result in a 15% reduction while achievement greater than the 65th percentile will result in a 15% increase.

Benefits
NEOs hired prior to January 1, 2009 participate in the same pension plan as all other eligible salaried and certain non-union hourly employees. The pension plan is a qualified defined benefit plan with a nonqualified provision that applies to the extent that eligible earnings or benefits exceed the applicable Internal Revenue Code limits for qualified plans. The Company makes all required contributions to this plan. However, as described on page 55, the pension plan is now frozen and no further credits, other than interest, are made to the plan. The executives, along with all other salaried employees, also participate in a 401(k) savings plan, which includes a Company matching contribution feature that vests 100% of such matching contributions in the employee's account as they are made to the plan.
The value of the Company's retirement program is not considered in any of the compensation decisions made with respect to other elements of NEO compensation, because the Company believes that the alignment of the interests of executives and shareholders is most effectively accomplished through its short- and long-term incentive compensation programs.

Compensation Determination Process
Role of the Compensation Committee and Management in Recommending Compensation
As described in greater detail below, individual base salaries, annual cash incentive awards and long-term incentive grant amounts are determined within the framework of the executive's position and responsibility, individual performance and future leadership potential, as determined by the Chief Executive Officer in consultation with the Compensation Committee, or by the Compensation Committee and the full Board in the case of the Chief Executive Officer, as well as with regard to the external marketplace.
The Chief Executive Officer presents compensation recommendations for the senior executives, including the other NEOs, to the Compensation Committee for its review and approval. The Compensation Committee evaluates the performance of the Chief Executive Officer, determines his compensation, and discusses its recommendation with the Board in executive session before the Board grants its approval.

Determination of the Target Compensation Levels
In determining pay levels, the Company established a philosophy to target each component - base salary, target bonus and target long-term incentive - at the market 50th percentile appropriate to the revenue size of the Company. The Compensation Committee believes that pay practices for executive officers should include a mixture of pay elements that are reflective of the two peer groups discussed below. Executive compensation correlates with a company's annual revenue (i.e., the higher a company's revenue, generally the higher the executive's market compensation). To take this effect into consideration, the Company, in consultation with its compensation consultant, Towers Watson, uses a statistical technique called "regression analysis." Linear regression analysis is a statistical tool for determining the relationship between a dependent variable (in this case target compensation levels) and an independent variable (in this case revenue). This technique correlates median predicted pay for companies by taking into consideration their revenues (i.e., smaller revenue companies would have pay predicted based on their revenues rather than by a simple median of pay for all companies in the peer group). Then, for each executive officer position whose compensation is assessed and set by the Compensation Committee (or the full Board, in the case of the Chief Executive Officer), Towers Watson produces a predicted level for each pay component at the 50th percentile of companies based on Cincinnati Bell’s revenue. This allows the Committee to compare each executive's pay, both by pay component and in total, to the market 50th percentile of similar revenue-sized companies. The Company does not review pay levels at individual companies or the specific structure of other companies' short- or long-term incentive plans. Instead, the Compensation Committee considers the predicted pay levels in both peer groups as an indication of market pay practice relating to each pay component and the relative mixture among the pay components.
At the Company's request, Towers Watson conducts an annual study of market compensation practices. The Compensation Committee uses the information provided by Towers Watson to validate that each NEO’s compensation package is competitive and that an appropriate portion of it is “at risk”; that is, subject to payment only if the Company obtains certain quantitative results and the individual achieves certain qualitative results. Towers Watson obtains, compiles and supplies to the Company and the Compensation Committee competitive compensation information. This information covers two peer groups. Effective January 28, 2014, the Compensation Committee approved the use of Towers Watson's executive compensation survey data as the primary source for market competitive assessments of NEO pay levels.

The first peer group consists of 126 companies across various industries with annual revenue between $1 billion and $3 billion. These companies are chosen because they have annual revenue that is closely aligned with the Company's revenue size, and they provide the Company and the Compensation Committee with insight into general industry executive compensation practices.

A.O. Smith	G&K Services	Pall
Accellent	GAF Materials	Parsons
Aimia*	GENCO	PHH
Allegion	Glatfelter	Plexus
American Greetings	Graco	Polymer Group
Americas Styrenics	Group General Atomics	Purdue Pharma
AMSTED Industries	H.B. Fuller	Rackspace
Ansell	Harsco	Rayonier
Arby's Restaurant	Hercules Offshore	Recreational Equipment
Armstrong World Industries	Herman Miller	Regal-Beloit
Arup USA*	Hexcel	Revlon
BBA Aviation*	HNI	Rowan Companies
Beam Suntory	HomeServe USA*	Sage Software*
Bob Evans Farms	Hubbell	Sanderson Farms
Boise Cascade	Husky Injection Molding Systems*	SAS Institute
Brembo*	IDEXX Laboratories	Schwan Food Company
Broadridge Financial Solutions	Intercontinental Hotels Group*	Scripps Networks Interactive
Carmeuse North America Group*	International Flavors & Fragrances	Sensata Technologies
CDI	International Game Technology	ServiceMaster Company
Chemtura	Irvine Company	ShawCor
Chico's FAS	ITT Corporation	Sigma-Aldrich
Citrix Systems	Jack in the Box	Snap-On
Clearwater Paper Corporation	K. Hovnanian Companies	Spirit Airlines
Columbia Sportswear	KB Home	Steelcase
Cooper Standard Automotive	Kennametal	SunCoke Energy
Covance	Knowles	TeleTech Holdings
Cracker Barrel Old Country Stores	KodakAlaris	Teradata
Crown Castle	Leprino Foods	Toro
Cubic	Lifetouch	Tribune
Curtiss-Wright	LinkedIn	Tronox
Cytec Industries	Magellan Midstream Partners	Tupperware Brands
Deluxe	Makino*	UBM*
Dentsply	Markit*	Under Armour
Donaldson	Meredith	Underwriters Laboratories
DST Systems	MFA Oil Company	United Launch Alliance
DSW	Milacron	Vertex Pharmaceuticals
Eastman Kodak	NBTY	VistaPrint
Edwards Lifesciences	NewPage	Vulcan Materials
Equifax	Nortek	Wendy's Group
Esterline Technologies	OM Group	West Pharmaceutical Services
Exterran	Outerwall	Worthington Industries
Follett Corporation	P.F. Chang's China Bistro	XO Communications

*Subsidiary

The second peer group consists of 18 telecommunications companies. The Company, in consultation with Towers Watson and Mr. Charles Mazza, an independent compensation consultant to the Compensation Committee (See “Role of Compensation Consultants” discussion on page 49), annually reviews the list of companies in this group to make certain the group is appropriate and the Compensation Committee, after review, approves the peer group. The peer group used in 2014 differs from the peer group used in the 2013 executive compensation review process in the following respects:
i.    AT&T, Verizon, Comcast, and Sprint were deleted from the group,
ii.    Atlantic Tele-Network and General Communications were added.The peer group currently includes:

• Atlantic-Tele-Network, Inc.	• SBA Communications Corp.
• Centurylink, Inc.	• Spok Holdings, Inc.
• Consolidated Communications Holdings, Inc.	• Telephone & Data Systems Inc.
• EarthLink Inc.	• Time Warner Inc.
• Fairpoint Communications, Inc.	• T-Mobile US, Inc.
• Frontier Communications Corp.	• TW Telecom Inc.
• General Communications Inc.	• United States Cellular Corp.
• IDT Corp.	• Vonage Holdings Corp.
• Level 3 Communications Inc.	• Windstream Corp.

In establishing its compensation programs, the Company evaluates the following from both peer groups' data:

•	Base salary;

•	Total target cash compensation - the sum of base salary plus target annual bonus opportunity; and

•	Total target direct compensation - the sum of base salary plus target annual bonus opportunity plus target long-term incentive opportunity.

The Compensation Committee considers, as one of many factors, each component of executive officer compensation compared to the revenue size-adjusted market 50th percentile for two reasons:

•	Benchmarking target compensation at the 50th percentile is consistent with the practice followed by a majority of companies and is considered “best practice,” and

•
Above-median compensation should be on a delivered actual basis, rather than a target basis, for overachievement of target performance goals consistent with the Company’s “pay-for-performance” philosophy.

In addition to reviewing market compensation data, trends in executive compensation practices and the Company’s performance, the Compensation Committee believes that each NEO’s individual performance and current/future potential with the company are also important factors to consider when setting NEO compensation levels.

The Company, in consultation with Towers Watson and Mr. Mazza (See “Role of Compensation Consultants” discussion on page 49), compares the compensation of our NEOs to executives holding similar positions at a specific group of peer companies approved by the Compensation Committee (see second peer group above). The Compensation Committee uses these comparisons as a secondary source for benchmarking NEO compensation levels and for monitoring trends. The list of companies in the peer group is reviewed annually to ensure they remain relevant for comparative purposes.

The Compensation Committee wants to ensure that each executive has a significant percentage of compensation “at risk.” Using the benchmark data and input from its own independent consultant as well as from Company management (primarily the Chief Executive Officer and the Chief Financial Officer), the Compensation Committee allocates total target direct compensation among base salary, annual bonus and long-term incentive compensation. For 2014, the charts below reflect this allocation:

Based on market practices, combined with the Compensation Committee members' collective experience, the Compensation Committee believes that this allocation of pay among base salary and short- and long-term incentive compensation provides appropriate motivation to achieve objectives set for the current year while also providing a significant incentive that requires the executives to make decisions that are intended to sustain attainment of business objectives over the longer term.
As part of the process for setting compensation, the Compensation Committee reviews “tally sheets” prepared for each of the executives. Tally sheets provide the Compensation Committee with detailed information, as of a given date, about each executive's current compensation (including the value of any applicable benefit programs) and wealth accumulation, including the value of accrued and vested pay, such as shares of Company stock, vested stock options and other equity awards owned by the executive and the value of any vested retirement benefits provided by the Company, as well as pay and benefits triggered under a variety of employment termination scenarios. This provides additional context for the Compensation Committee in setting pay levels.

Role of Compensation Consultants
Both the Compensation Committee and the Company have engaged a consultant to advise on compensation-related matters. Neither the Compensation Committee nor the Company has identified any conflicts of interest with respect to their respective compensation consultant that would impair the advice provided by such compensation consultant.
The Compensation Committee retains Mr. Charles Mazza, an independent compensation consultant, who performs no other services for the Company or its management, to assist in its deliberations regarding executive compensation. Pursuant to the Committee's instructions, Mr. Mazza analyzes and comments on various compensation proposals made by the Company and on various topics specified by the Committee and opines and reports on these matters in open sessions of Compensation Committee meetings. In executive sessions of the Compensation Committee meetings, Mr. Mazza addresses subjects of particular interest to the Compensation Committee, such as compensation of the Chief Executive Officer, and presents his analysis of such subjects including the pros and cons of certain compensation elements and his recommendations. Pursuant to the Compensation Committee Chair's request, Mr. Mazza contacts each member of the Compensation Committee annually as part of the Compensation Committee's self-evaluation and reports his conclusions to the Compensation Committee.
The Company retains Towers Watson to assist with various compensation-related projects during the course of the year. Typically, the Company has a discussion with Towers Watson about a project, outlining the project's objectives, and discusses Towers Watson's approach to the project before requesting them to complete the project. The projects range from requests for general compensation data or information to requests for specific guidance and recommendations, such as designing specific incentive plans.

Other Compensation Policies

Stock Ownership Guidelines
The Compensation Committee recognizes that executive stock ownership is an important means of aligning the interests of the Company's executives with those of its shareholders. In May, 2014, the Compensation Committee approved an increase in the stock ownership guidelines for the NEOs as follows:

•	Chief Executive Officer - increased from 3 times base salary to 5 times base salary (as adjusted each year)

•	Other NEOs - increased from 1.5 times base salary to 2 times base salary (as adjusted each year)

The Compensation Committee established a time line of five years from the date the existing share pool is increased (e.g. the date the shareholders approve the proposed amendment to the 2007 Long Term Incentive Plan) or a new long term incentive plan is approved for the NEOs to reach the new guidelines.  To the extent possible, future long-term incentive awards will be made in shares based on share availability to assist the executives in meeting the guidelines.  Aside from the Company's actual performance from one year to the next, the price of the Company's stock may vary due to the general condition of the economy and the stock market. Therefore, the Compensation Committee may measure an executive's progress more on the basis of the year-over-year increase in the number of shares owned than the overall market value of the shares owned in relation to the executive's ownership goal. For purposes of measuring ownership, only shares owned outright or beneficially by the executive (including shares owned by the executive's spouse or dependent children and shares owned through the Company's savings plan or deferred compensation plan) are included. Shares represented by unvested stock options or any other form of equity for which a performance or vesting condition remains to be completed before the executive earns a right to and receives the shares (except for shares that have been electively deferred to a future date) are not counted in determining the executive's level of ownership.
Using the new stock ownership guidelines, as of March 2, 2015, Mr. Torbeck, owned shares valued at approximately 101% of his ownership target; Mr. Fox has achieved approximately 25% of his ownership goal; Mr. Simpson has achieved 2% of his ownership goal; Mr. Wilson has achieved approximately 160% of his ownership goal; and Mr. Duckworth has achieved approximately 7% of his ownership goal.
Prohibition on Hedging and Pledging
Effective January 31, 2013, the Company updated its Insider Trading Policy to expressly prohibit ownership of derivative financial instruments or participation in investment strategies that hedge the economic risk of owning the Company's common stock and to prohibit officers and directors from pledging Company securities as collateral for loans.

Employment Agreements, Severance and Change in Control Payments and Benefits
The Company generally enters into employment agreements with the named executive officers for several reasons. Employment agreements give the Company flexibility to make changes in key executive positions with or without a showing of cause, if terminating the executive is determined by the Company or the Board to be in the best interests of the Company. The agreements also minimize the potential for litigation by establishing separation terms in advance and requiring that any dispute be resolved through an arbitration process. The severance, change in control payments and benefits provided under the employment agreements as described in more detail beginning on page 60 are important to ensure the retention of the NEOs.

Depending on the circumstances of their termination, the NEOs are eligible to receive severance benefits in the form of a multiple of annual base salary as a lump sum payment, continued access to certain Company-provided benefits for a defined period post-employment, healthcare benefits and accelerated vesting of all equity as determined by the provisions in their employment agreements, which are discussed in detail starting on page 55. Under a dismissal without cause or constructive discharge following a change of control, the Company provides the severance benefits because it serves the best interest of the Company and its shareholders to have executives focus on the business merits of possible change in control situations without undue concern for their personal financial outcome. In the case of a without cause termination or constructive discharge absent a change in control, the Company believes it is appropriate to provide severance at these levels to ensure the financial security of these executives, particularly in view of the non-compete provisions which state that, for 12 months following termination, the executive will not compete with the Company or solicit customers or employees of the Company. Because these potential payments are triggered under very specific circumstances, such payments are not considered in setting pay for other elements of executive compensation. The Compensation Committee has a policy that the Company will not enter into any new or materially amended employment agreements with NEOs providing for excise tax gross-up provisions with respect to payments contingent upon a change in control, and no NEO has an excise tax gross-up provision.

Adjustments and Recovery of Award Payments and Clawback Policy
The Company is subject to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002. Therefore, if the Company were required to restate its financial results due to any material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, the Securities and Exchange Commission could act to recover from the Chief Executive Officer and Chief Financial Officer any bonus or other incentive-based or equity-based compensation received during the 12-month period following the date the applicable financial statements were issued and any profits from any sale of securities of the Company during that 12-month period.
In addition, the Board has adopted an interim executive compensation recoupment/clawback policy that reflects the preliminary requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), with the intention that the policy will be modified when final regulations required by the Dodd-Frank Act are adopted by the SEC. The policy was effective as of January 1, 2011, for any current executive officer or former executive officer that terminates employment after January 1, 2011 and applies to cash and equity-based compensation that is approved, granted or awarded on or after January 1, 2011. The policy allows the Company to recover incentive payments to, or realized by, certain executive officers in the event that the incentive compensation was based on the achievement of financial results that were subsequently restated to correct any accounting error due to material noncompliance with any financial reporting requirement under federal securities laws and such restatement results in a lower payment or award.

Compensation Limitation
Section 162(m) of the Code generally limits to $1,000,000 the available deduction to the Company for compensation paid to any of the Company's NEOs, excluding the Chief Financial Officer, except for performance-based compensation that meets certain requirements. Although the Compensation Committee considers the anticipated tax treatment to the Company of its compensation payments, the Compensation Committee has determined that it will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m) of the Code.

EXECUTIVE COMPENSATION
Summary Compensation Table

The following table sets forth information concerning the compensation of any person who served as the principal executive officer (Theodore H. Torbeck) or principal financial officer (Leigh R. Fox) during the year ended December 31, 2014, the three most highly compensated persons who served as executive officers (Christopher J. Wilson, Joshua T. Duckworth and Thomas E. Simpson) at the end of the year ended December 31, 2014 and an individual (David L. Heimbach) who would have been considered one of the most highly compensated persons but no longer served as an executive officer of as of December 31, 2014 (collectively, the “NEOs”).
Summary Compensation Table — Fiscal 2014

Name, Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (a)	Option Awards ($) (b)	Non-Equity Incentive Plan Compensation ($) (c)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (d)	All Other Compensation ($) (e) (g)	Total ($)
Theodore H. Torbeck (f)	2014	750,000	—	1,650,000	—	928,800	—	10,200	3,339,000
President and Chief Executive Officer	2013	746,954	—	1,150,000	250,000	3,181,790	—	10,000	5,338,744
	2012	726,000	—	1,800,000	—	970,045	—	9,800	3,505,845
David L. Heimbach (g)	2014	320,096	—	500,000	—	124,416	21,196	815,744	1,781,452
Former Chief Operating Officer	2013	342,665	—	300,000	—	730,006	(16,884)	7,644	1,363,431
Leigh R. Fox (h)	2014	350,000	—	350,000	—	497,031	29,072	10,200	1,236,303
Chief Financial Officer	2013	303,846	—	286,500	—	1,056,876	(22,420)	3,566	1,628,368
Thomas E. Simpson (i)	2014	241,778	—	—	—	145,051	26,870	7,139	420,838
Chief Technology Officer
Christopher J. Wilson	2014	353,600	—	—	—	252,456	95,689	10,200	711,945
Vice President, General Counsel and Secretary	2013	353,600	—	200,000	200,000	1,848,275	(68,863)	10,000	2,543,012
	2012	345,662	—	200,000	200,000	284,111	103,242	9,800	1,142,815
Joshua T. Duckworth (j)	2014	200,000	—	75,000	—	109,840	—	9,636	394,476
Vice President, Investor Relations and Controller	2013	169,231	—	50,000	—	193,151	—	8,530	420,912

(a)
The 2014 amounts reflect the grant-date fair value of the performance share-based awards issued in 2014 to Messrs. Torbeck, Heimbach, Fox and Duckworth for the 2014-2016 performance cycle. The 2013 amounts, excluding Mr. Torbeck's grant, reflect the grant-date fair value of the performance share-based awards issued in 2013 to Messrs. Heimbach, Fox, Wilson and Duckworth for the 2013-2015 performance cycle. Mr. Torbeck's amount is the combination of a restricted stock grant and the grant-date fair value of performance share-based awards issued in 2013. The 2012 amount reflects the grant-date fair value of the performance share-based awards issued in 2012 to Mr. Wilson for the 2012-2014 performance cycle. All amounts assume payout at target. For further discussion of these awards, see Note 14 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. The table below shows the amounts if the maximum payout is earned based on the stock price at date of grant.

	Stock Awards ($)
Name	2014	2013	2012
Theodore H. Torbeck (1)	2,475,000	1,275,000	1,800,000
David L. Heimbach	750,000	450,000	—
Leigh R. Fox	525,000	429,750	—
Thomas E. Simpson	—	—	—
Christopher J. Wilson	—	300,000	300,000
Joshua T. Duckworth	112,500	75,000	—

(1)
The 2013 amount for Mr. Torbeck’s grant reflects the grant-date fair value of the performance share-based awards issued in 2013 for the 2013-2015 performance cycle and a restricted common share grant. The 2012 amount for Mr. Torbeck represents a restricted common share grant. The 2013 and 2012 restricted common share grants were all made in accordance with Mr. Torbeck's employment agreements and each restricted common share grant vests one-third per year at the end of each one-year period.

(b)
The 2013 amounts shown reflect the aggregate grant date fair value of performance-based options granted to Messrs. Torbeck, and Wilson. The 2012 amount shown reflects the aggregate grant date fair value of performance-based stock appreciation rights granted to Mr. Wilson in 2012. For all awards, the grant date fair value was computed in accordance with Accounting Standards Codification ("ASC") 718. For further discussion of the assumptions utilized to value these awards, see Note 14 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. The amounts shown in the Summary Compensation Table above reflect payout at target. The table below shows these amounts if the maximum payout is earned:

	Stock Options/Stock Appreciation Rights ($)
Name	2014	2013		2012
Theodore H. Torbeck	—	375,000	(1)	—
Christopher J. Wilson	—	300,000	(1)	300,000	(2)

(1)
Amounts represent performance-based options assuming target is met. Performance will be measure based on the achievement of cumulative UCR targets over the three-year period 2013 - 2015. The material terms of the options granted are: grant type - non-incentive; exercise price - fair market value of common stock on grant date; vesting - 50% on the first anniversary of the original grant date and 25% on the second anniversary and 25% on the third anniversary; term of grant - 10 years; termination - except in the case of death, disability, or retirement, any unvested awards will be canceled 90 days following termination of employment.

(2)
The material terms of the options and SARs granted are: grant type - non-incentive; exercise price - fair market value of common stock on grant date; vesting - 28% on the first anniversary of the original grant date and thereafter at the rate of 3% per month for the next 24 months; term of grant - 10 years; termination - except in the case of death, disability, or retirement, any unvested awards will be canceled 90 days following termination of employment.

(c)
Non-equity incentive plan compensation represents amounts earned for annual performance-based cash incentives, long-term incentive performance plan cash-settled awards and Data Center Performance Plan awards. The Data Center Performance Plan was established in 2010 and was fully paid out in 2013. Messrs. Simpson and Wilson were granted cash-settled long term incentive awards for the 2014-2016 performance period.  Actual award payments, if any, will be made in 2017 based on the achievement of company metrics for the 2014-2016 performance period.  The table below shows the amounts earned for each of these awards:

Name	Year	Annual Performance-Based Cash Incentive ($)	Long-Term Cash-Settled Performance Units ($) (1)	Data Center Performance Plan Cash Incentive ($)(2)	Total ($)
Theodore H. Torbeck	2014	928,800	—	—	928,800
	2013	949,950	—	2,231,840	3,181,790
	2012	970,045	—	—	970,045
David L. Heimbach	2014	—	124,146	—	124,146
	2013	404,483	57,702	267,821	730,006
Leigh R. Fox	2014	419,440	77,591	—	497,031
	2013	306,623	36,064	714,189	1,056,876
Thomas E. Simpson	2014	145,051	—	—	145,051
Christopher J. Wilson	2014	252,456	—	—	252,456
	2013	268,132	—	1,580,143	1,848,275
	2012	284,111	—	—	284,111
Joshua T. Duckworth	2014	109,840	—	—	109,840
	2013	86,023	—	107,128	193,151

(1)
The amounts shown above for long-term cash-settled performance units earned by Messrs. Heimbach and Fox represent the amounts earned in 2014 and paid in 2015 for the performance period related to cash-payment performance awards granted in (i) January 2012 for the 2012-2014 performance cycle and (ii) January 2013 for the 2013-2014 performance cycle.

(2)	The amounts shown above represent the amounts paid in 2013 for the long-term Data Center Performance Plan.

(d)
The amounts shown in this column for Messrs. Heimbach , Fox , Simpson and Wilson represent the one-year increase in the value of their qualified defined benefit plan and nonqualified excess plan for 2014, 2013 and 2012, respectively, projected forward to age 65 for each executive with interest credited at 3.5%, which is the rate a terminated participant would then be given (such interest rate was increased to 4.0% effective as of March 2, 2012) and then discounted back to the respective year at the discount rate (3.4% for 2014, 4.2% for 2013 and 3.3% for 2012) required under ASC 960. The present value of the accrued pension benefits increased in 2014 primarily due to an increase in the applicable discount rate and improved market performance of pension assets. The Company froze its qualified pension plan for management employees in 2009; therefore, Mr. Torbeck and Mr. Duckworth are not entitled to any benefits under this plan. None of the executives receive any preferential treatment or above-market interest under the Company's retirement plans.

(e)
For each NEO, the amount represents the Company's 401(k) match. Under the terms of the Cincinnati Bell Inc. Retirement Savings Plan, the Company's matching contribution is equal to 100% on the first 3% and 50% on the next 2% of contributions made to the plan by the participant. Eligible compensation includes base wages plus any incentive paid to eligible participants. The maximum Company matching contribution is $10,200.

(f)	Mr. Torbeck was appointed Chief Executive Officer on January 31, 2013.

(g)
Mr. Heimbach was appointed Chief Operating Officer on November 20, 2013 and was constructively discharged and resigned from the Company on December 9, 2014. As a result of his constructive discharge, Mr. Heimbach received a payment in the amount of $806,674 on March 6, 2015, which is included in the "All Other Compensation" column.

(h)	Mr. Fox was appointed Chief Financial Offer on October 1, 2013.

(i)	Mr. Simpson was appointed Chief Technology Officer of Cincinnati Bell Telephone Company, LLC on July 31, 2014. Mr. Simpson was named Chief Technology Officer of the Company on January 27, 2015.

(j)	Mr. Duckworth was appointed Vice President, Investor Relations and Controller on July 9, 2013.

Grants of Plan-Based Awards
The following table sets forth information concerning equity grants to the NEOs during the year ended December 31, 2014 as well as estimated future payouts under cash incentive plans:
Grants of Plan-Based Awards in 2014 Fiscal Year

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (a)			All Other Stock Awards: Number of Shares of Stock or Units (#) (b)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price of Company Shares on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Theodore H. Torbeck
Performance-based shares	1/29/2014	—	—	—	231,742	463,483	695,225	—	—	—	—	—
Annual cash incentive		375,000	750,000	1,125,000	—	—	—	—	—	—	—	—
David L. Heimbach (c)
Performance-based shares		—	—	—	—	—	—	—	—	—	—	—
Annual cash incentive		—	—	—	—	—	—	—	—	—	—	—
Leigh R. Fox
Performance-based shares	1/29/2014	—	—	—	49,157	98,315	147,472	—	—	—	—	—
Annual cash incentive		175,000	350,000	525,000	—	—	—	—	—	—	—	—
Thomas E. Simpson
Performance-based awards (d)	1/29/2014	75,000	150,000	225,000	—	—	—	—	—	—	—	—
Annual cash incentive		68,513	137,026	274,052	—	—	—	—	—	—	—	—
Christopher J. Wilson
Performance-based awards (d)	1/29/2014	160,000	320,000	480,000	—	—	—	—	—	—	—	—
Annual cash incentive		114,920	229,840	344,760	—	—	—	—	—	—	—	—
Joshua T. Duckworth
Performance-based shares	1/29/2014	—	—	—	10,533	21,067	31,600	—	—	—	—	—
Annual cash incentive		50,000	100,000	150,000	—	—	—	—	—	—	—	—

(a)
Amounts reflect shares issuable under the long-term performance-based incentive plan. Performance will be measured based on achievement of the defined targets over the three-year period 2014-2016. See pages 42 - 45 for further details. The amounts related to the performance-based awards granted for the 2014-2016 performance period reflect the grant-date fair value assuming the target number of shares is earned and the executive remains with the Company through the applicable vesting date. For further discussion of assumptions and valuation, refer to Note 14 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014

(b)	No restricted shares/units or stock options were granted in 2014.

(c)	Due to Mr. Heimbach's resignation on December 9, 2014, he forfeited 140,449 performance-based shares granted to him on January 29, 2014. He also forfeited his 2014 annual cash incentive award.

(d)
Amounts reflect the cash value of performance units under the long-term performance-based incentive plan.  Performance will be measured based on achievement of the defined targets over the three-year period 2014-2016.  The amounts related to the performance-based awards granted for the 2014-2016 performance period reflect the grant-date fair value assuming the target number of performance units is earned and the executive remains with the Company through the applicable vesting date.  For purposes of this Award, a “unit” is a measure that is used to determine the amount of cash that will be distributed to the executive under this Award and the value is deemed to be equal to 100% of the fair market value of one common share of the Company on the date of the distribution. See pages 44-45 for further details.

Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table
Employment Agreements
During 2014, all of the NEOs were employed pursuant to agreements with the Company. Each employment agreement sets forth, among other things, the NEO's base salary, bonus opportunities, entitlement to participate in the Company's benefit and pension plans and to receive equity awards and post-termination benefits and obligations.
Based on the agreements in place at December 31, 2014 (except for Mr. Heimbach which information reflects the agreement in place on the date of his resignation):
Mr. Torbeck's employment agreement provides for the employment and retention of Mr. Torbeck for a one-year term subject to automatic one-year extensions. Mr. Torbeck's agreement provides for both a minimum base salary of $750,000 and a minimum bonus target of $750,000 per year.
Mr. Heimbach’s employment agreement provided for the employment and retention of Mr. Heimbach for a one-year term subject to automatic one-year extensions. Mr. Heimbach’s employment agreement provided for both a minimum base salary of $350,000 and a minimum bonus target of $350,000 per year. Mr. Heimbach was constructively discharged and resigned from the company effective December 9, 2014.
Mr. Fox's employment agreement provides for the employment and retention of Mr. Fox for a one-year term subject to automatic one-year extensions. Mr. Fox's employment agreement provides for both a minimum base salary of $350,000 and a minimum bonus target of $350,000 per year.
Mr. Simpson’s employment agreement provides for the employment and retention of Mr. Simpson for a one-year term subject to automatic one-year extensions. Mr. Simpson’s employment agreement provides for a minimum base salary of $304,000 and a minimum bonus target of $182,400 per year.
Mr. Wilson's employment agreement provides for the employment and retention of Mr. Wilson for a one-year term subject to automatic one-year extensions. Mr. Wilson's employment agreement provides for a minimum base salary of $353,600 per year and a minimum bonus target of $229,840 per year.
Mr. Duckworth's employment agreement provides for the employment and retention of Mr. Duckworth for a one-year term subject to automatic one-year extensions. Mr. Duckworth’s employment agreement provides for a minimum base salary of $200,000 and a minimum bonus target of $100,000 per year.
Each of the NEOs, except for Mr. Torbeck and Mr. Duckworth, participate in the Cincinnati Bell Inc. Management Pension Plan (the "Management Pension Plan"), which contains both a qualified defined benefit plan and a nonqualified excess benefit provision (the provision for this excess benefit is contained in the qualified defined benefit pension plan document), which applies the same benefit formula to that portion of the base wages and annual bonus payment that exceeds the maximum compensation that can be used in determining benefits under a qualified defined benefit pension plan.
Except as noted below, all eligible salaried employees of the Company participate in the Management Pension Plan on the same basis with benefits being earned after a three-year cliff-vesting period. Covered compensation for purposes of calculating benefits include base wages including any applicable overtime wages paid plus annual bonus payments. Upon separation from employment, vested benefits are payable either as a lump-sum, a single life annuity or, for married participants, a 50% joint and survivor, which provides a reduced benefit for the employee in order to provide a benefit equal to 50% of that amount if the employee dies before his/her spouse. However, a 2009 amendment to the Management Pension Plan generally provided that only "grandfathered participants" and no other participants would accrue additional plan benefits based on their compensation and service after December 31, 2018. For purposes of the plan, a "grandfathered participant" is a Plan participant who has continuously been an employee of the Company or any of its subsidiaries since before 2009 and either: (i) was at least age 50 by January 1, 2009; or (ii) had been eligible for and accepted or declined a 2007 early retirement offer of the Company. Also, the plan was further amended to reduce the benefits accrued by grandfathered participants based on their compensation and service after December 31, 2011 by approximately one-half from the prior accrual rate. In addition, the Management Pension Plan was amended to stop accruals based on compensation paid after June 30, 2013 or services after the pay period ended June 29, 2013. The Management Pension Plan benefits for the NEO's are shown on pages 58 - 59.
After retirement or other termination of employment, a participant under the Management Pension Plan is entitled to elect to receive a benefit under the plan in the form of a lump sum payment or as an annuity, generally based on the balance credited to the participant's cash balance account under the plan when the benefit begins to be paid (but also subject to certain transition or special benefit formula rules in certain situations).
Each of the employment agreements also provide for severance payments upon termination of employment as a result of death or disability, termination by the Company without cause or termination upon a change in control. The payments to the NEOs upon termination or a change in control as of December 31, 2014 are described beginning on page 60.

Long-term Incentives
In 2014, the NEOs long-term incentives were awarded as performance unit grants. The Compensation Committee made the decision to solely use performance units to (i) provide an opportunity for the NEO to be rewarded based on the Company achieving its more objective quantitative operating results that are consistent with its long-term business strategy and (ii) to more closely align such actions with shareholders' interests. The long-term incentives granted to the NEOs are described in the Compensation Discussion and Analysis that begins on page 36.

Salary and Cash Incentive Awards in Proportion to Total Compensation
In 2014, the percentage of total compensation for each NEO represented by the sum of their salary plus bonus and non-equity incentive plan compensation as shown in the summary compensation table on page 52 was as follows: Mr. Torbeck - 50%, Mr. Heimbach - 25%, Mr. Fox - 69%, Mr. Simpson - 92%, Mr. Wilson - 85% and Mr. Duckworth - 79%.

Outstanding Equity Awards at Fiscal Year End
The following table sets forth information concerning options and other equity awards held by the NEOs at December 31, 2014:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Option (#) Exercisable	Number of Securities Underlying Unexercised Option (#) Unexercisable (a)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (a)	Option Exercise Price ($)	Option Expiration Date (b)	Number of Shares or Units of Stocks That Have Not Vested (#) (c)	Market Value of Shares or Units of Stocks That Have Not Vested ($) (c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (d)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (e)
Theodore H. Torbeck	57,724	—	121,360	4.75	1/30/2023
						298,802	953,178	—	—
						—	—	748,725	2,388,433

David L. Heimbach	2,150	—	—	4.40	3/4/2015
	1,000	—	—	4.00	12/1/2015
	3,000	—	—	2.91	12/9/2016
						—	—	72,610	231,626
Leigh R. Fox	1,500	—	—	2.91	1/29/2020
						—	—	217,193	692,846
Thomas E. Simpson	—	—	—	—	—
						—	—	23,861	76,117
Christopher J. Wilson	97,402	—	97,402	3.40	1/27/2022
	46,179	—	97,088	4.75	1/30/2023
						—	—	86,918	277,267
Joshua T. Duckworth	1,800	—	—	2.48	8/23/2020
						—	—	46,506	148,354

(a)
These awards, with the exception of awards expiring January 27, 2022 and January 30, 2023, vest 28% on the first anniversary of the original date of grant and, thereafter, at the rate of 3% per month for the next 24 months. The options and SARs awards expiring January 27, 2022 and January 30, 2023 are performance-based and vest 50% on the first anniversary and 25% on the second and third anniversaries if the performance condition is achieved. The amounts shown above for the 2012 awards and 2013 awards reflect payout at the maximum level.

(b)	All options and SARs granted are for a maximum period of ten years from the date of grant and vest over a three-year period.

(c)
These awards represent restricted shares granted to Mr. Torbeck on January 2, 2013 and January 3, 2012. The value is based on the closing price of the Company's common shares as of December 31, 2014 ($3.19).

(d)
Amounts in the column include performance shares granted for the 2012-2014 performance cycle less shares earned and vested on January 31, 2013 and January 27, 2014, performance shares granted for the 2013-2015 performance cycle less shares earned and vested on January 27, 2014 and performance shares granted for the 2014-2016 performance cycle. These awards are performance-based and the amounts shown above reflect payout at the maximum level.

(e)
Assuming the maximum number of shares is earned, amounts represent the equity incentive plan awards not yet vested. The value is based on the closing price of the Company's common shares as of December 31, 2014 ($3.19).

Option Exercises and Stock Vested
The following table sets forth information concerning the exercise of options and the vesting of stock held by the NEOs during the year ended December 31, 2014:
Option Exercises and Stock Vested in 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#) (a)	Value Realized on Exercise ($) (b)	Number of Shares Acquired on Vesting (#) (c)	Value Realized on Vesting ($) (d)
Theodore H. Torbeck	—	—	480,917	1,776,610
David L. Heimbach	—	—	80,590	286,900
Leigh R. Fox	—	—	33,163	118,060
Thomas E. Simpson	—	—	11,350	40,406
Christopher J. Wilson	115,423	146,675	89,667	319,215
Joshua T. Duckworth	—	—	7,090	25,240

(a)	The amounts shown represent shares issued upon exercise of both stock options and share-settled stock appreciation rights.

(b)
The value realized on exercise is based upon the closing price of a share of our common stock on the date of exercise compared to the exercise or strike price of the option or stock appreciation award.

(c)
The amount shown for Mr. Torbeck represents vesting of one-third of the restricted shares granted on January 4, 2011, January 3, 2012 and January 2, 2013 and shares issued on January 29, 2014 upon vesting of long-term performance plan awards. The amounts shown for Messrs. Heimbach, Fox, Simpson, Wilson and Duckworth represent shares issued on January 29, 2014 upon vesting of long-term performance plan awards.

(d)
The amounts represent the value realized upon vesting based on the closing price of a share of our common stock on the respective vesting dates. For Mr. Torbeck, the vesting dates of his restricted share awards were 53,860 shares on January 2, 2014 ($3.59), 191,083 shares on January 3, 2014 ($3.68), and 210,526 shares on January 4, 2014 ($3.75). For Mr. Torbeck, the vesting date of his 25,448 shares of his long-term performance plan award was January 29, 2014 ($3.56). For Messrs. Heimbach, Fox, Simpson, Wilson and Duckworth, the vesting date of their long-term performance plan awards was January 29, 2014 ($3.56).

Pension Benefits
In February 2009, the Company made significant changes to the Management Pension Plan. The Company froze pension benefits for plan participants who were not grandfathered participants (as previously described on page 55). Thereafter, the Company amended the Management Pension Plan to stop accruals based upon compensation paid after June 30, 2013 or services after the pay period ended June 29, 2013 for all participants, including grandfathered participants. Messrs. Heimbach, Fox, Simpson, and Wilson are not grandfathered participants and no longer accrue additional benefits under such plan based on current compensation or service. In addition, any employee hired on or after January 1, 2009 was not eligible to participate in the Management Pension Plan. As a result, Mr. Torbeck and Mr. Duckworth are not eligible to participate in the Management Pension Plan.

The following table sets forth information regarding pension benefits:

Name	Plan Name	Number of Years Credited Service (#) (a)	Present Value of Accumulated Benefit ($) (b)(c)	Payments During Last Fiscal Year ($)
David L. Heimbach	Qualified Defined Benefit Plan (d)	7	73,070	—
	Non-Qualified Excess Plan (e)	—	—	—
	Total		73,070
Leigh R. Fox	Qualified Defined Benefit Plan (d)	9	106,010	—
	Non-Qualified Excess Plan (e)	—	—	—
	Total		106,010
Thomas E. Simpson	Qualified Defined Benefit Plan (d)	8	92,631	—
	Non-Qualified Excess Plan (e)	—	—	—
	Total		92,631
Christopher J. Wilson	Qualified Defined Benefit Plan (d)	10	313,132	—
	Non-Qualified Excess Plan (e)	10	126,381	—
	Total		439,513

(a)
This column reflects years of credited service under the plans rather than actual years of service with the Company, which are higher for each of the NEOs noted. Participants were no longer credited years of service upon the freezing of pension benefits.

(b)
Amounts in this column represent the accumulated benefit obligations computed using the same assumptions as used for financial reporting purposes, described in more detail in Note 11 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

(c)
If any of the above-identified executive officers had retired on December 31, 2014, they would have been entitled to a benefit equal to the balance then credited to them, without any reduction, under the Management Pension Plan (both the tax-qualified defined benefit plan portion and the non-qualified excess plan portion) as of that date. They may elect a lump-sum or equivalent annuity form of payment subject to any payment restrictions in place due to the funding status.

(d)	Management Pension Plan.

(e)	Nonqualified ERISA Excess Provisions of the Management Pension Plan.

A participant's account under the Management Pension Plan is also generally credited with assumed interest for each calendar year at a certain interest rate. Such interest rate for 2014 was 4.0% per annum.

Nonqualified Deferred Compensation
The following table sets forth information concerning compensation deferred by the NEOs:
Nonqualified Deferred Compensation for 2014 Fiscal Year

Name	Executive Contributions ($)	Company Contributions ($)	Aggregate Earnings ($) (a)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2014 ($)
Theodore H. Torbeck	—	—	—	—	—
David L. Heimbach	—	—	—	—	—
Leigh R. Fox	—	—	—	—	—
Thomas E. Simpson	—	—	—	—	—
Christopher J. Wilson	106,800	—	(48,100)	—	414,700
Joshua T. Duckworth	—	—	—	—	—
 ______________

(a)
For Mr. Wilson, the amount shown includes the difference between the closing price of the Company's stock ($3.56) on December 31, 2013 and the closing price of the Company's stock ($3.19) on December 31, 2014 with respect to deferrals made prior to 2014.

The Cincinnati Bell Inc. Executive Deferred Compensation Plan (the “Executive Deferred Compensation Plan”) generally permits under its current policies, for any calendar year, each employee who has an annual base rate of pay and target bonus above a certain high dollar amount and has been designated by the Company or a subsidiary of the Company as a “key employee” for purposes of the plan (for 2014 a key employee for purposes of the plan generally has annual pay of more than $260,000) to defer receipt of up to 75% of his or her base salary, up to 100% of his or her cash bonuses (including annual incentive awards and non-performance-based cash awards under the 2007 Long Term Incentive Plan (collectively with predecessor plans, the “Long Term Incentive Plans”)) and up to 100% of any performance-based common share awards (not including awards of stock options or restricted stock after 2005) provided under the Long Term Incentive Plans or the Short Term Incentive Plan.
For all key employees who participate in the Executive Deferred Compensation Plan, there is also a Company “match” on the amount of base salary and cash bonuses deferred under the plan for any calendar year. In general, the match is equal to the lesser of 66 2/3% of the base salary and cash bonuses deferred or 4% of the base salary and cash bonuses for a year that exceed the annual compensation limit.
Amounts deferred by any participating key employee under the Executive Deferred Compensation Plan and any related Company “match” are credited to the account of the participant under the plan and are assumed to be invested in various mutual funds or other investments (including common shares) as designated by the participant.
The accounts under the Executive Deferred Compensation Plan are not funded in a manner that would give any participant a secured interest in any funds, and benefits are paid from the assets of the Company and its subsidiaries (or from a trust that the Company has established and that remains subject to the Company's creditors).
The amounts credited to the account of any participant under the Executive Deferred Compensation Plan are generally distributed, as so elected by the participant, in a lump sum or in two to ten annual installments (in cash and/or common shares), that begin at some date after his or her termination of employment with the Company and its subsidiaries or a fixed date that occurs at least six years after the start of the first calendar year in which he or she participates in the plan. In addition, as a special rule, in the event of a change in control of the Company, all of the amounts then credited under the plan to a participant's account under the plan are generally paid in a lump sum on the day after the change in control.
The Executive Deferred Compensation Plan must comply with the requirements of the American Jobs Creation Act of 2004 in order to retain its ability to defer federal income tax on certain amounts credited to a participant's account under the plan. The Company has amended the plan to meet the requirements of the American Jobs Creation Act of 2004.
Potential Payments upon Termination of Employment or a Change in Control

The following table shows potential payments to our NEOs directly and indirectly on their behalf under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change in control or termination of employment, assuming a December 31, 2014 termination or change in control date and, where applicable, using the closing price of our common shares on December 31, 2014 of $3.19.

On December 9, 2014, Mr. Heimbach was constructively discharged and resigned from his employment with the Company. Mr. Heimbach received a payment of $806,674 on March 6, 2015, which is equal to two times his base salary as of December 9, 2014 plus accrued interest at 3.5% from December 9, 2014 through the date of the payment. Mr. Heimbach, as a result of his constructive discharge, will continue to vest in his unvested stock options, SARS, and other long-term incentive awards through December 9, 2016. Mr. Heimbach continues to be bound by the non-disclosure, non-compete and non-solicitation provisions of his employment agreement. Because Mr. Heimbach was no longer employed as of December 31, 2014, he is not eligible for any additional payments upon termination or change in control as of that date.

Potential Payments upon Termination of Employment or a Change in Control: 2014

Name	Executive Payment on Termination	Involuntary Not for Cause Termination ($)	Change in Control ($)	Death ($)	Disability ($)
Theodore H. Torbeck	Base Salary	1,500,000	2,242,500	—	—
	Annual Incentive Target Opportunity	—	2,242,500	928,800	928,800
	Long Term Incentives — Performance Based (a)	86,717	1,565,228	1,565,228	1,565,228
	Long Term Incentives — Restricted Shares	953,178	953,178	953,178	953,178
	Basic Benefits (b)	30,724	30,724	—	30,724
	Total	2,570,619	7,034,130	3,447,206	3,477,930
Leigh R. Fox	Base Salary	700,000	875,000	—	—
	Annual Incentive Target Opportunity	—	875,000	419,440	419,440
	Long Term Incentives — Performance Based (a)	142,331	455,956	455,956	455,956
	Basic Benefits (b)	28,331	28,331	—	28,331
	Total	870,662	2,234,287	875,396	903,727
Thomas E. Simpson	Base Salary	304,000	608,000	—	—
	Annual Incentive Target Opportunity	—	364,800	145,051	145,051
	Long Term Incentives — Performance Based (a)	38,678	173,086	173,086	173,086
	Basic Benefits (b)	11,182	11,182	—	23,202
	Total	353,860	1,157,068	318,137	341,339
Christopher J. Wilson	Base Salary	707,200	884,000	—	—
	Annual Incentive Target Opportunity	—	574,600	252,456	252,456
	Long Term Incentives — Performance Based (a)	116,285	403,028	403,028	403,028
	Basic Benefits (b)	28,447	28,447	—	28,447
	Total	851,932	1,890,075	655,484	683,931
Joshua T. Duckworth	Base Salary	400,000	500,000	—	—
	Annual Incentive Target Opportunity	—	250,000	109,840	109,840
	Long Term Incentives — Performance Based (a)	24,161	91,365	91,365	91,365
	Basic Benefits (b)	27,902	27,902	—	27,902
	Total	452,063	869,267	201,205	229,107

(a)
Performance based includes shares and cash awards that are based on the attainment of target performance metrics in the 2015 performance year. These awards have been included in the table at target; however, the actual payouts based on attainment of the metrics could range from zero to 150% of the target amount.

(b)
Basic benefits consist of medical, dental, vision and group term life insurance similar to such benefits provided by the Company to other employees. In June 2014, the Company changed the benefits under the long-term disability plan to include continuation of benefits for up to 24 months after the date of disability.

If any of the executives elects to voluntarily terminate employment with the Company, or if they are terminated by the Company for cause, they are entitled to no payments from the Company other than those benefits which they have a non-forfeitable vested right to receive (the “vested amounts”), which include any shares of stock they own outright, vested options which may be exercisable for a period of 90 days following termination, deferred compensation amounts and vested amounts under the Company's long-term incentive, pension and savings plans.
In addition to any applicable “vested amounts,” an executive will be entitled to receive certain additional benefits if one of the four termination scenarios detailed in the above table and discussed below occurs. Regardless of the termination scenario, Messrs. Torbeck, Fox, Simpson, Wilson and Duckworth will continue to be bound by the non-disclosure, non-compete and non-solicitation provisions of their employment agreements.

If an executive is terminated by the Company without cause (an involuntary not for cause termination), the executive will be entitled to the following:

A payment equal to 2.0 times his base salary for Messrs. Torbeck, Fox, Wilson and Duckworth; and a payment equal to one times base salary for Mr. Simpson;
A payment equal to the present value of an additional two years (one year for Mr. Simpson) of participation in the Company's Management Pension Plan, if applicable, as though the executive had remained employed at the same base rate of pay and target bonus;

Continued medical, dental, vision and life insurance benefits during the two-year period (one year for Mr. Simpson) following the executive's termination of employment on the same basis as any active salaried employee provided any required monthly contributions are made;
Continued treatment as an active employee during the two-year period (one year for Mr. Simpson) following termination with respect to any outstanding long-term incentive cycles the executive may be participating in and any unvested stock options will continue to vest under the normal vesting schedule as though the executive was still an active employee; and
The ability to exercise any vested options for an additional 90 days after the end of the two-year period (one year period for Mr. Simpson).
If an executive is terminated within the one-year period following a change in control, the executive will be entitled to the following:
A payment equal to 2.5 times the sum of his base salary and annual bonus target in the case of Messrs. Fox, Wilson and Duckworth, 2.0 times in the case of Mr. Simpson and 2.99 times in the case of Mr. Torbeck;
If eligible to participate in the Management Pension Plan, a payment equal to the present value of an additional two years (one year for Mr. Simpson) of participation in the Plan as though the executive had remained employed at the same base rate of pay and target bonus;
Continued medical, dental, vision and life insurance coverage during the two-year period (one-year period for Mr. Simpson) following the executive's termination of employment on the same basis as other active employees provided any required monthly contributions are made;
Full vesting of any options, restricted shares and/or other equity awards and the ability to exercise such options for the two-year period (one-year period for Mr. Simpson) following termination; and
Full vesting and payout at target amounts of any awards granted under long-term incentive plan.
If an executive is “terminated” because of his or her death, the executive's beneficiary will be entitled to the following:
A payment equal to the bonus accrued and payable to the deceased executive for the current year;
Full vesting of all options held by the deceased executive and the ability to exercise such options for the one-year period following the date of the executive's death; and
Full vesting and payout at target amounts of any awards granted to the deceased executive under long-term incentive plans.
If an executive is terminated by reason of disability, the executive will be entitled to the following:
A payment equal to the bonus accrued and payable to the disabled executive for the current year completed;
Continued vesting of all options held by the disabled executive on their normal schedule and the ability to exercise such vested options so long as the disabling conditions exist;
Continued participation by the disabled executive in any outstanding long-term incentive plans; and
Continued consideration of the disabled executive as an employee for all other benefits so long as the disabling condition that resulted in the disability-based termination is present for up to 24 months after the date of disability.
Under all of the termination scenarios in the preceding table, as of December 31, 2014, Messrs. Torbeck, Fox, Simpson, Wilson and Duckworth had certain "vested amounts" to which they were entitled as follows: Mr. Torbeck - $2,594,111, Mr. Fox - $198,248, Mr. Simpson - $54,259, Mr. Wilson - $1,011,928 and Mr. Duckworth - $14,692. Our long-term incentive plan provides for continued vesting of outstanding awards for retirement-eligible employees or employees who were constructively discharged from their employment; thus, Mr. Heimbach, as a result of his constructive discharge, will continue to vest in his unvested stock options, SARs and other long-term incentive awards on the same conditions and terms as an active employee through December 9, 2016.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Directors, executive officers and greater than 10% shareholders are required by regulations of the SEC to furnish the Company with copies of all Section 16(a) reports that they file. Such reports are filed on Forms 3, 4 and 5 under the Securities Exchange Act of 1934. Based solely on the Company’s review of the copies of such forms received by it, the Company believes that, during the period commencing January 1, 2014 and ending December 31, 2014, all such persons complied on a timely basis with the filing requirements of Section 16(a).
Shareholder Proposals for Next Year's Annual Meeting
Shareholder proposals intended for inclusion in next year’s Proxy Statement should be sent to Christopher J. Wilson, Vice President, General Counsel and Secretary, Cincinnati Bell Inc., 221 East Fourth Street, Cincinnati, Ohio 45202, and must be received by November 21, 2015. Any such proposal must comply with Rule 14a-8 promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended. If the Company does not receive written notice by February 4, 2016 of a proposal from a shareholder who intends to propose any other matter to be acted upon at the 2016 Annual Meeting, the persons named in the Company’s proxy for the 2016 Annual Meeting will be allowed to exercise their discretionary authority to vote upon any such proposal.
Shareholders may propose director candidates for consideration by the Governance and Nominating Committee of the Board of Directors. Any such recommendations should be directed to Christopher J. Wilson, Vice President, General Counsel and Secretary, Cincinnati Bell Inc., 221 East Fourth Street, Cincinnati, Ohio 45202, and must be received no later than November 21, 2015 for the 2016 Annual Meeting of Shareholders.
Other Matters to Come Before the Meeting
At the time this Proxy Statement was released to the shareholders on March 20, 2015, the Company knew of no other matters that might be presented for action at the meeting. If any other matters properly come before the meeting, it is intended that the voting shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons voting them.

Financial Statements and Corporate Governance Documents Available
The Company has elected to provide access to its Proxy Statement, Annual Report on Form 10-K and Summary Annual Report over the internet. We sent the Notice of Internet Availability to our shareholders and beneficial owners, which provides information and instructions on how to access our proxy materials over the internet or to request printed copies of our proxy materials. You may also obtain a copy of any of the following corporate governance documents from the Company’s website identified below:

Corporate Governance Document	Website
Audit and Finance Committee Charter	www.cincinnatibell.com/aboutus/corporate_governance/af_charter
Compensation Committee Charter	www.cincinnatibell.com/aboutus/corporate_governance/compensation_committee_charter
Governance and Nominating Committee Charter	www.cincinnatibell.com/aboutus/corporate_governance/gn_committee_charter
Code of Business Conduct	www.cincinnatibell.com/aboutus/corporate_governance/code_of_conduct
Code of Ethics for Senior Financial Officers	www.cincinnatibell.com/aboutus/corporate_governance/code_of_ethics
Code of Ethics for Directors	www.cincinnatibell.com/aboutus/corporate_governance/code_of_ethics
Corporate Governance Guidelines	www.cincinnatibell.com/aboutus/corporate_governance/corporate_governance_guidelines
Proxy Statements for Shareholders Sharing the Same Household Mailing Address
As part of the Company’s efforts to reduce costs and increase efficiency, when possible, only one copy of the Notice of Internet Availability and, as appropriate, the proxy materials has been delivered to multiple shareholders sharing the same household mailing address, unless the Company has received contrary instructions from one or more of the shareholders at that address.
Upon written or oral request, the Company will promptly provide a separate copy of the Notice of Internet Availability and, as appropriate, the proxy materials to a shareholder at a shared address to which a single copy was delivered. If your household mailing address is shared with other shareholders and you did not receive a Notice of Internet Availability or, as appropriate, the proxy materials, but would like to receive a separate copy of this item as well as future Company communications, please contact the following:
For beneficial owners, please contact your broker.
For shareholders of record, please contact our transfer agent, Computershare, at the following address:
Computershare Investor Services, LLC
Shareholder Services
7530 Lucerne Drive, Suite 305
Cleveland, Ohio 44130-6557
Phone: (888) 294-8217

If shareholders residing at the same household mailing address are currently receiving multiple copies of Company communications but would like to receive only one in the future, please send written notice to your broker (for beneficial owners) or to Computershare (for shareholders of record) at the above address. In the written notice, please indicate the names of all accounts in your household, and you will be forwarded the appropriate forms for completion.
Each shareholder participating in the householding program will, however, continue to receive a separate proxy card or voting instruction card.
Electronic Delivery of Materials
Shareholders can also enroll for electronic delivery of the Company’s future proxy materials by registering directly or with your broker through our website, investor.cincinnatibell.com in the Electronic Shareholder Communications Enrollment section of the Company’s Investor Relations webpage.
Each shareholder participating in the electronic delivery of materials will, however, continue to receive a separate Notice of Internet Availability, proxy card or voting instruction card.
Shareholder Communications with the Board of Directors
Shareholders or other interested parties may communicate with the Board, any individual director, the non-management directors as a group, or the director who presides at meetings of the non-management directors. The Company has established procedures for such shareholder communications. Shareholders and other interested parties should send any communications to Christopher J. Wilson, Vice President, General Counsel and Secretary, Cincinnati Bell Inc., 221 East Fourth Street, Cincinnati, Ohio 45202, and identify the intended recipient or recipients. All communications addressed to the Board or any identified director or directors will be forwarded to the identified person or persons.

By Order of the Board of Directors
Christopher J. Wilson
Vice President, General Counsel and Secretary

March 20, 2015

ANNEX A

Cincinnati Bell Inc.
Reconciliation of GAAP and Non-GAAP Financial Measures
The Company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP" or referred to herein as "reported"). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing our ongoing performance. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. Management also believes non-GAAP financial measures should not be construed as being more important than comparable GAAP measures.
For additional details regarding the reconciliation of GAAP and non-GAAP financial measures below, see the Company's Current Reports on Form 8-K filed with the SEC on February 19, 2015 and February 20, 2014. This information is also available in the "Investor Relations" section of the Company's website, www.cincinnatibell.com.

	Twelve Months Ended December 31,
(dollars in millions)	2014	2013
Net Income (Loss) (GAAP)	$75.6	$(54.7)
Add:
Income tax expense (benefit)	57.4	(2.5)
Interest expense	148.7	182.0
Loss on extinguishment of debt	19.6	29.6
Loss from CyrusOne equity method investment	7.0	10.7
Gain on sale of CyrusOne equity method investment	(192.8)	—
Other expense (income), net	0.3	(1.3)
Operating Income (GAAP)	$115.8	$163.8
Add:
Depreciation and amortization	231.0	169.6
Transaction-related compensation	—	42.6
Restructuring charges	15.9	13.7
(Gain) loss on sale or disposal of assets	(0.3)	2.4
Transaction costs	4.4	1.6
Amortization of deferred gain	(22.9)	—
Employee contract termination costs	2.0	—
Asset impairments	12.1	—
Curtailment gain	—	(0.6)
Spectrum lease (non-cash)	3.2	—
Pension and other retirement plan expenses	18.0	22.5
Adjusted EBITDA (Non-GAAP)	$379.2	$415.6
Less: CyrusOne Adjusted EBITDA (Non-GAAP)	—	8.4
Less: Wireless Segment Adjusted EBITDA (Non-GAAP)*	44.4	—
Adjusted EBITDA, excluding Wireless Segment and CyrusOne (Non-GAAP)	$334.8	$407.2

*Beginning in the third quarter of 2014, we updated our financial guidance to exclude our Wireless Segment results in conjunction with the close of the agreement to sell wireless spectrum licenses.

	Twelve Months Ended December 31,
(dollars in millions)	2014	2013
Reconciliation of Operating Cash Flow (GAAP) to Adjusted
Unlevered Operating Cash Flows (Non-GAAP):
Operating cash flow (GAAP)	$175.2	$78.8
Interest payments	153.1	179.5
Unlevered operating cash flows (Non-GAAP)	328.3	258.3
Add:
CyrusOne operating cash flows	—	(4.0)
Transaction related compensation to CyrusOne employees	—	20.0
Transaction costs	4.4	1.6
Adjusted unlevered operating cash flows (Non-GAAP)	$332.7	$275.9

	Twelve Months Ended December 31,
(dollars in millions)	2014	2013
Reconciliation of GAAP Cash Flow to Free Cash Flow (as defined by the Company)
Net increase (decrease) in cash and cash equivalents	$53.3	$(19.0)
Less adjustments:
Proceeds from issuance of long-term debt	—	(536.0)
(Decrease) increase in corporate credit and receivables facilities, net	127.0	(94.2)
Cash divested from deconsolidation of CyrusOne	—	12.2
Repayment of debt	376.5	530.8
Debt issuance costs	0.9	6.7
Transaction-related compensation	—	42.6
Proceeds from sale of CyrusOne equity method investment	(355.9)	—
Proceeds from sale of Wireless spectrum licenses	(194.4)	—
Transaction costs	4.4	1.6
Free cash flow (as defined by the Company)	$11.8	$(55.3)
Less: CyrusOne's free cash flows	$—	$(3.3)
Free cash flow excluding CyrusOne	$11.8	$(52.0)

	Twelve Months Ended December 31,
(dollars in millions)	2014	2013
Reconciliation of GAAP Revenue to Revenue excluding CyrusOne and Wireless Segment (Non-GAAP)
Revenue (GAAP)	$1,278.2	$1,256.9
Adjustments:
CyrusOne revenue (net of intercompany)	—	(15.2)
Wireless segment revenue (net of intercompany)	(131.1)	—
Revenue excluding CyrusOne and Wireless Segment (Non-GAAP)	$1,147.1	$1,241.7

Adjusted EBITDA provides a useful measure of operational performance. The Company defines Adjusted EBITDA as GAAP operating income plus depreciation, amortization, transaction-related compensation, restructuring charges, (gain) loss on sale or disposal of assets, transaction costs, curtailment gain, asset impairments, components of pension and other retirement plan costs (including interest costs, asset returns, and amortization of actuarial gains and losses), and other special items. Adjusted EBITDA should not be considered as an alternative to comparable GAAP measures of profitability and may not be comparable with the measure as defined by other companies.
Free Cash Flow provides a useful measure of operational performance, liquidity and financial health. The Company defines free cash flow as cash provided by (used in) operating, financing and investing activities, adjusted for the issuance and repayment of debt, debt issuance costs, the repurchase of common stock, and the proceeds from the sale or the use of funds from the purchase of business operations, including transaction costs. Free cash flow should not be considered as an alternative to net income (loss), operating income (loss), cash flow from operating activities, or the change in cash on the balance sheet and may not be comparable with free cash flow as defined by other companies. Although the Company feels that there is no comparable GAAP measure for free cash flow, the foregoing financial information reconciles free cash flow to the net increase (decrease) in cash and cash equivalents.

Unlevered Operating Cash Flow provides a useful measure of operational performance and liquidity. The Company defines unlevered operating cash flow as cash flows provided by (used in) operating activities plus cash paid for interest and other special items.

Appendix I

CINCINNATI BELL INC.
2007 LONG TERM INCENTIVE PLAN
(As adopted and originally effective as of May 3, 2007)
(As amended and effective on May 1, 2009, as further amended and effective January 29, 2014, and as further amended and effective upon shareholder approval on April 30, 2015)

1.    Introduction to Plan.
1.1    Name and Sponsor of Plan. The name of this Plan is the Cincinnati Bell Inc. 2007 Long Term Incentive Plan, and its sponsor is CBI.
1.2    Purposes of Plan. The purposes of this Plan are (i) to further the long term growth of the Company by offering competitive incentive compensation related to long term performance goals to those Employees of the Company who will be responsible for planning and directing such growth, (ii) to reinforce a commonality of interest between CBI’s shareholders and the Company’s Employees who participate in the Plan, and (iii) to aid the Company in attracting and retaining Employees of outstanding abilities and specialized skills.
1.3    Effective Date and Duration of Plan.
(a)    The Plan is effective as of the Effective Date (May 3, 2007), upon the Plan’s initial approval by a majority of the voting shares present or represented and entitled to vote on the Plan at the 2007 annual meeting of CBI’s shareholders. The Plan is effective as of the Effective Date (May 3, 2007) upon the Plan’s initial approval by a majority of the voting shares present or represented and entitled to vote on the Plan at the 2007 annual meeting of CBI’s shareholders. The Plan was amended effective as of the dates written above. The Plan, as further amended, is subject to the approval by a majority of the voting shares present and represented and entitled to vote on the Plan at the ~~2009~~ 2015 annual meeting of CBI’s shareholders..
(b)    The Plan shall remain in effect thereafter until the earliest of (i) the date on which the Plan is terminated in accordance with section 18 hereof, (ii) the date on which the maximum number of Common Shares which may be issued or paid under or with respect to all of the awards granted under the Plan during the Plan’s entire existence (as determined under the other provisions of the Plan) have been issued or paid, or (iii) May 2, 2017. Upon the termination of the Plan, no awards may be granted under the Plan after the date of such termination but any award granted under the Plan on or prior to the date of such termination shall remain outstanding in accordance with the terms of the Plan and the terms of the award.
2.    General Definitions. For all purposes of the Plan, the following terms shall have the meanings indicated below when used in the Plan, unless the context clearly indicates otherwise.
2.1    “Board” means the Board of Directors of CBI.
2.2    “CBI” means Cincinnati Bell Inc. (and, except for purposes of determining whether a Change in Control has occurred, any legal successor to Cincinnati Bell Inc. that results from a merger or similar transaction).
2.3    “Change in Control” means, effective as of January 29, 2014 and with respect to any awards granted under the Plan on or after January 29, 2014, a Change in Control as defined under the Cincinnati Bell Inc. Executive Deferred Compensation Plan (as such plan is effective as of January 29, 2014 and may thereafter be amended).
2.4    “Code” means the Internal Revenue Code of 1986, as it exists as of the Effective Date and as it may thereafter be amended. A reference to a specific section of the Code shall be deemed to be a reference both (i) to the provisions of such section as it exists as of the Effective Date and as it is subsequently amended, renumbered, or superseded (by future legislation) and (ii) to the provisions of any government regulation that is issued under such section as of the Effective Date or as of a later date.
2.5    “Committee” means the committee appointed to administer the Plan under the provisions of subsection 3.1 hereof.
2.6    “Common Shares” means common shares, par value $0.01 per share, of CBI.

2.7    “Company” means, collectively, (i) CBI, (ii) each other corporation that is part of a controlled group of corporations (within the meaning of Section 1563(a) of the Code, but determined without regard to Code Section 1563(a)(4) and (e)(3)(C)) that includes CBI, and (iii) each other organization (a partnership, sole proprietorship, etc.) that is under common control (within the meaning of Section 414(b) of the Code) with CBI.
2.8    “Effective Date” means May 3, 2007.
2.9    “Employee” means any person who: (i) is employed and classified as an employee by the Company; and (ii) is not represented by a recognized collective bargaining unit (unless such person’s eligibility to participate in the Plan is approved under a collective bargaining agreement between the Employer and the authorized representatives of such collective bargaining unit).
2.10    “Exchange Act” means the Securities Exchange Act of 1934, as it exists as of the Effective Date and as it may thereafter be amended. A reference to a specific section of the Exchange Act shall be deemed to be a reference both (i) to the provisions of such section as it exists as of the Effective Date and as it is subsequently amended, renumbered, or superseded (by future legislation) and (ii) to the provisions of any government regulation or rule that is issued under such section as of the Effective Date or as of a later date.
2.11    “ISO” means a stock option that qualifies as an incentive stock option within the meaning of Section 422 of the Code.
2.12    “Nonshare-Based Award” means any award granted under the Plan that by its terms provides for compensation (upon, if applicable, its exercise or the meeting of certain performance goals or other criteria or conditions) based on a dollar amount, regardless of whether the award’s compensation may be payable in cash, Common Shares or other property, or a combination thereof. The nonshare-based performance unit form of award provided under the Plan, but no other form of award that is listed in section 5 hereof, constitutes a Nonshare-Based Award.
2.13    “Participant” means any Employee who is granted an award under the Plan.
2.14    “Plan” means this document, named the “Cincinnati Bell Inc. 2007 Long Term Incentive Plan,” as set forth herein and as it may be amended.
2.15    “Regulation 1.83-3(i)” means Treasury Regulation Section 1.83-3(i) issued by the Department of the Treasury under Section 83 of the Code, as such regulation exists as of the Effective Date and as it is subsequently amended, renumbered, or superseded.
2.16    “Regulation 1.409A-3” means Proposed Treasury Regulation Section 1.409A-3 issued by the Department of the Treasury under Section 409A of the Code, as such proposed regulation exists as of the Effective Date and as it is subsequently finalized, amended, renumbered, or superseded. A reference to a specific paragraph of Regulation 1.409A-3 shall be deemed to be a reference to the provisions of such paragraph as it exists as of the Effective Date and as it is subsequently finalized, amended, renumbered, or superseded.
2.17    “Rule 16b-3” means Rule 16b-3 issued by the Securities and Exchange Commission under Section 16 of the Exchange Act, as such rule exists as of the Effective Date and as it is subsequently amended, renumbered, or superseded.
2.18    “Share-Based Award” means any award granted under the Plan that by its terms provides for issuance or payments (upon, if applicable, its exercise or the meeting of certain performance goals or other criteria or conditions) of fixed numbers of Common Shares or of amounts determined with reference to the fair market value (or the change in fair market value over a period of time) of fixed numbers of Common Shares. Each form of award that is listed in section 5 hereof, except for a nonshare-based performance unit form of award, constitutes a Share-Based Award.
3.    Administration of Plan.
3.1    Committee To Administer Plan. The Plan shall be administered by the Committee. The Committee shall be the Compensation Committee of the Board, unless and until the Board appoints a different committee to administer the Plan. The Committee shall in any event consist of at least three members of the Board (i) who are neither officers nor employees of the Company, (ii) who are non-employee directors within the meaning of Rule 16b-3, and (iii) who are outside directors within the meaning of Section 162(m)(4)(C) of the Code.

3.2    Committee’s Authority. Subject to the limitations and other provisions of the Plan, the Committee shall have the sole and complete authority:
(a)    To select, from all of the Employees, those Employees who shall participate in the Plan;
(b)    To make awards to Employees at such times, in such forms, and in such amounts as it shall determine and to cancel, suspend, or amend any such awards;
(c)    To impose such limitations, restrictions, and conditions upon awards as it shall deem appropriate;
(d)    To interpret the Plan and to adopt, amend, and rescind administrative guidelines and other rules and regulations relating to the Plan;
(e)    To appoint certain employees of the Company to act on its behalf as its representatives (including for purposes of signing agreements which reflect awards granted under the Plan); and
(f)    To make all other determinations and to take all other actions it deems necessary or advisable for the proper administration of the Plan.
Except to the extent otherwise required by applicable law, the Committee’s determinations on any matter within its authority shall be conclusive and binding on the Company, all Participants, and all other parties.
3.3    Flexibility in Granting Awards. Notwithstanding any other provision of the Plan which may be read to the contrary, the Committee may set different terms and conditions applicable to each and any award granted under the Plan, even for awards of the same type and even when issued to the same Participant. In addition, and also notwithstanding any other provision of the Plan which may be read to the contrary, the Committee may grant to any Participant for any period any specific type of award available under the Plan without being required to grant to the Participant for such period any other type of award that may be available under the Plan.
3.4    Delegation of Committee’s Authority for Certain Awards.
(a)    The Committee may delegate to CBI’s Chief Executive Officer its right to make awards to Employees who (i) are not otherwise considered by the Committee to be subject to the requirements of Section 16 of the Exchange Act and (ii) are not expected by the Committee to become covered employees within the meaning of Section 162(m)(3) of the Code.
(b)    To the extent the Committee’s right to make awards to any Employees is delegated to CBI’s Chief Executive Officer under the provisions of paragraph (a) of this subsection 3.4, any reference to the Committee in the other provisions of the Plan that concern the making of awards to such Employees, the terms of such awards, and the verification that all conditions applicable to the payment under or the exercise of such awards have been met shall be read to refer to CBI’s Chief Executive Officer as if such person was the Committee.
4.    Class of Employees Eligible for Plan. Awards may be granted under the Plan to, and only to, Employees. As is indicated in section 3 hereof, the specific Employees to whom awards will be granted under the Plan, and who thereby will be Participants under the Plan, shall be chosen by the Committee in its sole discretion.
5.    Awards and Their Forms.
(a)    Awards under the Plan may be granted at any time while the Plan is in effect by the Committee to any Employee or Employees.
(b)    Any awards granted under the Plan may be made in any one or more of the following forms, each of which shall be deemed to a separate and distinct form of award for all purposes of this Plan: (i) stock options, (ii) stock appreciation rights, (iii) restricted stock, (iv) performance shares; (v) share-based performance units, (vi) nonshare-based performance units, and (vii) non-restricted stock. Nonshare-based performance units constitute the only form of award under the Plan that is a Nonshare-Based Award, and each of the other award forms identified in the immediately preceding sentence constitutes a Share-Based Award form. The subsequent provisions of the Plan provide certain rules and conditions that apply to each of such award forms.
(c)    Any Common Shares that are to be issued or paid under any award granted under the Plan may consist, in whole or in part, of Common Shares that are authorized but unissued or Common Shares that are treasury shares.

6.    Limits on Shares Subject To and Compensation Payable Under Plan Awards.
6.1    Limits on Number of Common Shares Available for Issuance Under Plan.
(a)    Subject to the following provisions of this subsection 6.1 and the provisions of subsections 6.3 and 16.1 hereof, the following limits set forth in subparagraphs (1) through (4) of this subsection 6.1 (which generally involve the maximum number of Common Shares that may be issued or paid under the Plan and its various types of awards during the Plan’s entire existence) shall apply to the grant of awards under the Plan. No award may be granted under the Plan to the extent it would cause any of the following limits to be violated.
(1)    The maximum number of Common Shares which may be issued or paid under or with respect to all of the awards (considered in the aggregate) granted under the Plan during the Plan’s entire existence shall be equal to ~~18,000,000~~ 24,000,000 Common Shares.
(2)    The maximum number of Common Shares which may be issued or paid under or with respect to all stock options and stock appreciation rights (considered in the aggregate but separately from all other forms of awards listed in section 5 hereof) granted under the Plan during the Plan’s entire existence shall be equal to ~~18,000,000~~ 24,000,000 Common Shares.
(3)    The maximum number of Common Shares which may be issued or paid under or with respect to all ISOs (considered in the aggregate but separately from all other types of stock options and other forms of awards listed in section 5 hereof) granted under the Plan during the Plan’s entire existence shall be equal to 2,000,000 Common Shares.
(4)    The maximum number of Common Shares which may be issued or paid under or with respect to all restricted stock, performance shares, share-based performance units, nonshare-based performance units, and non-restricted stock (considered in the aggregate but separately from all other forms of awards listed in section 5 hereof) granted under the Plan during the Plan’s entire existence shall be equal to ~~7,400,000~~ 13,400,000 Common Shares.
(b)    If any portion of a stock appreciation right is settled (paid) upon the exercise of such stock appreciation right portion by the issuance or payment of Common Shares, the total number of Common Shares on which such stock appreciation right portion was based shall be counted as Common Shares issued or paid under the Plan for purposes of any of the limits set forth in paragraph (a) of this subsection 6.1, regardless of the number of Common Shares actually issued or paid to settle such stock appreciation right portion upon its exercise.
(c)    If any award or portion thereof granted under the Plan is forfeited, expires, or in any other manner terminates without the payment of Common Shares or any other amount or consideration, the maximum number of Common Shares on which such award or portion of an award was based or which could have been paid under the award (i) shall again be available to be issued or paid under the Plan and to be the basis on which other awards may be granted under the Plan and (ii) thus shall not be counted as Common Shares that were issued or paid under the Plan in determining whether any of the limits set forth in paragraph (a) of this subsection 6.1 are met.
(d)    Any Common Shares that would be issued or paid under an award granted under the Plan but are withheld in payment of any exercise price, purchase price, or tax withholding requirements (in accordance with the provisions of section 17 hereof) shall not again be deemed to be available to be issued or paid under the Plan or to be the basis on which other awards may be granted under the Plan and (ii) thus shall be counted as Common Shares that were issued or paid under the Plan in determining whether any of the limits set forth in paragraph (a) of this subsection 6.1 are met.
6.2    Annual Common Share and Other Compensation Limits Under Awards Granted Any Participant.
(a)    Subject to the following provisions of this subsection 6.2 and the provisions of subsections 6.3 and 16.1 hereof, the following limits set forth in subparagraphs (1) and (2) of this subsection 6.2 (which generally involve the maximum number of Common Shares and other compensation on which awards granted to any Participant during a calendar year may be based) shall apply to the grant of awards under the Plan. No award may be granted under the Plan to the extent it would cause any of the following limits to be violated.

(1)    The maximum number of Common Shares on which all Share-Based Awards (considered in the aggregate) granted under the Plan to any Participant during each and any calendar year may be based, and the maximum number of Common Shares on which all Share-Based Awards of a specific form listed in section 5 hereof (considered separately from all other forms of Stock-Based Awards listed in section 5 hereof) granted under the Plan to any Participant during each and any calendar year may be based, shall be 2,000,000 Common Shares.
(2)    The maximum dollar value of all Nonshare-Based Awards granted under the Plan to any Participant during each and any calendar year shall be $5,000,000.
(b)    For purposes of applying the Share-Based Award limits set forth in paragraph (a)(1) of this subsection 6.2 and for all other purposes of the Plan, the maximum number of Common Shares on which any Share-Based Award granted to a Participant under the Plan or any portion thereof shall be deemed to be based shall be the maximum number of Common Shares that ultimately could, in the event any and all performance goals and other criteria or conditions applicable to the award are met, either be issued or paid under the award or have their fair market value (or the change in their fair market value over a period of time) used to determine the amounts payable under the award, regardless of (i) whether or not the actual payment under such award ends up being based on a lesser number of Common Shares or equal to a percentage above or below 100% of the fair market value (or the change in the fair market value over a period of time) of such maximum number of Common Shares, (ii) whether or not any payment made under such award or portion thereof is made in cash or property other than Common Shares, or (iii) whether or not the award or portion thereof is forfeited, expires, or in any other manner terminates without the payment of Common Shares or other compensation.
(c)    For purposes of applying the Nonshare-Based Award limits set forth in paragraph (b)(2) of this subsection 6.2 and for all other purposes of the Plan, the maximum dollar value of any Nonshare-Based Award granted to a Participant under the Plan or any portion thereof shall be deemed to be the maximum dollar amount of cash (and/or fair market value, determined at the time of payment, of Common Shares or other property) that ultimately could, in the event any and all performance goals and other criteria or conditions applicable to the award are met, be paid to the Participant under the award, regardless of (i) whether or not the actual payment under such award ends up being a lesser dollar amount of cash (and/or fair market value, determined at the time of payment, of Common Shares or other property) or (ii) whether or not the award or portion thereof is forfeited, expires, or in any other manner terminates without the payment of any compensation.
6.3    Effect of Assumption of Awards in Acquisition. If any corporation is acquired by the Company and the Company assumes certain stock-based awards previously granted by such acquired corporation or issues new awards in substitution for such previously-granted awards of the acquired corporation, then, except to the extent expressly provided by action of the Board, the awards so assumed or issued by the Company shall not be deemed to be granted under the Plan and any Common Shares that are the basis of such assumed or substituted awards shall not affect the number of Common Shares that can be issued or paid under the Plan or the number of Common Shares on which Share-Based Awards granted under the Plan can be based.
7.    Stock Option Awards. Any awards granted under the Plan in the form of stock options shall be subject to the following terms and conditions of this section 7.
7.1    Nature of Stock Option. A stock option means an option to purchase any number of Common Shares, up to a fixed maximum number of Common Shares, in the future at a fixed price (for purposes of this section 7, the “Exercise Price”) that applies to the Common Shares to which the purchase relates. Stock options granted under the Plan to any Participant may be ISOs, stock options that are not ISOs, or both ISOs and stock options that are not ISOs.
7.2    Terms and Conditions of Stock Option To Be Determined by Committee. Subject to the other provisions of this section 7 and the other sections of the Plan, the terms and conditions of any stock option granted under the Plan shall be determined by the Committee. The grant of a stock option shall be evidenced by a written agreement signed by the Committee or a representative thereof, which agreement shall contain the terms and conditions of the stock option (as set by the Committee). Any such written agreement shall indicate whether or not the applicable stock option is intended to be an ISO (or, if it does not so indicate, the stock option reflected by such written agreement shall be deemed to be a stock option that is not an ISO).
7.3    Exercise Price of Stock Option. Unless otherwise prescribed by the Committee to be higher, the Exercise Price with respect to any number of Common Shares that are subject to a stock option granted under the Plan shall be 100% (and may not in any event be less than 100%) of the fair market value of such number of Common Shares (disregarding lapse restrictions as defined in Regulation 1.83-3(i)) on the date the stock option is granted.

7.4    Expiration of Option. Unless otherwise prescribed by the Committee, any stock option granted under the Plan shall be exercisable in whole or in part after but not before the expiration of one year after the date on which it is granted. Further, a stock option granted under the Plan shall not in any event be exercisable after the expiration of ten years after the date on which it is granted (or after any earlier expiration date that is otherwise prescribed for the stock option by the Committee).
7.5    Procedures for Exercise of Option.
(a)    With respect to each exercise of a stock option granted under the Plan, written notice of the exercise must be given and the purchase price for the Common Shares being purchased upon the exercise and any taxes required to be withheld upon the exercise must be paid in full at the time of the exercise. The procedures for meeting such requirements shall be established under the provisions of section 17 hereof.
(b)    As soon as administratively practical after the receipt of the written notice and full payment applicable to the exercise of any stock option granted under the Plan in accordance with the procedures established under the provisions of section 17 hereof, CBI shall deliver to the applicable Participant (or such other person who is exercising the stock option) a certificate or certificates representing the acquired Common Shares.
7.6    Special Limit on Value of ISOs. If the aggregate fair market value of all Common Shares with respect to which stock options that are intended to be ISOs and that are exercisable for the first time by any Participant during any calendar year (under the Plan and all other plans of the Company) exceeds $100,000 (or, if such limit amount is amended under Section 422 of the Code, such amended limit amount), such stock options (to the extent of such excess) shall be treated as if they were not ISOs. The rule set forth in the immediately preceding sentence shall be applied by taking stock options into account in the order in which they were granted. Also, for purposes of the rules of this subsection 7.6, the fair market value of any Common Shares which are subject to a stock option shall be determined as of the date the option is granted.
7.7    Ineligibility of Certain Employees for ISOs. Notwithstanding any other provision of the Plan to the contrary, no person shall be eligible for or granted a stock option under the Plan that is intended to be an ISO if, at the time the stock option is otherwise to be granted, the person owns more than 10% of the total combined voting power of all classes of stock of the Company. For purposes hereof, a person shall be considered as owning the stock owned, directly or indirectly, by or for his or her brothers or sisters (whether by the whole or half blood), spouse, ancestors, and lineal descendants, and stock owned, directly or indirectly, by or for a corporation, partnership, estate, or trust shall be considered as being owned proportionately by or for its shareholders, partners, or beneficiaries.
8.    Stock Appreciation Right Awards. Any awards granted under the Plan in the form of stock appreciation rights (for purposes of this section 8, “SARs”) shall be subject to the following terms and conditions of this section 8.
8.1    Nature of SAR. A SAR means the right, upon any exercise of the SAR, to receive payment of a sum not to exceed the amount, if any, by which the fair market value (determined as of the date on which the SAR is exercised and disregarding lapse restrictions as defined in Regulation 1.83-3(i)) of a number of Common Shares, up to a fixed maximum number of Common Shares, exceeds a fixed price (for purposes of this section 8, the “Exercise Price”) of the Common Shares to which the exercise relates. A SAR may be granted free-standing, in relation to a new stock option being granted at the same time as the SAR is granted, or in relation to a stock option both which is not an ISO and which has been granted prior to the grant of the SAR.
8.2    Terms and Conditions of SAR To Be Determined by Committee. Subject to the other provisions of this section 8 and the other sections of the Plan, all of the terms and conditions of a SAR shall be determined by the Committee. A SAR granted under the Plan shall be evidenced by a written agreement signed by the Committee or a representative thereof, which agreement shall contain the terms and conditions of the SAR (as set by the Committee).
8.3    Exercise Price of SAR. Unless otherwise prescribed by the Committee to be higher, the Exercise Price with respect to any number of Common Shares that are subject to a SAR granted under the Plan shall be 100% (and may not in any event be less than 100%) of the fair market value of such number of Common Shares (disregarding lapse restrictions as defined in Regulation 1.83-3(i)) on the date the SAR is granted.
8.4    Expiration of SAR. Unless otherwise prescribed by the Committee, any SAR granted under the Plan shall be exercisable in whole or in part after but not before the expiration of one year after the date on which it is granted. Further, a SAR granted under the Plan shall not in any event be exercisable after the expiration of ten years after the date on which it is granted (or after any earlier expiration date that is otherwise prescribed for the SAR by the Committee).

8.5    Coordination of SAR and Option. Unless otherwise determined by the Committee, any stock option as to which a SAR is related shall no longer be exercisable to the extent the SAR has been exercised and the exercise of a stock option shall cancel any related SAR to the extent of such exercise.
8.6    Procedures for Exercise of SAR.
(a)    With respect to each exercise of a SAR granted under the Plan, written notice of the exercise must be given and any taxes required to be withheld upon the exercise must be paid in full at the time of the exercise. The procedures for meeting such requirements shall be established under the provisions of section 17 hereof.
(b)    As soon as administratively practical after the receipt of the written notice and full payment of taxes applicable to the exercise of any SAR granted under the Plan in accordance with the procedures established under the provisions of section 17 hereof, CBI shall pay the amount to which the applicable Participant (or such other person who is exercising the SAR) is entitled upon the exercise of the SAR in cash, Common Shares or other property, or a combination thereof, as the Committee shall determine and provide in the terms of the award. To the extent that payment is made in Common Shares or other property, the Common Shares or other property shall be valued at its fair market value on the date of exercise of the SAR.
9.    Restricted Stock Awards. Any awards granted under the Plan in the form of restricted stock shall be subject to the following terms and conditions of this section 9.
9.1    Nature of Restricted Stock.
(a) Effective January 29, 2014 and with respect to any awards granted under the Plan on or after January 29, 2014, restricted stock shall constitute Common Shares that will be subject to forfeiture and may not be disposed of by the Participant to whom the restricted stock is granted until certain restrictions established by the Committee lapse. Unless and except to the extent not required under subsection 19.1 hereof, such restrictions shall include but not necessarily be limited to restrictions that provide that the Participant must either be an employee of the Company for a specified continuous period of time of at least three years (or of at least one year if the restricted stock is subject to the meeting of certain performance goals) or terminate employment with the Company in special circumstances (such as the Participant’s retirement, disability, or death). In addition, the Committee may (but is not required to) provide in the terms of the applicable restricted stock award restrictions related to the meeting of certain performance goals in all or just certain cases (such as in all cases other than when the Participant’s employment with the Company ends because of his or her death or disability). Any restrictions that are imposed under a restricted stock award shall also similarly restrict the ability of the applicable Participant to dispose of other rights issued with respect to such restricted stock.
(b)    Any restricted stock award granted under the Plan may provide that the satisfaction of certain but not all (or a certain level but not the highest level) of any of the required employment period restrictions, performance goal restrictions, and/or other restrictions applicable to such restricted stock will permit the lapse of the applicable restrictions that restrict the right to dispose of such restricted stock as to a percentage (that is reasonably related to the percentage of all or the highest level of the applicable restrictions imposed under the entire restricted stock award that have been satisfied), but not the maximum number, of the Common Shares reflected by such restricted stock.
9.2    Terms and Conditions of Restricted Stock To Be Determined by Committee. Subject to the other provisions of this section 9 and the other sections of the Plan, all of the restrictions and other terms and conditions that apply to any restricted stock awarded under the Plan shall be determined by the Committee. The grant of any restricted stock under the Plan shall be evidenced by a written agreement signed by the Committee or a representative thereof, which agreement shall contain the restrictions and other terms and conditions of the restricted stock (as set by the Committee) and shall be referenced on the certificates representing the Common Shares that constitute such restricted stock.
9.3    Procedures for Payment of Taxes Upon Vesting of Restricted Stock. Any taxes required to be withheld upon the lapse of any restrictions applicable to any restricted stock granted under the Plan (and, if applicable, any minimum purchase price for the restricted stock that may be required by applicable law) must be paid in full at the time such restrictions lapse. The procedures for meeting such requirements shall be established under the provisions of section 17 hereof.
9.4    Right of Participant Under Restricted Stock. Any Participant who has been granted restricted stock under the Plan shall have, during the period in which restrictions on his or her ability to dispose of such stock apply, all of the rights of a shareholder of CBI with respect to the Common Shares awarded as restricted stock (other than the right to dispose of such shares), including the right to vote the shares and the right to receive any cash or stock dividends, unless the Committee shall otherwise provide in the terms of the applicable restricted stock award and except as may otherwise be provided in subsection 9.5 hereof.

9.5    Restrictions for Additional Common Shares Issued under Stock Split or Dividend. Any Common Shares issued with respect to restricted stock as a result of a stock split, stock dividend, or similar transaction shall be restricted to the same extent as the applicable restricted stock, unless otherwise provided by the Committee in the terms of the applicable restricted stock award.
9.6    Forfeiture of Restricted Stock. If any restrictions or conditions on a Participant’s ability to dispose of any restricted stock granted to him or her are not satisfied in accordance with the terms of such restricted stock, such restricted stock shall be forfeited (subject to such exceptions, if any, as are authorized by the Committee). For instance, if a Participant to whom restricted stock has been granted under the Plan terminates his or her employment with the Company during the period in which restrictions on his or her ability to dispose of such stock apply (and prior to the satisfaction of the requirements applicable to such restrictions), such restricted stock shall be forfeited (subject to such exceptions, if any, as are authorized by the Committee as to a termination of employment that reflects a retirement, disability, death, or other special circumstances).
10.    Performance Share and Unit Awards. Any awards granted under the Plan in the form of performance shares, share-based performance units, and/or nonshare-based performance units (collectively and for purposes of this section 10, “Performance Awards”) shall be subject to the following terms and conditions of this section 10.
10.1    Nature of Performance Award.
(a)    Effective January 29, 2014 and with respect to any awards granted under the Plan on or after January 29, 2014, any performance share that is granted to a Participant constitutes a right that the Participant will receive a number of Common Shares, up to a fixed maximum number of Common Shares, if and when certain conditions are met. Such conditions shall include but not necessarily be limited to: (i) unless and except to the extent not required under subsection 19.1 hereof, conditions that require that the Participant must either be an employee of the Company for a specified continuous period of time of at least one year or terminate employment with the Company in special circumstances (such as the Participant’s retirement, disability, or death); and (ii) conditions related to the meeting of certain performance goals (except that the Committee may provide in the terms of the applicable performance share award that the performance goal conditions otherwise imposed under the award are waived in whole or in part when the Participant’s employment with the Company ends because of his or her death or disability).
(b)    Effective January 29, 2014 and with respect to any awards granted under the Plan on or after January 29, 2014, any share-based performance unit that is granted to a Participant constitutes a right that the Participant will receive an amount that is equal to a percent, not more than 200%, of the fair market value of a number of Common Shares, up to a fixed maximum number of Common Shares, on the date such amount becomes payable under the terms of the unit (or is equal to a percent, not more than 200%, of the increase in the fair market value of a number of Common Shares, up to a fixed maximum number of Common Shares, from the date of the grant of the unit to the date such amount becomes payable under the terms of the unit) if and when certain conditions are met. Such conditions shall include but not necessarily be limited to: (i) unless and except to the extent not required under subsection 19.1 hereof, conditions that require that the Participant must either be an employee of the Company for a specified continuous period of time of at least one year or terminate employment with the Company in special circumstances (such as the Participant’s retirement, disability, or death); and (ii) conditions related to the meeting of certain performance goals (except that the Committee may provide in the terms of the applicable share-based performance unit award that the performance goal conditions otherwise imposed under the award are waived in whole or in part when the Participant’s employment with the Company ends because of his or her death or disability).
(c)    Effective January 29, 2014 and with respect to any awards granted under the Plan on or after January 29, 2014, any nonshare-based performance unit that is granted to a Participant constitutes a right that the Participant will receive an amount that is equal to a dollar value, not more than a maximum dollar value, if and when certain conditions are met. Such conditions shall include but not necessarily be limited to: (i) unless and except to the extent not required under subsection 19.1 hereof, conditions that require that the Participant must either be an employee of the Company for a specified continuous period of time of at least one year or terminate employment with the Company in special circumstances (such as the Participant’s retirement, disability, or death); and (ii) conditions related to the meeting of certain performance goals (except that the Committee may provide in the terms of the applicable nonshare-based performance unit award that the performance goal conditions otherwise imposed under the award are waived in whole or in part when the Participant’s employment with the Company ends because of his or her death or disability).

(d)    Effective January 29, 2014 and with respect to any awards granted under the Plan on or after January 29, 2014, any performance share, share-based performance unit, and/or nonshare-based performance unit award may provide that the satisfaction of certain but not all (or a certain level but not the highest level) of any of the required employment period conditions, performance goal conditions, and/or other conditions applicable to such award will permit the Participant to receive a percentage (that is reasonably related to the percentage of all or the highest level of the applicable conditions imposed under the entire award that have been satisfied), but not the maximum amount, of the Common Shares or the dollar-denominated amounts that would be payable under such award if all (or the highest level) of the conditions applicable to such award had been met.
10.2    Terms and Conditions of Performance Award To Be Determined by Committee. Subject to the other provisions of this section 10 and the other sections of the Plan, all of the restrictions and other terms and conditions that apply to any Performance Award issued under the Plan shall be determined by the Committee. The grant of any Performance Award under the Plan shall be evidenced by a written agreement signed by the Committee or a representative thereof, which agreement shall contain the restrictions and other terms and conditions of the Performance Award (as set by the Committee).
10.3    Procedures for Payment of Performance Award and of Applicable Taxes.
(a)    Any taxes required to be withheld upon a Participant becoming entitled to the payment of any Performance Award granted under the Plan (by reason of any of the award’s performance goals and/or other conditions being met) must be paid in full at the time such performance goals and/or other conditions are met. The procedures for meeting such requirements shall be established under the provisions of section 17 hereof.
(b)    As soon as administratively practical after the full payment of taxes applicable to the Performance Award granted under the Plan in accordance with the procedures established under the provisions of section 17 hereof, CBI shall pay the amount to which the applicable Participant (or such other person who is entitled to the benefits of the award) is entitled upon the meeting of such performance goals and/or other conditions and as the Committee shall provide in the terms of the award: (i) in a lump sum or in installments; (ii) to the extent a share-based performance unit or a nonshare-based performance unit is involved, in cash, Common Shares or other property, or a combination thereof; and (iii) to the extent a performance share is involved, in Common Shares. To the extent that payment is made in Common Shares or other property, the Common Shares or other property shall be valued at its fair market value on the date as of which the payment is made.
11.    Non-Restricted Stock Awards. Any awards granted under the Plan in the form of non-restricted stock shall be subject to the following terms and conditions of this section 11.
11.1    Nature of Non-Restricted Stock and Condition of Grant. Non-restricted stock shall constitute Common Shares that may, upon grant, be immediately disposed of by the Participant to whom the non-restricted stock is granted (without any special restrictions and conditions). However, notwithstanding any other provision of the Plan, non-restricted stock may be awarded under the Plan only if and to the extent permitted under subsection 19.1 hereof.
11.2    Terms and Conditions of Non-Restricted Stock To Be Determined by Committee. Subject to the other provisions of this section 11 and the other sections of the Plan, all of the terms and conditions that apply to any non-restricted stock awarded under the Plan shall be determined by the Committee. The grant of any non-restricted stock under the Plan shall be evidenced by a written agreement signed by the Committee or a representative thereof, which agreement shall contain the terms and conditions of the non-restricted stock award (as set by the Committee).
11.3    Procedures for Payment of Taxes Upon Grant of Non-Restricted Stock. Any taxes required to be withheld upon the grant of any non-restricted stock award under the Plan (and, if applicable, any minimum purchase price for the stock that may be required by applicable law) must be paid in full at the time of such grant. The procedures for meeting such requirements shall be established under the provisions of section 17 hereof.
12.    Fair Market Value of Common Shares. For purposes of the Plan, the fair market value of a Common Share on any date (for purposes of this section 12, the “subject date”) shall be deemed to be the closing price of a Common Share on the New York Stock Exchange on the subject date (or, if no trading in any stocks occurred at all on such exchange on the subject date, on the next subsequent date on which trading of stocks occurred on such exchange). Notwithstanding the foregoing, if Common Shares are not listed or traded at all on the New York Stock Exchange on the date as of which a Common Share’s fair market value for the subject date is to be determined under the terms of the immediately preceding sentence, then the fair market value of a Common Share on the subject date shall be determined by the Committee in good faith pursuant to methods and procedures established by the Committee.

13.    Performance Goals.
13.1    Criteria for Performance Goals. To the extent the meeting of performance goals set by the Committee may be a condition to the exercise of or payment under any award granted under the Plan, the Committee may base such performance goals on, and only on, one or more of the following criteria applicable to the Company:
(a)    free cash flow (defined as cash generated by operating activities, minus capital expenditures and other investing activities, dividend payments and proceeds from the issuance of equity securities, and proceeds from the sale of assets);
(b)    earnings before interest, taxes, depreciation, and amortization;
(c)    earnings per share;
(d)    operating income;
(e)    total shareholder returns;
(f)    profit targets;
(g)    revenue targets;
(h)    profitability targets as measured by return ratios;
(i)    net income;
(j)    return on sales;
(k)    return on assets;
(l)    return on equity; and
(m)    corporate performance indicators (indices based on the level of certain services provided to customers).
13.2    Method By Which Performance Criteria Can Be Measured.
(a)    Any performance criteria described in subsection 13.1 hereof that is used to determine the performance goals applicable to an award granted under the Plan shall be measured or determined on the basis of a period of such duration (for purposes of this subsection 13.2, a “performance period”), which period may be of any length, but not less than one year or in excess of ten years, as is set by the Committee either prior to the start of such period or within its first 90 days (provided that the performance criteria is not in any event set after 25% or more of the applicable performance period has elapsed) and shall be criteria that will be able to be objectively determined by the Committee.
(b)    Further, the Committee may provide in the terms of an award granted under the Plan that any factor used to help determine any performance criteria identified in subsection 13.1 hereof shall be taken into account only to the extent it exceeds or, conversely, is less than a certain amount. The Committee may also provide in the terms of an award granted under the Plan that, in determining whether any performance criteria identified in subsection 13.1 hereof has been attained, certain special or technical factors shall be ignored or, conversely, taken into account, in whole or in part, including but not limited to any one or more of the following factors:
(1)    a gain, loss, income, or expense resulting from changes in generally accepted accounting principles that becomes effective during the applicable performance period or any previous period;
(2)    a gain, loss, income, or expense that is extraordinary in nature;
(3)    an impact of other specified nonrecurring events;
(4)    a gain or loss resulting from, and the direct expense incurred in connection with, the disposition of a business, in whole or in part, the sale of investments or non-core assets, or discontinued operations, categories, or segments of businesses;

(5)    a gain or loss from claims and/or litigation and insurance recoveries relating to claims or litigation;
(6)    an impact of impairment of tangible or intangible assets;
(7)    an impact of restructuring activities, including, without limitation, reductions in force;
(8)    an impact of investments or acquisitions made during the applicable performance period or any prior period;
(9)    a loss from political and legal changes that impact operations, as a consequence of war, insurrection, riot, terrorism, confiscation, expropriation, nationalization, deprivation, seizure, business interruption, or regulatory requirements;
(10)    retained and uninsured losses from natural catastrophes;
(11)    currency fluctuations;
(12)    an expense relating to the issuance of stock options and/or other stock-based compensation;
(13)    an expense relating to the early retirement of debt; and/or
(14)    an impact of the conversion of convertible debt securities.
Each of the adjustments described in this paragraph (b) shall be determined in accordance with generally accepted accounting principles and standards, unless another objective method of measurement is designated by the Committee.
(c)    In addition, any performance criteria identified in subsection 13.1 hereof, and any adjustment in the factors identified in paragraph (b) of this subsection 13.2 that are used to determine any such performance criteria, (i) may be measured or determined for CBI, for any organization other than CBI that is part of the Company, for the entire Company in the aggregate, or for any group of corporations or organizations that are included in the Company and (ii) may be measured and determined in an absolute sense and/or in comparison to the analogous performance criteria of other publicly-traded companies (that are selected for such comparison purposes by the Committee).
13.3    Verification That Performance Goals and Other Conditions Are Met. To the extent any payment under, or any exercise of, an award granted under the Plan requires the meeting of any performance goals and/or any other conditions that have been set by the Committee, the Committee shall verify that such performance goals and/or such other conditions have been met before such payment or exercise is permitted.
14.    Nonassignability of Awards. Except as may be required by applicable law, no award granted under the Plan to a Participant may be assigned, transferred, pledged, or otherwise encumbered by the Participant otherwise than by will, by designation of a beneficiary to take effect after the Participant’s death, or by the laws of descent and distribution. Each award shall be exercisable during the Participant’s lifetime only by the Participant (or, if permissible under applicable law, by the Participant’s guardian or legal representative).
15.     Provisions Upon Change in Control. Notwithstanding the terms of an applicable award or any other provision of the Plan (but in no way limiting section 16 hereof), this section 15 shall govern the effect of a Change in Control on awards that are granted under the Plan on or after January 29, 2014.

15.1.        Disposition of Awards following Change in Control.
(a) In the event of a Change in Control, the Company (or, if the Company is not the surviving company or the acquiring company in the Change in Control, the other applicable surviving company or acquiring company) may continue, assume, or provide substitution for outstanding awards granted under the Plan in a manner that provides to Participants rights and economic value substantially proportionate to the rights and economic value of such awards immediately before the Change in Control; provided, however, that no assumption or substitution shall be made to any award unless, after such assumption or substitution, the assumed or substituted award continues to be exempt from or in compliance with the requirements of Section 409A of the Code.

(b) In the event of a Change in Control, if and to the extent that awards granted under the Plan are not continued, assumed, or substituted for under paragraph (a) of this subsection 15.1, then (i) outstanding stock options and stock appreciation rights granted under the Plan to a Participant shall immediately become exercisable in full upon the date of the Change in Control, (ii) the restrictions still then in force and applicable to any Common Shares awarded as restricted stock under the Plan to a Participant shall immediately lapse upon the date of the Change in Control, and (iii) any outstanding performance share, share-based performance unit, and nonshare-based performance unit (collectively and for purposes of this section 15, a “Performance Award”) granted under the Plan to a Participant shall be paid as of the date of the Change in Control at the payment amount that was attainable (and not previously paid) under such award if all performance goals and other criteria or conditions applicable to the award were satisfied at 100% (but not more than 100%) of the “target” performance goal.
15.2    Cashout of Awards.
(a) In addition, notwithstanding the provisions of subsection 15.1, in the event of a Change in Control the Committee shall have discretion to cause a cash payment to be made to a person who then holds a stock option or stock appreciation right granted under the Plan, in lieu of the right to exercise such stock option or stock appreciation right or any portion thereof, and thereby to cause such stock option or stock appreciation right to be canceled and terminated. In the event the Committee exercises its discretion to cause such cash payment to be made, the amount of such cash payment shall be equal to the amount (if any) by which (i) the aggregate fair market value (on the date of the Change in Control) of the Common Shares that are subject to such stock option or stock appreciation right exceeds (ii) the aggregate Exercise Price (for purposes of this paragraph (a), as defined in section 7 with respect to stock options and section 8 with respect to stock appreciation rights) of such Common Shares under such stock option or stock appreciation right. In such a case, if the aggregate fair market value (on the date of the Change in Control) of the Common Shares that are subject to a stock option or stock appreciation right is less than the aggregate Exercise Price of the Common Shares that are subject to such stock option or stock appreciation right, the person holding such stock option or stock appreciation right shall be deemed to have been paid in full in lieu of the right to exercise such stock option or stock appreciation right and such stock option or stock appreciation right shall be canceled and terminated.
(b) Further, in the event of a Change in Control and with respect to any Performance Award that, as of the date of such Change in Control, would otherwise be payable in Common Shares, the Committee shall have discretion to cause the payment of such Performance Award to be made in cash instead of Common Shares. In the event the Committee exercises its discretion to cause such cash payment to be made, the amount of such cash payment shall be equal to the aggregate fair market value, on the date of the Change in Control, of the Common Shares that would otherwise then be payable under such Performance Award.
15.3     Effect of Involuntary Termination of Employment within Twenty-Four Months following Change in Control. If, in connection with a Change in Control and in accordance with paragraph (a) of subsection 15.1, (i) awards granted under the Plan are continued or assumed or awards are made in substitution for awards granted under the Plan (for purposes of this subsection 15.3, all such continued, assumed, or substituted awards are referred to as “Plan awards”) and (ii) a Participant experiences an Involuntary Termination of Employment within 24 months following such Change in Control, then, with respect to Plan awards granted to such Participant that are outstanding as of the date of such Participant’s termination of employment: (x) such Plan awards that are stock options or stock appreciation rights shall become fully exercisable upon the date of the Participant’s termination of employment, (y) the restrictions still then in force and applicable to Common Shares awarded as such Plan awards that are restricted stock shall immediately lapse upon the date of the Participant’s termination of employment, and (z) such Plan awards that are Performance Awards shall be paid as of the date of the Participant’s termination of employment at the payment amount that was attainable (and not previously paid) under such award if all performance goals and other criteria or conditions applicable to the award were satisfied at 100% (but not more than 100%) of the award’s “target” performance goal. For purposes of this subsection 15.3, a Participant shall be considered to have experienced an “Involuntary Termination of Employment” if and as of the date that (i) the Company terminates the Participant’s employment (when the Participant is willing and able to continue his or her employment with the Company) for any reason other than the Participant’s death, disability, explicit or implicit request, fraud, misappropriation, embezzlement, or misconduct constituting serious criminal activity on the part of the Participant or (ii) the Participant terminates his or her employment with the Company because, without the Participant’s consent, there is (x) a material reduction by the Company in the Participant’s authority, reporting relationship, or responsibilities, (y) there is a material reduction by the Company in the Participant’s compensation, or (z) there is a material change in the Participant’s work location.

15.4    Terms Related to Change in Control. Notwithstanding any other provision of the Plan, the terms of any award granted under the Plan shall not provide for the waiver of any employment condition, performance goal, or any otherwise applicable limitation, condition, or restriction (together for purposes of this subsection 15.4 an “award restriction”) due in whole or in part to a Change in Control, except to the extent provided under section 15 hereof. In this regard, the Committee may prescribe in terms of an applicable award the specific manner in which the provisions of this section 15 apply to the applicable award, for instance by providing administrative rules related to payment in the event that the provisions of this section 15 are put into effect, but the Committee shall not prescribe in the terms of an applicable award any additional or alternative circumstances under which any award restriction is waived due in whole or in part to the occurrence of a Change in Control.
16.    Adjustments.
16.1    Adjustments for Stock Dividends, Stock Splits, and Other Corporate Transactions.
(a)    In the event of any change affecting the Common Shares by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares, or other corporate change, or any distributions to common shareholders other than cash dividends, then, subject to the provisions of paragraph (b) of this subsection 16.1, the Committee shall make such substitution or adjustment in the aggregate number or class of shares which may be distributed under the Plan and in the number, class, and exercise price or other price of shares on which the outstanding awards granted under the Plan are based as it determines to be necessary or appropriate in order to prevent the enlargement or dilution of rights under the Plan or under awards granted under the Plan.
(b)    The Committee shall not take any action under the provisions of paragraph (a) of this subsection 16.1 with respect to any specific award granted under the Plan to the extent it determines that such action would otherwise cause such award to become subject to the requirements of Code Section 409A when such award would not be subject to such requirements in the absence of such adjustment.
16.2    Adjustments To Correct Errors or Omissions. The Committee shall be authorized to correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any award granted under the Plan in the manner and to the extent it shall determine is needed to reflect the intended provisions of the Plan or that award or to meet any law that is applicable to the Plan (or the provisions of any law which must be met in order for the normal tax consequences of the award to apply).
17.    Procedures For Satisfying Payment and Withholding Requirements.
17.1    Committee May Develop Payment/Withholding Procedures. The Committee may, in its discretion, establish procedures governing the exercise of, lapse of restrictions under, and/or payment of any award granted under the Plan and to compel under such procedures that, to the extent applicable under such award, any purchase price for Common Shares being obtained under such award and/or taxes required to be withheld by the terms of such award or under applicable law (with any such purchase price and/or tax withholding requirements being referred to in this section 17 as the “payment/withholding requirements”) be paid in full. The Committee may provide for different rules as to the satisfying of the payment/withholding requirements with respect to each type of award granted under the Plan and even among awards of the same type that are granted under the Plan. The Committee’s procedures applicable to the satisfaction of any payment/withholding requirements that apply to an award granted under the Plan may, in the discretion of the Committee, include commonly accepted electronic or telephonic notices given via the internet or an interactive voice response system to a third party broker which is designated by the Committee to facilitate and/or administer the exercise or payment of any awards granted under the Plan.
17.2    Default Payment/Withholding Procedures. Unless the Committee otherwise prescribes in the written agreement by which an award is granted under the Plan, any Participant to whom an award under the Plan is granted (or, if applicable, such other person who is exercising or receiving a payment under the award) may, in his or her sole discretion, satisfy the payment/withholding requirements that apply to such award by using any one or more of the following methods or any combination of the following methods:
(a)    by making a payment to the Company of an amount in cash (which, for purposes of the Plan, shall be deemed to include payment in U.S. currency or by certified check, bank draft, cashier’s check, or money order) equal to the amount of such payment/withholding requirements;
(b)    by making a payment to the Company in Common Shares which are previously owned by the Participant (or such other person) and have a fair market value on the date of payment equal to the amount of such payment/withholding requirements;

(c)    by having CBI retain Common Shares which are otherwise being purchased or paid under the award and have a fair market value on the date of payment equal to the amount of such payment/withholding requirements;
(d)    by having CBI retain an amount of cash that is payable under the award and equal to the amount of such payment/withholding requirements; and/or
(e)    by having the Company retain an amount of cash that is payable under any other compensation applicable to the Participant (or such other person) and equal to the amount of such payment/withholding requirements.
17.3    Limitation on Common Shares Used to Meet Payment/Withholding Requirements. Notwithstanding any other provisions of subsections 17.1 and 17.2 hereof, Common Shares may not be used in payment by the Participant for satisfying any payment/withholding requirements that apply to an award granted under the Plan either (i) if the Common Shares being used in payment are being purchased upon exercise of the applicable award and the award is an ISO or (ii) if the Common Shares being used in payment both were previously acquired by the Participant through the exercise of a prior ISO and have been held by the Participant for less than two years from the date of grant of the prior ISO or less than one year from the date of the prior transfer of such Common Shares to him or her.
17.4    Right of Company To Retain Amount To Meet Payment/Withholding Requirements If Requirements Are Not Otherwise Met. If any Participant (or other person) who is responsible for satisfying any payment/withholding requirements that apply to an award granted under the Plan otherwise fails to satisfy such payment/withholding requirements under the procedures or other rules set forth in the foregoing provisions of this section 17, the Company shall have the right to retain from such award or the payment thereof (or from any other amount that is payable as compensation to the Participant or such other person), as appropriate, a sufficient number of Common Shares or cash otherwise applicable to the award (or otherwise applicable to such other compensation amount) in order to satisfy such payment/withholding requirements.
18.    Amendment or Termination of Plan.
18.1    Right of Board To Amend or Terminate Plan. Subject to the provisions of subsection 1.3(b) hereof but notwithstanding any other provision hereof to the contrary, the Board may amend or terminate the Plan or any portion or provision thereof at any time, provided that no such action shall materially impair the rights of a Participant with respect to a previously granted Plan award without the Participant’s consent. Notwithstanding the foregoing, the Board may not in any event, without the approval of CBI’s shareholders, adopt an amendment to the Plan which shall: (i) increase the total number of Common Shares which may be issued during the existence of the Plan; (ii) increase the total number of Common Shares which may be subject to or issued under ISOs granted during the existence of the Plan; (iii) change the class of persons eligible to become Participants under the Plan; or (iv) make any other change in the Plan that is required by applicable law to be approved by CBI’s shareholders in order to be effective.
18.2    Rules When Shareholder Approval for Amendment Is Required. If approval of CBI’s shareholders is required to a Plan amendment pursuant to the provisions of subsection 18.1 hereof, then such approval must comply with all applicable provisions of CBI’s corporate charter, bylaws and regulations, and any applicable state law prescribing a method and degree of shareholder approval required for issuance of Common Shares. If the applicable state law fails to prescribe a method and degree in such cases, then such approval must be made by a method and degree that would be treated as adequate under applicable state law in the case of an action requiring shareholder approval of an amendment to the Plan.
19.    Miscellaneous.
19.1    Exception to Service Vesting Requirements Under Certain Awards. Notwithstanding any other provision of subsections 9.1(a), 10.1(a), (b), and (c), and 11.1 hereof but subject to all other limits and provisions of the Plan, up to but not in excess of 400,000 Common Shares (in the aggregate) may be issued or paid (i) under awards of restricted stock, performance shares, share-based performance units, and/or nonshare-based performance units that do not impose the restrictions or conditions set forth in subsections 9.1(a) and 10.1(a), (b), and (c) that otherwise would require (for the applicable Participant to receive, or retain without forfeiting, the compensation reflected by the award) that the Participant must either be an employee of the Company for a specified continuous period of time or terminate employment with the Company in special circumstances and (ii) under awards of non-restricted stock.

19.2    Section 83(b) Election. A Participant may, with respect to any award granted to him or her under the Plan with respect to which an election could be made under Section 83(b) of the Code (generally to include in his or her gross income for Federal income tax purposes in the year the award is transferred to him or her the amounts specified in such Code section), make such election provided that (i) the terms and conditions of such award fail to prohibit the Participant making such election and (ii) the Participant provides written notice to the Committee of such election, and satisfies any tax withholding requirements that are then applicable to the award because of his or her election under Code Section 83(b), within ten days after he or she has filed a written notice of such election with the Internal Revenue Service (as well as meeting all other notice and additional requirements for such election that are required by Section 83(b) of the Code).
19.3    Deferrals of Award Payments. The Committee may, in its discretion and if performed in accordance with the terms and conditions of an award granted under the Plan or under any plan maintained by CBI, permit Participants to elect to defer the payment otherwise required under all or part of any award granted under the Plan. Such deferral shall not be permitted by the Committee unless such deferral meets all of the conditions of Section 409A of the Code.
19.4    Prohibition on Reduction of Exercise Price. Subject to the provisions of subsection 16.1 hereof but notwithstanding any other provision of the Plan, in no event shall the exercise or other similar price applicable to an award granted under the Plan, including a stock option or a stock appreciation right granted under the Plan, be reduced, directly or indirectly, by an amendment to the award, by the cancellation of the award and the granting of a new award, or by any other means unless such reduction is approved by CBI’s shareholders (with such approval meeting the same conditions as are described in subsection 18.2 hereof as to the approval of a Plan amendment).
19.5    No Right To Employment. Nothing contained in the Plan or any award granted under the Plan shall confer on any Participant any right to be continued in the employment of the Company or interfere in any way with the right of the Company to terminate the Participant’s employment at any time and in the same manner as though the Plan and any awards granted under the Plan were not in effect.
19.6    No Advance Funding of Plan Benefits. All payments required to be made under awards granted under the Plan shall be made by the Company out of its general assets. In this regard, the Plan shall not be funded and the Company shall not be required to segregate any assets to reflect any awards granted under the Plan. Any liability of the Company to any person with respect to any award granted under the Plan shall be based solely upon the contractual obligations that apply to such award, and no such liability shall be deemed to be secured by any pledge of or other lien or encumbrance on any property of the Company.
19.7    Plan Benefits Generally Not Part of Compensation for Other Company Benefit Plans. Any payments or other benefits provided to a Participant with respect to an award granted under the Plan shall not be deemed a part of the Participant’s compensation for purposes of any termination or severance pay plan, or any other pension, profit sharing, or other benefit plan, of the Company unless such plan expressly or clearly indicates that the payments or other benefits provided under an award granted under the Plan shall be considered part of the Participant’s compensation for purposes of such plan or unless applicable law otherwise requires.
19.8    No Issuance of Common Shares Unless Securities Laws Permit Issuance. Notwithstanding any other provision of the Plan to the contrary, in no event shall CBI be obligated to issue or deliver any Common Shares under the Plan in connection with an award granted under the Plan unless and until CBI determines that such issuance or delivery will not constitute a violation of the provisions of any applicable law (or regulation issued under such law) or the rules of any securities exchange on which Common Shares are listed and will not be subject to restrictions not generally applicable to Common Shares. In addition, with respect to any Participant who is subject to the requirements of Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable requirements of Rule 16b-3. To the extent any provision of the Plan or an award granted under the Plan or action by the Committee fails to so comply, it shall be deemed to be null and void to the extent permitted by law or deemed advisable by the Committee.
19.9    Awards To Employees of CBI Affiliate May Be Made In Shares of Subsidiary. Notwithstanding any other provision of the Plan, any award granted under the Plan to an Employee who is, at the time of the grant of the award, an employee of a corporation (other than CBI) that is part of a controlled group of corporations (within the meaning of Section 1563(a) of the Code, but determined without regard to Code Section 1563(a)(4) and (e)(3)(C)) that includes CBI may be based on common shares of such other corporation. In such case, all of the provisions of the Plan, including the Common Share limits set forth in section 6 hereof, shall apply to such award in the same manner as if such other corporation’s common shares were Common Shares.
19.10    Applicable Law. Except to the extent preempted by any applicable Federal law, the Plan shall be subject to and construed in accordance with the laws of the State of Ohio.

19.11    Counterparts and Headings. The Plan may be executed in any number of counterparts, each of which shall be deemed an original. The counterparts shall constitute one and the same instrument, which shall be sufficiently evidenced by any one thereof. Headings used throughout the Plan are for convenience only and shall not be given legal significance.
19.12    Certain Adjustments of Awards Not Permitted. Effective as of January 29, 2014 (and as to both any awards granted under the Plan prior to such date to the extent such awards are still outstanding as of such date and any awards granted under the Plan on or after such date), except to the extent provided in section 15 or section 16 hereof, without shareholder approval (i) the terms of awards granted under the Plan may not be amended to reduce the exercise price that applies to stock options or stock appreciation rights and (ii) no stock option or stock appreciation right may be cancelled in exchange for a cash payment, other awards, or stock options or stock appreciation rights with an exercise price that is less than the exercise price of the original stock option or stock appreciation right, as applicable.

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CINCINNATI BELL INC. ATTN: CHRISTOPHER J. WILSON 221 EAST 4TH STREET CINCINNATI, OH 45202-2301
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M84523-P60786-Z64914	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CINCINNATI BELL INC.
The Board of Directors recommends you vote FOR Proposals 1, 2, 3 and 4:
Election of Directors
Nominees:
To be elected for terms expiring in 2016.	For	Against	Abstain
1a. Phillip R. Cox	☐	☐	☐			For	Against	Abstain
1b. John W. Eck	☐	☐	☐	2. Advisory approval of the Company's executive compensation.		☐	☐	☐
1c. Jakki L. Haussler	☐	☐	☐
1d. Craig F. Maier	☐	☐	☐	3. Approve an amendment to the Cincinnati Bell Inc. 2007 Long Term Incentive Plan.		☐	☐	☐
1e. Russel P. Mayer	☐	☐	☐
1f. Lynn A. Wentworth	☐	☐	☐	4. Ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for fiscal 2015.		☐	☐	☐
1g. John M. Zrno	☐	☐	☐
1h. Theodore H. Torbeck	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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CINCINNATI BELL INC.
SOLICITATION OF PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 30, 2015

The undersigned hereby appoints Phillip R. Cox, Lynn A. Wentworth and John M. Zrno, each or any of them, as proxies, with full power of substitution, to represent and to vote all common shares and 6 3/4% Cumulative Convertible Preferred Shares of Cincinnati Bell Inc. held of record by the undersigned at the close of business on March 2, 2015, at the Annual Meeting and at any adjournment or postponement thereof, notice of which Annual Meeting together with the related Proxy Statement has been received. The proxies are directed to vote the shares as indicated on the reverse side.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF EACH OF THE INDIVIDUAL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3 AND FOR PROPOSAL 4, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued and to be marked, dated and signed, on the other side)